UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Proxy Materials

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

March [    ], 2010

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Harley-Davidson, Inc., I cordially invite you to attend the 2010 Annual Meeting of Shareholders to be held at 10:30 a.m., Central Daylight Time, on Saturday, April 24, 2010, at the Harley-Davidson Museum, 400 W. Canal Street, Milwaukee, Wisconsin. If the shareholders approve the amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation at the Annual Meeting to eliminate our classified board structure, we will close the polls and adjourn the Annual Meeting prior to the vote for directors and reconvene the Annual Meeting at 11:00 a.m., Central Daylight Time, on Monday, April 26, 2010, at the Harley-Davidson Museum.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the Annual Meeting. During the Annual Meeting, there will also be brief reports on our operations. Once the shareholders conclude the business of the Annual Meeting, we will give shareholders an opportunity to ask questions.

We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that you vote your shares.

We are pleased to once again offer multiple options for voting your shares. As described in the section called, “Questions and Answers About the Meeting—How Do I Vote?” of the Notice of Annual Meeting of Shareholders and Proxy Statement, you may vote your shares by telephone, the Internet, mail or written ballot at the Annual Meeting.

If you own shares through a broker, bank or other nominee, please vote your shares by providing your broker, bank or nominee with your voting instructions.

Thank you for your continued support of Harley-Davidson, Inc.

Sincerely yours,

Keith E. Wandell President and Chief Executive Officer

Preliminary Proxy Materials

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 24, 2010

The 2010 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held at the Harley-Davidson Museum, 400 W. Canal Street, Milwaukee, Wisconsin, on Saturday, April 24, 2010 at 10:30 a.m., Central Daylight Time, for the following purposes:

1. To approve amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to eliminate the classified board structure and to approve an adjournment of the Annual Meeting to implement the amendments;

2. To approve the adoption of the Harley-Davidson, Inc. Employee Incentive Plan;

3. To approve the adoption of the Amended and Restated Harley-Davidson, Inc. Director Stock Plan;

4. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2010;

5. To vote on a shareholder proposal, if properly presented before the 2010 Annual Meeting;

6. To elect four directors to the Board of Directors; and

7. To take action upon any other business as may properly come before the 2010 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1, 2, 3, 4 and 6. The Board of Directors has considered the shareholder proposal, which is item 5, and recommends a vote AGAINST it. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2010 Annual Meeting.

The Board of Directors fixed the close of business on March 5, 2010 as the record date for determining shareholders entitled to notice of and to vote at the 2010 Annual Meeting and any adjournments or postponements of that meeting.

By Order of the Board of Directors, Harley-Davidson, Inc.

Gail A. Lione Secretary

Milwaukee, Wisconsin

March [    ], 2010

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares by using a toll-free telephone number or the Internet. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card.

If you own shares in street name, we encourage you to provide voting instructions to your bank, broker or other nominee. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions along with this Proxy Statement. Street name holders who wish to vote at the meeting cannot vote in person at the 2010 Annual Meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 24, 2010

Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2009 Annual Report on Form 10-K are available at http://www.proxyvote.com.

PROXY STATEMENT

Questions and Answers about the Meeting	6

Questions and Answers about the Company	10

Proposal 1: Approval of Amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to eliminate the classified board structure and to approve an adjournment of the Annual Meeting to implement the amendments	17

Proposal 2: Approval of Harley-Davidson, Inc. Employee Incentive Plan	19

Proposal 3: Approval of Amended and Restated Harley-Davidson, Inc. Director Stock Plan	22

Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm	25

Proposal 5: Shareholder Proposal Relating to Simple Majority Vote	27

Proposal 6: Election of Directors	30

Other Matters to Come Before the Annual Meeting	37

Corporate Governance Principles and Board Matters	38

Certain Transactions	47

Common Stock Ownership Of Certain Beneficial Owners and Management	49

Section 16(a) Beneficial Ownership Reporting Compliance	52

Executive Compensation	53

Compensation Discussion and Analysis	53

Summary Compensation Table	67

Grants of Plan Based Awards for 2009	70

Outstanding Equity Awards at December 31, 2009	72

Option Exercises and Stock Vested	73

Pension Benefits	74

Nonqualified Deferred Compensation	75

Payments Made Upon Termination	77

Director Compensation	82

Preliminary Proxy Materials

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

March [    ], 2010

PROXY STATEMENT

The Board of Directors of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2010 Annual Meeting of Shareholders to be held on April 24, 2010 and at any adjournment or postponement of that meeting (the “Annual Meeting”). We first sent this Proxy Statement and the accompanying proxy to shareholders on or about March 19, 2010.

As used in this Proxy Statement, “we,” the “company” or “Harley-Davidson” refers to Harley-Davidson, Inc. “Motor Company” refers to our subsidiaries, Harley-Davidson Motor Company Operations, Inc., Harley-Davidson Motor Company Group, LLC and Harley-Davidson Motor Company, Inc. They do business as “Harley-Davidson Motor Company.” In addition, “HDFS” refers to Harley-Davidson Financial Services, Inc. and its subsidiaries; “Buell” refers to Buell Motorcycle Company, LLC and Buell Distribution Company, LLC; and “MV” refers to MV Agusta Motor S.P.A.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:	At the Annual Meeting, shareholders will: (1) approve an amendment to the Harley-Davidson, Inc. Restated Articles of Incorporation to declassify the Harley Davidson Board and approve an adjournment of the Annual Meeting to implement the amendments, (2) approve the Harley-Davidson, Inc. Employee Incentive Plan, (3) approve the Amended and Restated Director Stock Plan, (4) ratify the selection of our independent registered public accounting firm, (5) vote on a shareholder proposal and (6) elect four directors. The Notice of Annual Meeting of Shareholders and Proxy Statement describe these matters in more detail. In addition, members of management will report on our 2009 performance and, once the shareholders conclude the business of the Annual Meeting, respond to shareholders’ questions as time permits.

Q:	What Will Happen if Shareholders Approve the Amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to Eliminate the Classified Board Structure?

A:	If the shareholders approve the amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to eliminate the classified board structure, we will close the polls and adjourn the Annual Meeting following the vote on Proposal 5, the shareholder proposal. We will need to adjourn until Monday, April 26, 2010, the first business day after the date of the Annual Meeting, because the amendments will not become legally effective until the company files articles of amendment with the Department of Financial Institutions of the State of Wisconsin whose offices are closed on the weekend. On that Monday, we will file articles of amendment to the company’s Restated Articles of Incorporation with the Department of Financial Institutions. Following the filing of the amendments, we intend to reconvene the Annual Meeting for the shareholders to vote on Proposal 6, the election of directors. It will not be necessary for Shareholders to appear at the reconvened meeting in person to vote their shares, and it will not be necessary for Shareholders to submit a separate proxy, so long as they have submitted a valid proxy or written ballot at the Annual Meeting. If the Shareholders do not approve the amendments, then the Annual Meeting will continue without an adjournment.

Q:	Who Is Entitled to Vote?

A:	Only holders of the [ ] shares of our common stock outstanding as of the close of business on March 5, 2010 can vote at the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on that date.

Q:	Who Can Attend the Annual Meeting?

A:	All shareholders, or individuals that shareholders have duly appointed as their proxies, may attend the Annual Meeting. Appointing a proxy in response to this request will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 5, 2010 to enter the Annual Meeting.

Q:	What Constitutes a Quorum?

A:	A majority of the [ ] shares of our stock outstanding on March 5, 2010 must be present, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will count toward satisfying the quorum requirement. Broker nonvotes will not count as votes for or against any proposal. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

Q:	What Is the Effect of Not Voting?

A:	The consequences of not voting will depend on how you own your shares. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may vote your shares at the meeting. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as Proposal 4, the ratification of the selection of our independent registered public accounting firm, but may not vote your shares in its discretion on Proposal 1, approval of amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to eliminate the classified board structure and approval of an adjournment of the Annual Meeting to implement the amendments, Proposal 2, approval of the Harley-Davidson, Inc. Employee Incentive Plan, Proposal 3, approval of the Amended and Restated Harley-Davidson, Inc. Director Stock Plan, the shareholder proposal or Proposal 6, the election of directors. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

Q:	How Do I Vote?

A:	If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on March 5, 2010, you can appoint a proxy by telephone by calling toll-free within the United States or Canada ((800) 690-6903), by using the Internet at http://www.proxyvote.com or by mailing your signed proxy card in the envelope we have included with this Proxy Statement. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will include instructions with your Proxy Statement. The telephone and Internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we have properly recorded your instructions. If you vote by using the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	Can I Change My Vote After I Submit My Proxy?

A:	Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by providing written notice to our Secretary and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy.

Unless you properly revoke your proxy, the persons you have appointed will vote your shares at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board of Directors.

Q:	Is My Vote Confidential?

A:	We will handle all proxy instructions, ballots and voting tabulations that identify individual shareholders carefully to protect your voting privacy. No one will disclose your vote either within Harley-Davidson or to third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, and (iii) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on five company proposals:

Proposal 1: Approval of Amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to eliminate our Classified Board and Approve an Adjournment of the Annual Meeting to Implement the Amendments

We are seeking shareholder approval of amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to eliminate the classified board structure and provide for the annual election of directors, which the Board of Directors adopted on December 10, 2009 subject to shareholder approval, and approval of an adjournment of the Annual Meeting to implement the amendments. If shareholders do not approve these amendments, the Board structure will remain classified and each director will continue to be elected to a term of three years.

Proposal 2: Approval of Harley-Davidson, Inc. Employee Incentive Plan

We are seeking shareholder approval of the Harley-Davidson, Inc. Employee Incentive Plan, which the Board of Directors adopted on February 11, 2010 subject to shareholder approval.

Proposal 3: Approval of Amended and Restated Harley-Davidson, Inc. Director Stock Plan

We are seeking shareholder approval of the Amended and Restated Harley-Davidson, Inc. Director Stock Plan, which the Board of Directors adopted on February 11, 2010 subject to shareholder approval.

Proposal 4: Ratification of Selection of an Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2010.

Proposal 5: Shareholder Proposal

Proposal 6: Election of Class I Directors

Election of four directors, with the following as the Board of Directors’ nominees:

a.	Barry K. Allen;

b.	Richard I. Beattie;

c.	Judson C. Green; and

d.	N. Thomas Linebarger.

Q:	What Are the Board of Directors’ Recommendations?

A:	The Board of Directors recommends a vote:

•

FOR approval of Amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to eliminate the classified board structure and provide for the annual election of directors (see Proposal 1);

•	FOR approval of the Harley-Davidson, Inc. Employee Incentive Plan (see Proposal 2);

•	FOR approval of the Amended and Restated Harley-Davidson, Inc. Director Stock Plan (see Proposal 3);

•	FOR ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (see Proposal 4);

•	AGAINST the shareholder proposal (see Proposal 5) ; and

•	FOR election of the four nominees of the Board of Directors (see Proposal 6).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote to approve the recommendations of the Board of Directors.

Q:	What Vote Is Required to Approve Each Proposal?

A:	Our Bylaws have a majority vote standard for the election of directors. The director nominees receiving the greatest number of votes will be elected. However, a nominee who receives more “withheld” votes than “for” votes must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board of Directors whether to accept the tendered resignation or reject it, and the Board will then act on that recommendation.

If a quorum is present at the Annual Meeting, the following matters require an affirmative vote of a majority of the shares voting on the proposal: (1) approval of amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to eliminate the classified board structure and approval of an adjournment of the Annual Meeting to implement the amendments, (2) approval of the Harley-Davidson, Inc. Employee Incentive Plan, (3) approval of the Amended and Restated Harley-Davidson, Inc. Director Stock Plan, (4) ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2010 and (5) approval of a shareholder proposal.

Q:	Are There Any Other Items That Are to be Acted Upon During the Annual Meeting?

A:	No. We are not aware of any other matters that you will vote on at the Annual Meeting. In addition, the deadlines have passed under Rule 14a-8 of the Securities Exchange Act of 1934 and our Restated Articles of Incorporation, as amended through August 21, 2000, for shareholders to submit their own proposals for presentation at the Annual Meeting. If other matters come before the Annual Meeting with the assent of the Board of Directors, the Board or proxy holders will use their discretion on these matters.

Q:	Who Will Count the Vote?

A:	Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare, Mail and Solicit the Proxies?

A:	We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and Internet. We may request proxies in person, by telephone, Internet, telegraph and facsimile machine, as well as through the mail. We also expect to ask banks, brokerage houses and other custodians, nominees or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses. We hired D. F. King & Co., Inc. to help solicit proxies and we expect to pay them approximately $6,500 plus out-of-pocket expenses.

Q:	How Can I Obtain Electronic Access to Shareholder Materials Instead of Receiving Mailed Copies?

A:	We are pleased to offer you the option to view shareholder communications (for example, annual reports and proxy statements) over the Internet, instead of receiving those documents in print. By agreeing to view communications over the Internet, you will help us reduce our printing and mailing costs, which can be substantial. Participation is completely voluntary, but now is a good time to consent. If you give your consent, then we will notify you by U.S. mail when shareholder materials are available over the Internet and provide you with a listing of the website locations where you can access these materials. Once you give your consent, it will remain in effect until you inform us otherwise. Even if you give your consent, you can request paper copies of these documents at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

To give your consent, check the box labeled “I Consent” in “Section B-Non-Voting Items” of your proxy card. If you hold your shares through a bank, broker or other nominee, please refer to the information that entity provides to you for instructions on how to elect this option. If you have previously consented to receive shareholder communications electronically, then you do not need to provide additional consent at this time.

We encourage you to consider agreeing to view your shareholder communications electronically.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is Management Structured?

A:	We operate in two business segments: the Motorcycles and Related Products segment and the Financial Services segment. The Motorcycles and Related Products segment includes the Motor Company, Buell and MV. The Financial Services segment includes HDFS. On October 15, 2009, we announced plans to discontinue production of Buell motorcycles and to commence efforts to sell MV.

Our organizational structure consists of the Executive Leadership Team and a broad group of our leaders representing key functions and individuals in the Motor Company, MV, HDFS and Harley-Davidson that we refer to as the Senior Leadership Group. This broad group meets several times each year to have a dialogue with the Chief Executive Officer of Harley-Davidson and to share business information. While this group is not a decision-making body, it will evaluate and discuss critical, enterprise-wide business challenges throughout the year. The Chief Executive Officer determines membership in the Senior Leadership Group with input from his direct reports.

The Executive Leadership Team consists of the Chief Executive Officer of Harley-Davidson, as well as the Presidents of the Motor Company and HDFS, the Managing Director of MV and other senior officers who report directly to the Chief Executive Officer. The members of the Executive Leadership Team are responsible for making decisions on business issues that impact our entire company, developing high-level policies and advising our Chief Executive Officer. For Securities and Exchange Commission (“SEC”) purposes, we consider the Executive Leadership Team members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.

Q:	Who Are Our Executive Officers for SEC Purposes?

A:	As of March 5, 2010, our executive officers for general SEC purposes were as follows:

Name and Title	Age
John P. Baker, General Manager, Corporate Strategy and Business Development of the Motor Company	42

The Motor Company has employed Mr. Baker for approximately 17 years.

Tonit M. Calaway, Vice President, Human Resources of Harley-Davidson	42

We have employed Ms. Calaway for approximately 12 years.

Enrico D’Onofrio, Managing Director of MV	52

MV has employed Mr. D’Onofrio for approximately one year.

Jon R. Flickinger, President and Chief Operating Officer of Buell	51

Buell and the Motor Company have employed Mr. Flickinger for approximately 15 years.

Susan K. Henderson, Vice President, Communications of Harley-Davidson	57

We have employed Ms. Henderson for approximately one year.

Lawrence G. Hund, President and Chief Operating Officer of HDFS	53

HDFS has employed Mr. Hund for approximately one year and previously employed him for approximately five years prior to 2008.

Matthew S. Levatich, President and Chief Operating Officer of the Motor Company	45

The Motor Company has employed Mr. Levatich for approximately 16 years.

Gail A. Lione, Executive Vice President, General Counsel and Secretary of Harley-Davidson and Chief Compliance Officer of Harley-Davidson	60

We have employed Ms. Lione for approximately 13 years. Ms. Lione will be retiring from her positions as our Executive Vice President, General Counsel, Secretary and Chief Compliance Officer effective April 30, 2010.

Name and Title	Age
James A. McCaslin, Executive Vice President, Corporate Product Planning of Harley-Davidson	61

We have employed Mr. McCaslin for approximately 18 years. Mr. McCaslin will be retiring from the Company effective April 30, 2010.

John A. Olin, Senior Vice President and Chief Financial Officer of Harley-Davidson	49

We have employed Mr. Olin for approximately seven years.

Mark-Hans Richer, Senior Vice President and Chief Marketing Officer of the Motor Company	43

The Motor Company has employed Mr. Richer for approximately three years.

Keith E. Wandell, President and Chief Executive Officer of Harley-Davidson	60

We have employed Mr. Wandell for approximately one year.

Except for the following persons, all such executive officers have been employed by us in the respective capacities that we list above for more than five years: John Baker, Tonit Calaway, Enrico D’Onofrio, Susan Henderson, Larry Hund, Matt Levatich, Jim McCaslin, John Olin, Mark-Hans Richer and Keith E. Wandell. The following is additional biographical information for at least the last five years relating to these ten executive officers:

Mr. Baker has served as our General Manager, Corporate Strategy and Business Development since 2007. From 2005 to 2007, Mr. Baker served as our Director, Marketing Platform. From 2002 to 2005, Mr. Baker served as Lead, Marketing Platform.

Ms. Calaway became our Vice President, Human Resources in February 2010. She served as our Assistant General Counsel and Chief Compliance Counsel from 2008 until January 2010. From 2004 to 2007, Ms. Calaway served as Associate General Counsel of the Motor Company.

Mr. D’Onofrio has served as the Managing Director of MV since May 2009. From February 2009 through March 2009, Mr. D’Onofrio served as General Manager, Corporate of MV. From 2000 to 2009, Mr. D’Onofrio served as Chief Financial Officer of Ducati Motor Holding S.p.A.

Ms. Henderson has served as our Vice President, Communications since November 2008. From 2005 to 2008, Ms. Henderson served as the Vice President of Corporate Communications of the Wm. Wrigley Jr. Company, a chewing gum and confections manufacturer. Prior to joining Wrigley, Ms. Henderson was principal in her own communications firm.

Mr. Hund has served as the President and Chief Operating Officer of HDFS since June 2009. From November 2008 through June 2009, Mr. Hund served as Executive Vice President and Chief Financial Officer of Tygris Commercial Finance Group, Inc., a commercial finance and leasing company. From January 2008 through November 2008, Mr. Hund served as Vice President and Chief Financial Officer of Bridge Finance Group, a finance company. From 2006 to 2007, Mr. Hund served as Interim Chief Operating Officer of HDFS. From 2002 to 2007, Mr. Hund served as the Chief Financial Officer of HDFS.

Mr. Levatich has served as the President and Chief Operating Officer of the Motor Company since May 2009. From August 2008 through April 2009, Mr. Levatich served as President and Managing Director of MV Agusta. From 2007 through July 2008, Mr. Levatich was Vice President and General Manager of Parts and Accessories and Custom Vehicle Operations of the Motor Company. From 2003 to 2007, Mr. Levatich was Vice President of Materials Management of the Motor Company. From 1994 to 2003, Mr. Levatich held other positions with the Motor Company.

Mr. McCaslin has served as the Executive Vice President, Corporate Product Planning of Harley-Davidson since May 2009. From 2001 through April 2009, Mr. McCaslin served as the President and Chief Operating Officer of the Motor Company.

Mr. Olin has served as the Senior Vice President and Chief Financial Officer of Harley-Davidson since September 2009. From April 2009 through September 2009, Mr. Olin served as Acting Chief Financial Officer of Harley-Davidson, and from 2003 through September 2009, Mr. Olin served as Vice President and Controller of the Motor Company.

Mr. Richer has served as the Senior Vice President and Chief Marketing Officer of the Motor Company since 2007. Previously, he served as the Vice President and Chief Marketing Officer of the Motor Company from July 2007 to November 2007. Prior to joining the company, Mr. Richer served as the Director of Marketing at General Motors Corp., an automobile manufacturer, from 1998 to 2007.

Mr. Wandell has served as our President and Chief Executive Officer since May 2009. Prior to joining the company, Mr. Wandell served as President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions, from 2006 through April 2009. Mr. Wandell previously served as Executive Vice President of Johnson Controls from 2005 to 2006, Corporate Vice President of Johnson Controls from 1997 to 2005, President of the Automotive Experience business of Johnson Controls from 2003 to 2006 and President of the Power Solutions business of Johnson Controls from 1998 to 2003.

In addition, Mark R. Kornetzke is our Chief Accounting Officer. We have employed Mr. Kornetzke for approximately 14 years.

Q:	Does Harley-Davidson have a Chief Compliance Officer?

A:	Yes. In 2004, the Board of Directors appointed Gail A. Lione, our Executive Vice President, General Counsel and Secretary, as our Chief Compliance Officer. Appointing Ms. Lione as Chief Compliance Officer was part of the Board’s commitment to compliance and its desire to promote compliance, education and reporting within our company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, senior management gives quarterly reports to the Legal Department regarding compliance matters. The compliance program also includes training to employees and senior management on corporate governance issues including insider trading restrictions and restrictions on disclosure of nonpublic material information. The company has a corporate compliance department reporting to Ms. Lione staffed with a chief compliance counsel and employees who also manage environmental matters and records management. Ms. Lione makes regular reports to the Audit Committee on legal and compliance matters. Ms. Lione will be retiring from her position as our Chief Compliance Officer effective April 30, 2010.

Q:	Does Harley-Davidson have a Disclosure Committee?

A:	Yes. In October 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Committee Guidelines provide that the Disclosure Committee or a subset of the Disclosure Committee comprised of the Chief Financial Officer and the General Counsel: (1) has access to all company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K relating to quarterly earnings releases, Form 10-K, Form 10-Q and our annual proxy statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the company; (7) consults with management, internal auditors, independent accountants and outside legal counsel; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm and management to ensure appropriate disclosure; (9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; and (10) annually reviews and reassesses the performance of the Disclosure Committee and these guidelines.

Q:	Does Harley-Davidson have a Policy for Communicating Non-Public Material Information?

A:	Yes. We adopted the Policy for Managing Disclosure of Material Information in November 2001 and amended it in January 2008. The policy describes the procedures relating to communication with the public, the investment community and third party business contacts. The Policy for Managing Disclosure of Material Information can be found on the Corporate Governance page of our website at http://www.harley-davidson.com.

Q:	Does Harley-Davidson have an Internal Audit Department?

A:	Yes. In August 2003, we established an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and our Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board of Directors and the Audit Committee, and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for Harley-Davidson?

A:	The Corporate Governance page of our website at http://www.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Material Information, the charters for the Audit Committee, Nominating and Corporate Governance Committee and Human Resources Committee, our By-Laws and a list of the Board of Directors. We are not including the information available through our website as a part of this Proxy Statement.

The Board of Directors first adopted a Code of Business Conduct in 1992 and the Board amended and restated it in 2003 for our 100th Anniversary. Our Code of Business Conduct applies to all of our employees, including all executives, and directors. Our Code of Business Conduct promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees in eight languages on our intranet and on the Corporate Governance page of our website. Employees may anonymously report possible violations of the Code of Business Conduct by calling third-party toll-free telephone numbers that are available 24 hours a day and seven days a week, by third-party website over the internet or by writing to our General Counsel at the following address in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations by e-mail to their supervisor, their local human resources department or the General Counsel and Chief Compliance Officer of Harley-Davidson, Inc. For more information on our Code of Business Conduct, please see the “Nominating and Corporate Governance Committee Report.”

Managers of employees and employees in the finance and accounting areas, or in areas that provide support to the finance and accounting areas, sign the Financial Code of Ethics. Employees may report possible violations of the Financial Code of Ethics directly to the Chairperson of the Audit Committee, in care of our Secretary at the above address.

As a shareholder, you can request paper copies of the documents found on the Corporate Governance page of our website at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	How May I Contact the Members of the Board of Directors?

A:	The Corporate Governance page of our website lists the current members of the Board of Directors. Shareholders and other parties interested in communicating with Barry K. Allen, the Chairman of the Board, or with any director may do so by writing to that director in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director or directors specified in the communication.

Q:	How May I Recommend a Candidate to serve on the Board of Directors?

A:	Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chairperson of the committee in care of our Secretary at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2011 annual meeting of shareholders, we must receive the recommendation on or before November 19, 2010. Under “Nominating and Corporate Governance Committee,” on page 42, we discuss the criteria that the Nominating and Corporate Governance Committee considers for identifying and recommending new candidates to serve on the Board.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

APPROVAL OF AMENDMENTS TO THE HARLEY-DAVIDSON, INC. RESTATED ARTICLES OF INCORPORATION

TO ELIMINATE THE CLASSIFIED BOARD STRUCTURE AND APPROVAL OF AN ADJOURNMENT OF THE

ANNUAL MEETING TO IMPLEMENT THE AMENDMENTS

The Board of Directors unanimously recommends a vote “FOR” the proposal below.

We are seeking Shareholder approval of amendments to the Harley-Davidson, Inc. Restated Articles of Incorporation to declassify the Board and provide for the annual election of all directors, and approval of an adjournment of the Annual Meeting to implement the amendments if Shareholders approve them, as described below.

Current Classified Board Structure. Article VI of the company’s current Restated Articles of Incorporation, as amended through August 21, 2000, divides the company’s directors into three classes, with members of each class serving three-year terms of office. Consequently, at any given annual meeting of shareholders, the Shareholders have the ability to elect only one class of directors, constituting roughly one-third of the entire Board.

Proposed Declassification of the Board. On December 10, 2009, the Board of Directors voted to approve, and to recommend that the Shareholders approve at the Annual Meeting, amendments to the Restated Articles of Incorporation that would eliminate the Board’s classified structure and provide for the annual election of all Directors. If Shareholders approve the proposed amendments, then we will close the polls and adjourn the Annual Meeting following the vote on Proposal 5. We will need to adjourn until Monday, April 26, 2010, the first business day after the date of the Annual Meeting, because the amendments will not become legally effective until the company files articles of amendment with the Department of Financial Institutions of the State of Wisconsin whose offices are closed on the weekend. On that Monday, we will file articles of amendment to the company’s Restated Articles of Incorporation with the Department of Financial Institutions. Following the filing of the amendments, we intend to reconvene the Annual Meeting for the shareholders to vote on Proposal 6, the election of directors. At that reconvened meeting, the Class I Director nominees will be elected to a one-year term. It will not be necessary for Shareholders to appear at the reconvened meeting in person to vote their shares and it will not be necessary for Shareholders to submit a separate proxy so long as they have submitted a valid proxy or written ballot at the Annual Meeting. If the Shareholders do not approve the amendments, then the Annual Meeting will continue without an adjournment and the Class I Director nominees will be elected to three-year terms to serve until the 2013 annual meeting of shareholders.

Directors who have been elected to three-year terms prior to the effectiveness of the amendments will complete those terms. Going forward, directors whose previous terms are expiring will be subject to election for a one-year term expiring at the next annual meeting. Thus, beginning with the 2012 annual meeting of shareholders, the entire Board will be elected annually.

Rationale for Declassification. The Board of Directors heard our shareholders’ broad support in favor of a non-binding shareholder proposal at the 2009 annual meeting of shareholders requesting that the Board of Directors declassify the Board so that Shareholders elect directors annually. Additionally, the Board is committed to good corporate governance at the company. Accordingly, in determining whether to propose declassification as described above, the Board carefully reviewed the various arguments for and against a classified Board structure.

The Board recognizes that a classified structure may offer several advantages, such as promoting Board continuity and stability, encouraging directors to take a long-term perspective, and reducing a company’s vulnerability to coercive takeover tactics. The Board also recognizes, however, that a classified structure may appear to reduce directors’ accountability to shareholders, since such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote. The Board also believes that implementing annual elections for all directors would support the company’s ongoing effort to adopt “best practices” in corporate governance.

In view of the considerations described above, the Board of Directors has unanimously determined that it is in the best interests of the company and its shareholders to eliminate the classified Board structure as proposed.

Text and Legal Effectiveness of Proposed Amendments. Approval of this proposal will cause Article VI of the Restated Articles of Incorporation to be amended and restated in its entirety. A copy of Article VI as it is proposed to be amended and restated is attached to this proxy statement as Appendix A.

Under Wisconsin law, if the shareholders approve the amendments, the amendments will not become legally effective until the company files articles of amendment with the Department of Financial Institutions of the State of Wisconsin, which we intend to do on the first business day after the date of the Annual Meeting, Monday April 26, 2010.

Vote Requirement. The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for approval of the amendments to eliminate the Board’s classified structure, provided that shareholders holding a majority of the outstanding shares of our common stock cast votes on the proposal. For purposes of determining the vote regarding this proposal, abstentions and broker nonvotes will have no impact on the vote, provided that shareholders holding a majority of the outstanding shares of common stock cast votes on the proposal. Proxies solicited by the Board will be voted “FOR” approval of the amendments unless a shareholder specifies otherwise.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE HARLEY-DAVIDSON, INC. RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD STRUCTURE.

PROPOSAL 2

APPROVAL OF HARLEY-DAVIDSON, INC. EMPLOYEE INCENTIVE PLAN

The Board of Directors unanimously recommends a vote “FOR” the proposal below.

We are seeking Shareholder approval of the Employee Incentive Plan. The company has long used various plans to provide performance-based incentive compensation to employees. Shareholders approved one of those plans in 1994, 1999 and 2004. Shareholders also approved the Employee Short Term Incentive Plan in 2005. So that compensation that the company pays under the Employee Incentive Plan may continue to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the company must, at the Annual Meeting obtain Shareholder approval of the Employee Incentive Plan. The following summary description is qualified in its entirety by reference to the full text of the Employee Incentive Plan, which is attached to this Proxy Statement as Appendix B.

Summary of Proposal. The company intends to continue to provide a total compensation opportunity for its employees that includes incentive compensation dependent upon continuously improving performance. The company has historically provided short term incentive compensation plans in which substantially all employees of the company’s divisions and subsidiaries are eligible to participate. The purpose of the Employee Incentive Plan is to consolidate various plans into a single framework and to provide the ability to grant long-term awards. The amounts paid under the various short term incentive plans over the past three years to the Chief Executive Officer, his predecessor, the Chief Financial Officer, his predecessor and the other executive officers identified in the Summary Compensation Table (the “named executive officers”) are included in non-equity incentive plan compensation amounts set forth in the Summary Compensation Table. Under the Employee Incentive Plan, potential awards and pertinent performance criteria are established at the beginning of each performance period which may be several years, a year or a portion of a year (the “performance period”). Final incentive awards are determined after the end of each performance period based upon actual performance and the Employee Incentive Plan refers to the final awards as “performance awards.”

Administration. The Human Resources Committee, or a successor committee to the Human Resources Committee, administers the Employee Incentive Plan. The Human Resources Committee may delegate its administrative authority to one or more company officers, other than with respect to awards that are subject to Section 162(m).

Eligibility. In general, all regular salaried and hourly employees of the company and of its affiliates that are designated by the Human Resources Committee are eligible to participate in the Employee Incentive Plan. Hourly employees at the company’s assembly facility in York, Pennsylvania are not eligible to participate in the Employee Incentive Plan. Salaried employees who participate in a Sales Incentive Program in any year are not eligible to participate in the Employee Incentive Plan for such year. Accordingly, employees eligible to participate in the Sales Incentive Program are eligible to participate in the Employee Incentive Plan in any year in which they are not participating in the Sales Incentive Program. As of December 31, 2009, the number of eligible individuals was approximately 6,400. The Human Resources Committee selects, in its sole discretion, the eligible employee participants in the Employee Incentive Plan for a given performance period.

Award Description. Under the Employee Incentive Plan, the Human Resources Committee is required to fix target awards and performance criteria prior to the commencement of each performance period (or such later date as may be permitted under Section 162(m)). The Human Resources Committee will fix a target award for each participant at the same time that it selects the eligible employee participants in the Employee Incentive Plan. A participant’s target award for the period is equal to a percentage (specified by the Human Resources Committee) multiplied by the participant’s compensation. Compensation generally means the participant’s base salary or wages, plus workers compensation payments. The Human Resources Committee may, at the time it grants an award, include or exclude types of compensation for purposes of determining a participant’s target award. The Human Resources Committee also determines, with respect to each participant for a performance period, the performance measures that will be applied to determine the size of the participant’s final performance award. The Employee Incentive Plan specifies that the Human Resources Committee may use any one or more of the financial performance categories set forth in Section 2.19 of the Employee Incentive Plan for any one or more participants. In addition to the financial performance categories, the Human Resources Committee may establish other performance measures for awards not intended to comply with Section 162(m), including individual performance measures and subjective performance targets. If the Human Resources Committee chooses more than one performance category for any one or more participants for purposes of determining the amount of a performance award, then the Human Resources Committee gives each performance category a weight so that for each participant the total weight of all applicable performance categories equals 100%.

The Employee Incentive Plan does not specify target performance for the performance categories. Rather, as to each performance category that the Human Resources Committee selects as the basis for potential awards in any performance period, the Human Resources Committee also establishes a performance scale. The performance scale may be a linear scale or a step scale or a combination of the two. The Human Resources Committee must approve a scale so that, at the end of the performance period, a performance percentage may be objectively calculated for any given level of actual performance within that category during the performance period.

The Human Resources Committee may also, at the time it grants an award, provide that a performance award will be reduced or eliminated depending on the performance under one or more performance categories. Performance categories that serve to reduce or eliminate a potential award may, but are not required to, be assigned a performance scale and weightings, if more than one such category is selected.

Following the end of each performance period, the Human Resources Committee will calculate the performance award amount for each participant. A performance percentage is determined for each performance category based upon actual performance and the applicable performance scale. Where more than one performance category applies to a participant, the resulting percentages are reduced to reflect weighting. The resulting total percentage is applied to a participant’s target award to determine a potential performance award. If any performance categories were selected that may reduce or eliminate that performance award, then the actual performance for those categories is also determined and the amount of the reduction or elimination is applied. The result is the maximum incentive performance award a participant is eligible to receive under the Employee Incentive Plan for the relevant performance period. The Human Resources Committee must approve the calculations and may, in its sole discretion, reduce the amount of any maximum performance award by up to 50%. The maximum performance award, less any reduction determined by the Human Resources Committee, equals the final performance award payable to such participant for the applicable performance period.

Payments of final performance awards under the Employee Incentive Plan are to be made, in the sole discretion of the Human Resources Committee, in cash, shares of Common Stock or both. If shares of Common Stock are used, they will be issued pursuant to the Harley-Davidson, Inc. 2009 Incentive Stock Plan (the “2009 Plan”) and will be valued at fair market value as defined in the 2009 Plan. Except as otherwise provided by the Human Resources Committee, to the extent an award is paid in shares of Common Stock, a participant cannot defer payment of the award under the terms of any deferred compensation or other plan of the company. Payments will be made no later than March 15 of the calendar year following the end of the performance period. Typically, each participant will be paid an amount equal to his or her final performance award. The company does not have to make payments, however, if such payments will result in the Company reflecting a loss rather than net income on its financial statements.

Other Limitations. Under the Employee Incentive Plan, no participant may receive more than $6 million in the aggregate for all performance awards with performance periods beginning in any one company fiscal year.

Transferability Restrictions. Participants generally may not transfer performance awards or subject them in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

Termination of Employment. A participant whose employment terminates prior to the end of a year generally is not entitled to receive any performance award for that year or portion of a year. However, the Human Resources Committee may, in its sole discretion, provide for a partial or complete payment if termination is due to death, disability or retirement.

Change in Control. In addition, in connection with a Change of Control Event (as defined in the 2009 Plan) during a year, the Human Resources Committee may, in its sole discretion, provide for the immediate payment to all participants of either:

(1) awards for the performance period based upon annualizing performance and compensation through the end of the most recently completed fiscal month prior to the payment; or

(2) target awards for the performance period based on annualizing compensation through the end of the most recently completed fiscal month prior to the payment.

Termination of or Change to the Employee Incentive Plan. The Human Resources Committee may from time to time or at any time suspend or terminate the Employee Incentive Plan or amend the Employee Incentive Plan in any manner without obtaining further shareholder approval. However, if the Human Resources Committee amends the Employee Incentive Plan to increase the maximum final performance award that can be paid to a participant for any one performance period or to change the financial performance categories set forth in the Employee Incentive Plan or to increase the class of employees eligible to participate in the Employee Incentive Plan, then further shareholder approval would be required to retain the benefits afforded by shareholder approval of the Employee Incentive Plan under the Internal Revenue Code in respect of awards to which such changes apply.

New Plan Benefits. The Human Resources Committee has discretion to determine the individual employees or group of employees to whom performance awards will be granted and the terms and conditions of such awards. The company cannot currently determine the Awards that may be granted under the Employee Incentive Plan. The Committee will make such determinations from time to time.

Vote Requirement. The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for approval of the Employee Incentive Plan, assuming that a quorum is present. Abstentions and broker nonvotes will be counted for purposes of determining whether a quorum is present, but will not constitute a vote “for” or “against” this matter and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the proposal to approve the Employee Incentive Plan, unless a Shareholder specifies otherwise.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE HARLEY-DAVIDSON, INC. EMPLOYEE SHORT INCENTIVE PLAN.

PROPOSAL 3

APPROVAL OF AMENDED AND RESTATED HARLEY-DAVIDSON, INC. DIRECTOR STOCK PLAN

The Board of Directors unanimously recommends a vote “FOR” the proposal below.

We are seeking Shareholder approval of the Amended and Restated Harley-Davidson, Inc. Director Stock Plan. The company has used the Director Stock Plan to provide compensation to nonemployee directors in the form of company common stock or in share units. Each share unit represents the right to receive one share of company common stock and therefore has the value of one share of company common stock. To enable the company to continue to deliver shares to directors as compensation, the company must, at the Annual Meeting, obtain Shareholder approval of the Amended and Restated Director Stock Plan. The following summary description is qualified in its entirety by reference to the full text of the Amended and Restated Director Stock Plan, which is attached to this Proxy Statement as Appendix C.

Summary of Proposal. The company intends to continue to provide compensation to nonemployee directors in the form of company common stock or in share units. Such payments should provide an increased incentive for nonemployee directors to contribute to the future success and prosperity of the company. The Board believes this will, in turn, enhance the value of the stock for the benefit of the shareholders, and increase the ability of the company to attract and retain directors of exceptional skill upon whom, in large measure, its sustained growth and profitability depend.

Administration. The Nominating and Corporate Governance Committee administers the Amended and Restated Director Stock Plan.

Eligibility. Nonemployee members of the Board of Directors (and no other persons) are eligible to participate in the Amended and Restated Director Stock Plan.

Shares Subject to the Plan. Subject to adjustment as provided in the Amended and Restated Director Stock Plan, the total number of shares available for delivery under the Amended and Restated Director Stock Plan is 300,000.

Share Unit Grants. Beginning with the Annual Meeting, each nonemployee director will, as of the first business day following each annual meeting of shareholders, receive a grant of such number of share units as the Board determines. All grants of share units immediately vest in full on the date of grant. Any person who is first elected as a nonemployee director after April 24, 2010 at a time other than at an annual meeting of shareholders will automatically be granted, as of the first business day following the first meeting of the Board or a committee of the Board that the director attends, a number of share units equal to the number of share units last granted to each of the other nonemployee directors. All payments in respect of share units will be made in shares of company common stock by converting share units into company common stock on a one-for-one basis. However, if shares of company common stock are not available for delivery, all or part of the payment may be made in cash, in which case the cash payment will be determined by multiplying the number of share units to be paid by the fair market value of a share of company common stock on the last business day prior to the date payment is made. Any payment of a fractional share units will likewise be determined by multiplying the fractional share unit by the fair market value of a share of company common stock on the last business day prior to the date payment is made. In connection with the 2009 annual meeting of shareholders, the Board approved a grant of share units to each nonemployee director valued at $50,000, which resulted in grants of approximately 2,571 share units to each director.

Share Election. A nonemployee director may elect to receive either 50% or 100% of his or her annual retainer fee in the form of company common stock, with the receipt of such shares to be in lieu of any cash payment for that portion of his or her annual retainer fee. However, if, at the time an annual retainer fee is payable, a nonemployee director satisfies the company’s Stock Ownership Guidelines through the ownership of company common stock and/or share units credited to his or her plan account, then the nonemployee director may make an election to receive 0% of such annual retainer fee in the form of company common stock. If a nonemployee director has not made an election, the director will be deemed to have made an election to receive 50% of his or her annual retainer fee in the form of company common stock. We discuss the amount of the annual retainer for 2009 below under “Narrative to Director Compensation Table” on page 82.

Transfer of Shares. Subject to any deferral election, shares issuable to a nonemployee director are transferred to such director as of the first business day following each annual meeting of shareholders, except that, for a director elected to the Board at a time other than at an annual meeting of shareholders, shares are transferred to such director as of the first business day following the first meeting of the Board or a committee of the Board that the director attends. The total number of shares to be so transferred is determined by dividing the dollar amount of the annual retainer fee payable by the fair market value of a share of company common stock on the day on which the annual retainer fee is payable.

Deferral Election. Each nonemployee director may make an election to defer receiving all, 50% or none of the shares that would otherwise be transferred to such nonemployee director with respect to any annual retainer fees otherwise earned after the effective date of the election.

Transferability Restrictions. Nonemployee directors generally may not subject their right to payments under the Amended and Restated Director Stock Plan in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment.

Termination of or Change to the Amended and Restated Director Stock Plan. The Nominating and Corporate Governance Committee may from time to time or at any time suspend or terminate the Amended and Restated Director Stock Plan or amend the Amended and Restated Director Stock Plan in any manner without obtaining further shareholder approval.

New Plan Benefits. Only non-executive directors are entitled to receive benefits under the plan. The Board has discretion to determine the number of share units to grant to each nonemployee director on an annual basis. Accordingly, the company cannot currently determine the amount of share units that directors may receive under the Amended and Restated Director Stock Plan. In addition to annual grants of share units, the Amended and Restated Director Stock Plan entitles (and in some circumstances requires) nonemployee directors to elect to receive a portion of their annual retainer in shares of company common stock. It is possible that a director will not elect to receive any portion of his or her retainer in shares of company common stock. Further, to the extent a director makes such an election, the value that the director receives as a result of the election has the effect of reducing, on a dollar-for-dollar basis, the amount of the retainer that the director would have received in cash. Accordingly, we do not believe the opportunity to make this election under the Amended and Restated Director Stock Plan results in a determinable benefit to nonemployee directors.

Vote Requirement. The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for approval of the Amended and Restated Director Stock Plan, provided that shareholders holding a majority of the outstanding shares of our common stock cast votes on the proposal. For purposes of determining the vote regarding this proposal, abstentions and broker nonvotes will have no impact on the vote, provided that shareholders holding a majority of the outstanding shares of common stock cast votes on the proposal. Proxies solicited by the Board will be voted “FOR” approval of the Amended and Restated Director Stock Plan unless a shareholder specifies otherwise.

Equity Compensation Plan Information. In accordance with SEC requirements, the following table provides information about awards outstanding and shares remaining available under the existing Director Stock Plan and all of the company’s other equity compensation plans (including any individual compensation arrangements) as of December 31, 2009:

Plan category	Number of securities to be issued upon the exercise of outstanding options	Weighted-average exercise price of outstanding options($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders:
Management employees	7,614,217	$35.14	15,408,503
Equity compensation plans not submitted to shareholders:
Union employees—
Kansas City, MO	—	$—	26,718
York, PA	41,645	$38.88	56,250
Non employees—
Board of Directors	17,300	$49.13	9,926

	58,945	$41.89	92,894

Total all plans	7,673,162	$35.19	15,501,397

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED

HARLEY-DAVIDSON, INC. DIRECTOR STOCK PLAN.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2009 and the effectiveness of our internal control over financial reporting as of December 31, 2009. The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders’ questions.

If prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accountant or the Audit Committee does not want to use Ernst & Young LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Ernst & Young LLP.

To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, a majority of all shares voting on the proposal must vote to approve it. For purposes of determining the vote regarding this proposal, abstentions will have no impact on the vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

We entered into an engagement letter with Ernst & Young LLP for its work in 2009. The engagement letter contains provisions that subject the company to alternative dispute resolution. The arbitration panel has the power to make an award or impose a remedy if, and only if, such award could be made or remedy imposed by a court deciding the matter in the same jurisdiction. The arbitration panel has no power to award non-monetary or equitable relief or to make an award or impose a remedy that is inconsistent with any applicable agreement between the parties. We expect that the audit work that Ernst & Young LLP performs for 2010 will be subject to a similar engagement letter.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2009, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit Committee Charter requires that the Audit Committee pre-approve all Ernst & Young LLP services. The Audit Committee also pre-approved all fees that we incurred for services that Ernst & Young LLP provided for the last two fiscal years. The fees we incurred for services that Ernst & Young LLP provided are listed in the following table.

	2009	2008
Audit fees	$3,185,064	$2,481,648
Audit-related fees	508,344	247,000
Tax fees	315,341	774,698
All other fees	—	—

	$4,008,749	$3,503,346

Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, procedures related to debt financing, consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans, procedures related to securitization transactions, transaction advisory services and consultation on accounting and internal control matters. Tax services included tax advice, planning, compliance and transaction consulting.

The Audit Committee has adopted procedures for pre-approving all audit and nonaudit services that the independent registered public accounting firm provides. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and that we anticipate at the time we submit the budget. In addition, the Audit Committee has established a policy that the fees we pay for nonaudit services must be less than the fees we pay for audit and audit related services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent registered public accounting firm for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services that our independent registered public accounting firm provides and actual fees we have paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit Committee has approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 5

SHAREHOLDER PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE

The following proposal and supporting statement were submitted by a proponent, who is an individual shareholder (the “Proponent”). The proposal will be voted on at the Annual Meeting if the Proponent properly presents it at the meeting. If approved, the proposal is not binding on the company. Shareholders may obtain the Proponent’s name, address, and number of shares of common stock held upon written request to our Secretary. The Board unanimously recommends a vote “AGAINST” this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal. The shareholder proposal and supporting statement, for which the Board and the company accept no responsibility, follow. As requested by the Proponent, we have included the proposal verbatim as we received it. The Board’s response follows the Statement of Proponent.

Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.

Statement of Proponent

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal topic also won from 74% to 88% support at the following companies in 2009: Weyerhaeuser (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), FirstEnergy (FE), McGraw-Hill (MHP) and Macy’s (M). The proponents of these proposals included Nick Rossi, [the Proponent], James McRitchie and Ray T. Chevedden.

The merits of this Simple Majority Vote proposal should also be considered in the context of the need for further improvements in our company’s corporate governance. For instance in 2009 the following governance issues were identified:

We gave 90%-support to a 2009 shareholder proposal calling for one-year terms for directors. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their 50%-plus vote.

We had five directors with over 13 years of tenure each which is a concern, especially in conjunction with our 3-year director terms, which insulates our board from accountability to shareholders and makes profitable takeovers which aren’t approved by our board much more expensive. This was compounded by directors with over 13 years of tenure each holding 8 of 18 seats on our three most important board committees. In 2008, shareholders withheld over 12%-support from the re-election of directors George Conrades and Sara Levinson. These withhold percentages pointed to shareholder discontent which may warrant additional examination. Our Lead Director had l7-years tenure – independence concern.

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk,” “Very High Concern” in Takeover Defenses and “High Concern” in Board Composition.

Our directors served on these eight boards rated “D” by The Corporate Library: George Conrades, Oracle (ORCL); George Miles, American International Group (AIG), HFF, Inc. (HF) and Wesco International (WCC); Judson Green, DreamWorks Animation (DWA); Keith Wandell, Dana Holding (DAN); Martha Finn Brooks, Bombardier (BBDB.TO); Norman Thomas Linebarger, Cummins (CMI) and Sara Levinson, Macy’s (M).

Only 17% of CEO pay was incentive based and the CEO stock ownership requirement was only $620,000—far from a recommended 10X base salary.

We had no shareholder right to decide certain matters based a simple majority vote standard, to elect each director annually, to elect directors through a majority vote, to act by written consent or to cumulative voting.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Adopt Simple Majority Vote –Yes on 5.

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

The Board of Directors unanimously recommends a vote “AGAINST” the above proposal for the following reasons:

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board believes this shareholder proposal seeking to adopt a simple majority vote in all cases would not be in the best interests of our company and our Shareholders. Your Board unanimously recommends that you vote AGAINST this proposal.

A simple majority vote requirement already applies to most corporate matters submitted to a vote of our Shareholders. Our Restated Articles of Incorporation do, however, require a supermajority vote for certain significant corporate decisions that relate to fundamental elements of our corporate governance. The supermajority voting requirements help ensure that certain significant corporate actions are only taken when there is a clear consensus of a substantial majority of Shareholders that such action is prudent. Nevertheless, the Board has carefully considered this proposal and the arguments for and against eliminating the supermajority voting requirements. The Board has concluded that it is still appropriate to require supermajority approval of such fundamental matters and, therefore, it opposes this proposal.

Similar to provisions in the governance documents of many public corporations, our supermajority vote requirements are intended to preserve the value of our company for all Shareholders and to provide protection for all Shareholders against self-interested actions by one or a few large Shareholders. For example, removing the supermajority voting requirements would impact provisions of our Bylaws relating to special meetings of Shareholders. These provisions are protective of all Shareholders and help ensure that a limited group of Shareholders whose interests may diverge from the rest of our Shareholders cannot unduly influence the direction of our company and the decision-making ability of the Board.

Our supermajority provisions are as follows:

•

Certain transactions with an “interested shareholder” (owner of more than 10% of our voting power) require the approval of at least 66 2/3% of our Shareholders (including the approval of at least a majority of non-interested shareholders) unless the transaction meets certain tests intended to ensure that the transaction is fair;

•

Actions by Shareholders to alter, amend or repeal Article V of our Restated Articles of Incorporation related to transactions with “interested shareholders” require the approval of at least 66 2/3% of our Shareholders (including the approval of at least a majority of non-interested shareholders), which provision is similar to the “Fair Price Statute” included in the Wisconsin Business Corporation Law that we discuss below; and

•

Actions by Shareholders to alter, amend or repeal Article VII of our Restated Articles of Incorporation and Sections 1.02, 1.04 and 1.05 of our Bylaws, which primarily include procedural provisions applicable to special meetings of shareholders, require the approval of at least 80% of our Shareholders.

In addition, our company is incorporated in Wisconsin and subject to the laws of that state, one of which is entitled the “Fair Price Statute” and requires that certain business combination transactions involving a “significant shareholder” (owner of 10% or more of our voting power) are subject to a supermajority vote of Shareholders (80% of all votes and at least 2/3rds of the non-significant shareholder vote) unless the consideration paid in the transaction meets certain fair price standards.

Our company’s Board of Directors and management have a strong and well-demonstrated commitment to sound corporate governance practices for the benefit of our company and our Shareholders. As part of the Board’s commitment to consider ways in which it can better serve our company’s corporate governance ideals and our Shareholders’ interests, the Board continually monitors governance issues of interest to our company’s Shareholders. For example, in February 2009, the Board of Directors voluntarily amended our Bylaws to implement a majority vote standard for the election of directors in an uncontested election in the form of a director resignation policy for those directors who do not receive a majority vote. Prior to this amendment, the election of our directors had been based on a simple plurality vote standard. Requiring majority voting in the election of directors makes our directors even more accountable to our Shareholders for their actions.

Also, in response to the vote of our Shareholders at the 2009 Annual Meeting in favor of the proposal to declassify the Board so that Shareholders elect directors annually, the Board approved submitting to Shareholders for consideration at the Annual Meeting an amendment to our Restated Articles of Incorporation that begins immediately to declassify the Board at the Annual Meeting and provides for the annual election of directors.

For these reasons, the Board of Directors unanimously recommends a vote “AGAINST” Proposal Number five.

Vote Requirement. The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required for approval of this proposal. For purposes of determining the vote regarding this proposal, abstentions and broker nonvotes will have no impact on the vote. Proxies solicited by the Board will be voted “AGAINST” approval of this proposal unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

PROPOSAL 6

ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide for a Board of Directors that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the directors then in office. Under our current Restated Articles of Incorporation, we have divided the Board into three classes. Each year, the shareholders elect one class of directors for a term of three years. At the Annual Meeting, we are asking Shareholders to approve amendments to our Restated Articles of Incorporation to eliminate the classified board structure and provide for the annual election of all Directors as we discuss under Proposal 1. If the shareholders approve the amendments, then we will close the polls and adjourn the Annual Meeting following the vote on Proposal 5. On Monday, April 26, 2010, the first business day after the date of the Annual Meeting, we will file articles of amendment to the company’s Restated Articles of Incorporation with the Department of Financial Institutions of the State of Wisconsin. Following the filing of the amendments, we intend to reconvene the Annual Meeting for the shareholders to vote on Proposal 6, the election of directors. At that reconvened meeting, the Class I Director nominees will be elected to a one-year term. It will not be necessary for Shareholders to appear at the reconvened meeting in person to vote their shares and it will not be necessary for Shareholders to submit a separate proxy so long as they have submitted a valid proxy or written ballot at the Annual Meeting. If the Shareholders do not approve the amendments, then the Annual Meeting will continue without adjournment and the Class I Director nominees will be elected to three-year terms to serve until the 2013 annual meeting of shareholders.

The By-Laws provide that a director nominee in an uncontested election who receives more “withheld” votes than “for” votes must tender his or her resignation to the Chairman of the Board. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it. The Board will then act on that recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. However, the Board may determine to extend such 90-day period by an additional period of up to 90 days if it determines that such an extension is in the best interests of the company and its shareholders. Within four days of the Board’s decision, the company must disclose the decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. These requirements do not apply in a contested election.

The Board currently consists of twelve members: four with terms that expire at the Annual Meeting (Class I Directors), four with terms that expire at the 2011 annual meeting of shareholders (Class II Directors) and four with terms that expire at the 2012 annual meeting of shareholders (Class III Directors). Whether or not the Shareholders approve the amendments, the four Class II Directors and four Class III Directors will continue to serve as members of the Board for the terms noted above.

Of the four director nominees that the Board of Directors has nominated, whom we identify below, all are currently Class I Directors. All four nominees have advised us that they will serve if elected.

The four nominees receiving the most votes will be elected to the Board, assuming a quorum is present at the Annual Meeting. Any shares not voted, whether due to abstentions or broker nonvotes, will not have an impact on the election of directors. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).

Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” the Board of Directors’ nominees that we name below. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

Below, we provide the following information for each director and Board of Directors’ nominee:

•	name

•	age as of March 5, 2010

•	principal occupations for at least the past five years

•	the names of any other public companies where the nominee or director currently serves as a director or has served during the past five years

•	the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director for the company

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING

FOUR NOMINEES OF THE BOARD OF DIRECTORS.

Nominees of the Board of Directors for Class I Directors

BARRY K. ALLEN, 61, has been a director since 1992.

Mr. Allen is currently a Senior Advisor to Providence Equity Partners, a private equity firm focused on media, entertainment, communications and information investments, a position he has held since 2007. In addition, he serves as President of Allen Enterprises, LLC, a private equity investment and management company he established in 2000. From 2004 to 2007 Mr. Allen served as Executive Vice President of Operations of Qwest Communications International Inc., a broadband Internet-based communications company, and prior to that time, from 2002, served as Executive Vice President and Chief Human Resources Officer of Qwest. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from 1999 until 2000. Mr. Allen was Executive Vice President of SBC Communications (f/k/a Ameritech Corporation) from 1995 to 1999. Mr. Allen holds a masters degree of business administration from Boston University and has expertise in international business matters and operations, particularly in the telecommunications area. Mr. Allen is also a member of the Board of Directors of FMI Common Stock Fund, Inc., FMI Funds, Inc. and FMI Mutual Funds, Inc., mutual funds advised by Fiduciary Management, Inc. and BCE Inc., Canada’s largest communications company. Mr. Allen has served as Chairman of our Board since April 2009 and previously served as the presiding director of our Board since 2002.

RICHARD I. BEATTIE, 70, has been a director since 1996.

Mr. Beattie is currently Chairman of Simpson Thacher & Bartlett LLP, a law firm, a position he has held since 2004. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie holds a juris doctor from the University of Pennsylvania Law School and is an expert in corporate transactions and corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. Mr. Beattie is also a director of Evercore Partners Inc. and Heidrick & Struggles International, Inc. Mr. Beattie is the Chair of our Board’s Nominating and Corporate Governance Committee.

JUDSON C. GREEN, 57, has been a director since 2004.

Mr. Green is Vice Chairman of NAVTEQ, a subsidiary of Nokia Corporation and a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications. Previously, he served as President and Chief Executive Officer of NAVTEQ from 2008 to 2009 and of NAVTEQ Corporation from 2000 until its acquisition by Nokia Corporation in 2008. Prior to joining NAVTEQ Corporation, Mr. Green was the Chairman of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from 1998 until 2000, and President of Walt Disney Attractions from 1991 through 1998. He holds a masters degree of business administration from the University of Chicago Booth School of Business. Mr. Green has an extensive accounting and finance background and has expertise in international business matters and operations. Mr. Green is also a director of DreamWorks Animation SKG, Inc. and Hewitt Associates, Inc.

N. THOMAS LINEBARGER, 47, has been a director since 2008.

Mr. Linebarger is President and Chief Operating Officer of Cummins Inc., which designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products. Mr. Linebarger had served as Executive Vice President of Cummins and President of Cummins Power Generation since 2005. Mr. Linebarger served as Cummins’ Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins’ Chief Financial Officer from 2000 to 2003. Mr. Linebarger has a masters degree of business administration from the Stanford Graduate School of Business and has expertise in finance, engineering, international business matters and operations. Mr. Linebarger is also a director of Pactiv Corporation.

Class II Directors—Terms Expiring at 2011 Annual Meeting of Shareholders

GEORGE H. CONRADES, 71, has been a director since 2002.

Mr. Conrades is Executive Chairman of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services, a position he has held since 2005. Mr. Conrades served as Chairman and Chief Executive Officer of Akamai from 1999 to 2005. Since 1998, Mr. Conrades also has served as a venture partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from May 1997 to August 1998, following that firm’s acquisition of BBN Corporation, a technological research and development company, of which Mr. Conrades was Chief Executive Officer. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. Mr. Conrades holds a masters degree of business administration from the University of Chicago Booth School of Business and has expertise in international business matters and operations, particularly in the technology and telecommunications area. He was a director of Cardinal Health, Inc. from 1999 to 2008 and is currently a director of Oracle Corporation and Ironwood Pharmaceuticals, Inc. Mr. Conrades is the Chair of our Board’s Human Resources Committee.

SARA L. LEVINSON, 59, has been a director since 1996.

Ms. Levinson was the Non-Executive Chairman of ClubMom, Inc., an internet based consumer relationship company, a position she held from 2002 to 2008. Ms. Levinson previously served as President of the Women’s Group of Rodale, Inc., the world’s leading publisher of information on healthy, active lifestyles, a position she held from 2002 to 2005. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from 2000 to 2002. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from 1994 to 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network, from 1993 to 1994. Ms. Levinson holds a masters degree of business administration from Columbia University and has expertise in marketing and licensing. She is also a director of Macy’s, Inc.

GEORGE L. MILES, JR., 68, has been a director since 2002.

Mr. Miles is President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, a position he has held since 1994. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. Mr. Miles holds a masters degree of business administration from Fairleigh Dickinson University and has expertise in accounting and finance. He is also a director of American International Group, Inc., EQT Corporation, WESCO International, Inc. and HFF, Inc. Mr. Miles also served as director of Westwood One, Inc. from 2002 to 2006.

JOCHEN ZEITZ, 46, has been a director of the company since 2007.

Since 1993, Mr. Zeitz has served as Chairman and Chief Executive Officer of Puma AG, which develops and markets a broad range of sport and lifestyle products including footwear, apparel and accessories. From 1993 to 2005, Mr. Zeitz also served as Puma AG’s Chief Financial Officer. Mr. Zeitz worked for Colgate-Palmolive in New York and Hamburg prior to joining Puma AG in 1990. Mr. Zeitz attended the European Business School of Oestrich-Winkel. Mr. Zeitz has an extensive accounting and finance background and has expertise in international business matters and marketing.

Class III Directors—Terms Expiring at 2012 Annual Meeting of Shareholders

MARTHA F. BROOKS, 50, has been a director since April 2009.

Ms. Brooks served as President and Chief Operating Officer of Novelis Inc., an aluminum rolling and recycling company, from 2007 to May 2009. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan, Inc. completed a spinoff of Novelis. Ms. Brooks served as President of the Americas and Asia rolled products business of Alcan, Senior Vice President of Alcan and President of Alcan Aluminum Corporation from 2002 to 2004. In addition, she was Vice President of Cummins Inc. from 1996 to 2002. Ms. Brooks holds a masters degree of business administration from Yale University. She has expertise in marketing and international business matters and operations. Ms. Brooks is also a director of Bombardier Inc. and was a director of International Paper Company from 2003 to May 2009.

DONALD A. JAMES, 66, has been a director since 1991.

Mr. James is a co-founder and a majority owner and, since 2002, has served as Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., doing business as Deeley Harley-Davidson Canada (“Deeley Imports”), the largest independent motorcycle distributorship in Canada and the exclusive distributor of our motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Imports from 1973 to 2002. Mr. James has expertise in the motorcycle industry and international distribution.

JAMES A. NORLING, 68, has been a director since 1993.

Mr. Norling has served as Chairman of the Board of Directors of Chartered Semiconductor Manufacturing Ltd., a semiconductor manufacturer, since 2002. Chartered Semiconductor Manufacturing was acquired by Advanced Technology Investment Corporation in December 2009 and merged on January 13, 2010 with GlobalFoundries Inc. which Advanced Technology Investment Corporation purchased in March 2009. Following the merger, Mr. Norling will no longer serve on the Board of Chartered Semiconductor Manufacturing. Mr. Norling also served as interim President and Chief Executive Officer of that company during 2002. In August 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from 1998 to 1999, and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from 1997 to 1998. Mr. Norling has expertise in engineering, international business matters and operations and finance. Mr. Norling is the Chair of our Board’s Audit Committee.

KEITH E. WANDELL, 60, has been a director since May 2009.

Mr. Wandell is our Chief Executive Officer and President, a position he has held since May 1, 2009. Mr. Wandell was formerly the President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions. He held that position since 2006. He previously served as Executive Vice President of Johnson Controls from 2005 to 2006, Corporate Vice President of Johnson Controls from 1997 to 2005, President of the Automotive Experience business of Johnson Controls from 2003 to 2006 and President of the Power Solutions business of Johnson Controls from 1998 to 2003. Mr. Wandell joined Johnson Controls in 1988. He holds a masters degree of business administration from the University of Dayton. Mr. Wandell has expertise in international business matters and operations, particularly in manufacturing. He is also a director of Dana Holding Corporation.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify (see “Shareholder Proposals” on page 86). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Restated Articles of Incorporation specify.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Independence of Directors

The Board has affirmatively determined that Ms. Brooks, Ms. Levinson and Messrs. Allen, Beattie, Conrades, Green, Linebarger, Miles, Jr., Norling and Zeitz qualify as independent directors under New York Stock Exchange rules. The Board has affirmatively determined that Messrs. James and Wandell are not independent. To assist the Board in making determinations of independence, the Board adopted the categorical standards set forth below. In evaluating the independence of our directors, the Board determined that any relationships that these directors have with the company satisfy the categorical standards that we describe below.

The Board reviews and determines on the recommendation of the Nominating and Corporate Governance Committee, after reviewing all relevant facts and circumstances, whether any director has a material relationship with the company that would affect his or her independence. Under the categorical standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•

The director has received, or has an immediate family member* who has received, less than $120,000 a year in direct compensation from Harley-Davidson (not including director and committee fees and pension or other forms of deferred compensation for prior service, compensation received by the director for former services as an interim chairman of the Board, interim Chief Executive Officer or other interim executive officer and compensation received by an immediate family member* for service in a non-executive position).

•

(1) The director has an immediate family member* who is a current employee of Harley-Davidson’s internal or external auditor but the immediate family member* is not a partner of that firm and does not personally work on Harley-Davidson’s audit; or (2) the director or an immediate family member* was a partner or employee of Harley-Davidson’s internal or external auditor but did not personally work on Harley-Davidson’s audit within the last three years.

•

The director has any current or former relationship (including through an immediate family member*) with a company that makes payments to (other than contributions to tax exempt organizations), or receives payments from, Harley-Davidson for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the company with which the director has the relationship.

•

The director has any current or former relationship (including through an immediate family member*) with a tax exempt organization that receives contributions from Harley-Davidson in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the tax exempt organization with which the director has the relationship.

•	The director is a shareholder of Harley-Davidson.

•

The director has a current or former relationship (including through an immediate family member*) with a company that has a relationship with Harley-Davidson, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that is less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with Harley-Davidson but the family member is not an immediate family member* of the director.

•

An immediate family member* of the director, other than his or her spouse, is an employee of a company that has a relationship with Harley-Davidson but the family member is not an executive officer of that company.

*	An “immediate family member” as used in these categorical standards includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares the person’s home.

When making director independence determinations, the Board considered certain business relationships. We have a business relationship with Akamai Technologies, Inc., of which Mr. Conrades is the Executive Chairman, and with Cummins Inc., of which Mr. Linebarger is President and Chief Operating Officer. We discuss these relationships in more detail in the “Certain Transactions” section below. The Board considered the nature of the relationship and the annual amount of payments we make and determined that the dollar amount of such payments did not preclude the Board from making an independence determination for either director and that the relationship fell within our categorical standards of independence.

In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee meets one of the following:

•

Accepts directly or indirectly any consulting, advisory, or other compensatory fee from Harley-Davidson or any of its subsidiaries, except that compensatory fees do not include fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Harley-Davidson (provided that the compensation is not contingent in any way on continued service)

•	Is an affiliated person of Harley-Davidson or any of its subsidiaries

•	Indirect acceptance of any consulting, advisory or other compensatory fee includes:

•	acceptance of a fee by a spouse, a minor child or stepchild, or a child or stepchild sharing a home with the Audit Committee member

•

acceptance of a fee by an entity in which the Audit Committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to Harley-Davidson or any of its subsidiaries

Board Committees

The Board has three committees: the Audit Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee. The Corporate Governance page of our website located at http://www.harley-davidson.com contains the charter for each of the committees.

Audit Committee

Members:	During 2009, the members of the Audit Committee were directors Richard I. Beattie, Judson C. Green, N. Thomas Linebarger, George L. Miles, Jr. and James A. Norling (Chairperson).

Number of Meetings in 2009: 8

Audit Committee Purpose:

The Audit Committee Charter provides that the Audit Committee will assist the Board in fulfilling its oversight responsibility relating to the:

•	integrity of our financial statements and the financial reporting process;

•	systems of internal control over financial reporting;

•	approval and maintenance of the Financial Code of Ethics;

•	internal audit function;

•	retention, compensation and termination of the independent registered public accounting firm;

•	annual independent audit of our financial statements;

•	independent registered public accounting firm’s qualifications and independence; and

•	our compliance with legal and regulatory requirements.

In December 2009, the Audit Committee reviewed the Audit Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Audit Committee Charter in December 2009, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Audit Committee are independent and financially literate under the audit committee requirements of New York Stock Exchange rules. The Board has also determined that Messrs. Green, Linebarger and Miles are audit committee financial experts within the meaning of SEC rules. The section below under the heading “Audit Committee Report” discusses the functions of the Audit Committee and its activities during fiscal year 2009.

Human Resources Committee

Members:	During 2009, the members of the Human Resources Committee were directors Martha F. Brooks (as of April 25, 2009), George H. Conrades (Chairperson), Sara L. Levinson and Jochen Zeitz.

Number of Meetings in 2009: 7

Human Resources Committee Purpose:

The Human Resources Committee Charter provides that the Human Resources Committee should:

•

review the annual performance of our Chief Executive Officer with input from the independent directors of the Board and make recommendations to the independent directors about the total compensation of our Chief Executive Officer (CEO);

•

review overall compensation policies and plans for executive officers and other employees; produce a report on compensation for inclusion in our proxy statement in accordance with applicable rules and regulations and review the Compensation Discussion and Analysis that we must include in our proxy statement;

•	exercise the authority of the Board to adopt and amend compensation plans for executive officers and other employees and recommend plans to shareholders;

•	evaluate management performance overall and provide recommendations regarding management successors;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by any executive officer other than our CEO; and

•	review the disclosure of any waivers of the conflicts or other Code of Business Conduct violations for our executive officers other than our CEO.

In December 2009, the Human Resources Committee reviewed the Human Resources Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Human Resources Committee Charter in December 2009, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board of Directors has determined that all members of the Human Resources Committee are independent under the New York Stock Exchange rules.

The CEO has the ultimate responsibility for determining salary levels of the executive officers. Certain executive officers recommend to our CEO salary levels for certain vice presidents that report to them, and the CEO approves them before providing them to the Human Resources Committee for review during the February Human Resources Committee meeting. The Human Resources Committee has overall responsibility for reviewing total direct compensation (consisting of base salaries, short-term incentive compensation and long-term incentive compensation) for our employees who are at least at the vice president level. In addition, the Human Resources Committee reviews other aspects of compensation, for example deferred compensation plans, perquisite payments and health and welfare plans.

The Human Resources Committee is also responsible for reviewing the annual performance of the CEO with input from the independent directors of the Board who comprise the Nominating and Corporate Governance Committee (the “Nominating Committee”). Based upon the review of the annual performance of the CEO and competitive market data, the Human Resources Committee develops a compensation package for the CEO and recommends the CEO’s compensation package to the Nominating Committee for approval.

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. In 2009, the Human Resources Committee continued to retain the services of Semler Brossy Consulting Group, LLC as its outside executive compensation advisor. The representative of Semler Brossy reports to the chairperson of the Human Resources Committee. On an annual basis, the Human Resources Committee reviews and approves the scope of Semler Brossy’s services regarding executive compensation, its performance and fees related to work Semler Brossy performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Semler Brossy’s services at any time. Semler Brossy’s primary responsibilities to the Human Resources Committee included providing:

•	Independent competitive market data and advice related to our CEO’s compensation level and incentive design;

•	A review of our compensation levels, performance goals and incentive designs for the named executive officers; and

•	Benchmark data on executive compensation.

Currently, Semler Brossy does no work for us beyond its engagement by the Human Resources Committee and assisting the Nominating and Corporate Governance Committee with benchmarking director compensation.

Under the Employee Short-Term Incentive Plan (“Employee Plan”), which shareholders most recently approved at the 2005 annual meeting and which shareholders will consider approving on an amended basis at the Annual Meeting, the Human Resources Committee annually approves several Short-Term Incentive Plans (“STIPs”) to motivate and reward the performance of employees of the Motor Company, MV, HDFS, HDDS and Harley-Davidson. Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon the achievement of pre-established financial goals or other performance objectives during the course of our fiscal year. Prior to the beginning of each year, the Human Resources Committee reviews target STIP opportunities for our vice presidents and reviews and approves target STIP opportunities for all Corporate STIP participants. The Human Resources Committee also reviews and approves STIP performance measures and goals. Upon the completion of the fiscal year, the Human

Resources Committee determines the extent to which actual performance satisfies the defined performance goals for each STIP. Under the Employee Plan, the Human Resources Committee can (but need not) approve STIP performance measures and goals so that failure to achieve goals under one measure (such as quality) may have the effect of reducing the overall amounts that we would pay as a result of performance, but does not necessarily affect the ability to achieve goals under another measure (such as earnings).

The Human Resources Committee also determines whether supplemental incentive plans are necessary or appropriate. If the Human Resources Committee determines that a supplemental incentive plan is necessary or appropriate, then the Human Resources Committee approves the performance measures, the goals and the participants for the supplemental incentive plan. The Human Resources Committee did not approve any supplemental incentive plans during 2009.

In general, we grant equity-based long-term incentives annually in February. In the case of the CEO, the Human Resources Committee recommends an equity award for the CEO to the Nominating Committee for review and approval. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain instances, including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in our best interest. The CEO may grant awards of stock options and stock appreciation rights that involve not more than 100,000 shares of our common stock in the aggregate annually and not more than 25,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may also grant awards of restricted stock, restricted stock units and shares of our common stock that involve not more than 50,000 shares of our common stock in the aggregate annually and not more than 10,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may not grant equity awards to members of the Executive Leadership Team.

The Human Resources Committee has adopted a number of policies and agreements to further the goals of the executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders. These include Stock Ownership Guidelines for executives that we describe beginning on page 64.

We also provide benefits to our executives that are the same benefits received by salaried employees in general. They include medical and dental benefits, retirement plans, employee savings plans, death benefits and deferred compensation plans for eligible employees. Management reviews these programs periodically, generally with the aid of an outside consultant, and revises them when necessary. In addition, the Human Resources Committee periodically reviews aspects of these programs.

Nominating and Corporate Governance Committee

Members:	During 2009, the members of the Nominating Committee were directors Barry K. Allen, Richard I. Beattie (Chairperson), Martha F. Brooks (as of April 25, 2009), George H. Conrades, Judson C. Green, Sara L. Levinson, N. Thomas Linebarger, George L. Miles, Jr., James A. Norling and Jochen Zeitz.

Number of Meetings in 2009: 6

Nominating Committee Purpose:

The Nominating Committee Charter provides that the Nominating Committee should:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;

•	identify and make recommendations to the Board on individuals qualified to serve as our CEO;

•	review and recommend the renomination of current directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	approve goals and objectives for our CEO and review our CEO’s annual performance;

•	review and approve our CEO’s total compensation as recommended by the Human Resources Committee;

•	review and approve our Code of Business Conduct;

•	maintain a process for review of potential conflicts of interest;

•	review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or directors;

•	review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or directors;

•	review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;

•	take a leadership role in shaping the corporate governance of the company;

•	exercise the authority of the Board to adopt, administer and amend compensation plans for directors and recommend those plans to shareholders; and

•	perform other related tasks, such as studying and making recommendations to the Board concerning the size, committee structure or meeting frequency of the Board.

In December 2009, the Nominating Committee reviewed the Nominating Committee Charter and recommended proposed changes to the Board for approval. The Board approved the revised Nominating Committee Charter in December 2009, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Nominating Committee are independent under New York Stock Exchange rules.

The Nominating Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating Committee considers the following qualifications:

•	principal employment;

•	expertise relevant to the company’s business;

•	whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

The Nominating Committee’s charter has long required the committee to consider diversity in its process of selecting director nominees. Specifically, the Nominating Committee evaluates each candidate for director on, among other things, the basis of the diversity that he or she would bring to the Board, including with respect to business and professional experiences, skills, ethnicity and gender. We believe this policy has been effective in the creation of a Board comprised of diverse members and that the composition of the current Board reflects the Nominating Committee’s consideration of diversity in its evaluation and nomination process.

The Nominating Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating Committee to consider by writing to the Nominating Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating Committee’s policy regarding director candidates that shareholders recommend and the process for evaluating the nominees are as follows:

•

If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that the shareholder has recommended for available seats on the Board.

•

In making recommendations to the Board of one or more candidates to serve as a director, the Nominating Committee will examine each director candidate on a case-by-case basis regardless of who recommended the candidate. The Nominating Committee evaluates candidates in the same manner whether a shareholder or the Board has recommended the candidate.

•

In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director, the chairperson of the Nominating Committee will first make a determination whether the Nominating Committee should consider the candidate at that time based on factors the chairperson deems relevant, including our current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•

If the chairperson makes a determination that the Nominating Committee should consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee.

•

Each Nominating Committee member is responsible for sending feedback on a candidate to the chairperson. The Nominating Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.

To enable the Nominating Committee to consider a shareholder recommendation in connection with the 2011 annual meeting of shareholders, we must receive the recommendation on or before November 30, 2010.

Submitting a shareholder recommendation to the Nominating Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate may nominate the director candidate for the shareholders to vote on at the 2011 annual meeting of shareholders, in addition to recommending the candidate to the Nominating Committee, by giving written notice to our Secretary in advance of the 2011 annual meeting. To give that notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our

Secretary not less than 60 days before the date in 2011 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing this Proxy Statement on March 19, 2010, we must receive notice of a nomination for a director candidate for shareholders to consider at the 2011 annual meeting of shareholders no later than January 18, 2011. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of our Articles of Incorporation, we will not be obligated to name the shareholder’s candidate in our proxy materials.

The Nominating Committee is responsible for establishing, reviewing and revising compensation we pay to our directors. The Nominating Committee, working with management and third party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines director compensation that it believes is competitive with these companies. The Nominating Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant. The Nominating Committee most recently revised this policy in April 2009 to provide for reduced compensation for nonemployee members of the Board of Directors.

The following chart summarizes director class and committee memberships as of the date of this proxy statement:

DIRECTORS	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	HUMAN RESOURCES COMMITTEE	CLASS

Barry K. Allen, Chairman	X			I

Richard I. Beattie	X Chairperson	X		I

Martha F. Brooks	X		X	III

George H. Conrades	X		X Chairperson	II

Judson C. Green	X	X		I

Donald A. James				III

Sara L. Levinson	X		X	II

N. Thomas Linebarger	X	X		I

George L. Miles, Jr.	X	X		II

James A. Norling	X	X Chairperson		III

Keith E. Wandell				III

Jochen Zeitz	X		X	II

Board Meetings, Attendance, Executive Sessions and Annual Meeting Attendance

In 2009, there were five regularly scheduled meetings of the Board, one of which was a telephonic meeting, and six special meetings of the Board, four of which were telephonic meetings. All current directors attended at least 75% of the meetings of the Board and the committees on which they served during 2009, except Mr. Zeitz attended 71% of such meetings. Mr. Zeitz lives in Europe and, as a result, has had some difficulty attending all Board and committee meetings.

The Board met in executive sessions during all regularly scheduled meetings (except some of the telephonic meetings), without management present, and plans to continue that practice going forward. On April 25, 2009, the Board elected Mr. Allen as Chairman of the Board. As independent Chairman of the Board, he presides over these executive sessions. Mr. Allen previously served as the presiding director of the Board since 2002.

Unless a director has a conflict in his or her schedule, we expect all directors to attend the Annual Meeting of Shareholders. All of our directors attended our 2009 annual meeting of shareholders and were available to answer any shareholder questions.

Leadership Structure

Mr. Allen, who is one of our independent directors, currently serves as our Chairman of the Board. The Board has had a Chair who is not the Chief Executive Officer and not otherwise a company executive since 2005. The Board has determined that the most effective Board leadership structure for the company at the present time is for the Chief Executive Officer and Chair positions to be separate. The Board believes at this time that continuing to separate the CEO and Chairman roles will enable the new CEO to focus on the business strategy and operations of the Company, while Mr. Allen will provide the continuity of leadership of the Board necessary for the Board to fulfill its responsibilities. The Board retains the authority to modify this structure as and when appropriate to best address the company’s unique circumstances and to advance the best interests of all shareholders.

The Board’s Role in the Oversight of Risk

While the Board has the ultimate responsibility for oversight of the risk management process, various committees of the Board have a role in the oversight of risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an assessment of the company’s systems to monitor and manage business risk from our independent registered public accounting firm. Internal audit regularly reviews risk management processes and internal controls with the audit committee. The Audit Committee also receives a report at each regular Audit Committee meeting on legal and compliance matters. In addition, the Human Resources Committee reviews our compensation programs for compensation risk as we describe more fully on page 83.

Risk management is now to be an integral part of our annual strategic planning process. The entire Board will review the strategic plan each year upon completion of the process.

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the Chairman of the Board may do so by writing to the Chairman of the Board, Barry K. Allen, in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Board also has a process for shareholders to communicate with other directors. The Corporate Governance page of our website lists all current members of the Board. Shareholders and other parties interested in communicating with directors may do so by writing to that director in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director specified in the communication.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

In December 2002, our Nominating Committee adopted a written policy regarding transactions with related persons. The committee amended this policy, which we refer to as our Conflict of Interest Process for Directors, Executive Officers and Other Employees, in December 2003.

Under the policy, the chair of the Nominating Committee reviews any potential conflict that arises and is reported for our CEO or a director. If the chair of the Nominating Committee determines that an actual conflict exists, then the entire Nominating Committee reviews the potential conflict of interest. If our Nominating Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the CEO or director to remove the conflict. Any conflicts that are waived by our Nominating Committee are promptly disclosed to our shareholders.

Our Executive Vice President and General Counsel reviews any potential conflict that arises for any executive officer (other than our CEO and the Executive Vice President and General Counsel). Our CEO reviews any potential conflict that arises for our Executive Vice President and General Counsel. If the Executive Vice President and General Counsel or CEO determines that an actual conflict exists, the chair of the Human Resources Committee reviews the potential conflict. If the chair of the Human Resources Committee determines that an actual conflict exists, the entire Human Resources Committee reviews the potential conflict of interest. If our Human Resources Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.

Our Executive Vice President and General Counsel reviews any potential conflict that arises and is reported for any of our other employees. She determines whether an actual conflict exists and what, if any, steps need to be taken.

Certain Transactions

Mr. Conrades, a director, is the Executive Chairman of Akamai Technologies, Inc. We have continued a commercial relationship with Akamai that existed before Mr. Conrades joined the Board of Directors under which Akamai provides Internet content distribution services to the company. The relationship does not prevent Mr. Conrades from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Conrades joined the Board. In addition, the fees we paid to Akamai were negotiated on an arm’s length basis and are well within the categorical independence standards that the Board has adopted that we describe beginning on page 38.

Mr. Linebarger, a director, is the President and Chief Operating Officer of Cummins, Inc. We have continued a commercial relationship with Cummins that existed before Mr. Linebarger joined the Board of Directors under which we have purchased exhaust parts and components from Cummins Emission Solutions, Cummins Filtration and Cummins Power, subsidiaries of Cummins. The relationship does not prevent Mr. Linebarger from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the relationship existed before Mr. Linebarger joined the Board. In addition, the prices we pay to Cummins were negotiated on an arm’s length basis and are well within the categorical independence standards that the Board has adopted that we describe beginning on page 38.

Mr. James, a director, is Chairman, Chief Executive Officer and an equity owner of Deeley Imports, the exclusive distributor of our motorcycles in Canada. In 2009, we recorded revenue and financial services income from Deeley Imports of $177.2 million and had an accounts receivable balance due from Deeley Imports of $13.9 million as of December 31, 2009. We anticipate that we will do a similar amount of business with Deeley Imports in 2010. The Nominating Committee has considered this relationship under our Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that we provided the products and services that generated the revenue and income from Deeley Imports in the ordinary course of business at prices and on terms and conditions that we believe are the same as those that would result from arm’s length negotiations between unrelated parties.

Ms. Lione is married to a partner in the law firm of Foley & Lardner LLP. That law firm has performed legal services for the company for many years predating Ms. Lione’s employment at the company and her spouse’s election to partnership in 2000. In 2009, the company paid Foley & Lardner LLP approximately $3.2 million for legal services. The legal services that Foley & Lardner LLP provided in 2009 are in areas other than patent and patent related work, Ms. Lione’s spouse’s area of specialty. The Human Resources Committee has considered this relationship under the company’s Conflict of Interest Process for Directors and Executive Officers. The Committee has waived any conflict of interest that this relationship may represent on the basis that the law firm has had a historical relationship with the company, the company did not use the law firm for any patent or patent related legal work, and these relationships have been voluntarily disclosed in the company’s proxy statements since 2001.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 5, 2010 with respect to the ownership of our common stock by each director, our NEOs, all directors and executive officers as a group and each person or group of persons that we know to own beneficially more than 5% of our stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares(2)		Percent of Class	Shares Issuable Upon Exercise of Stock Options(3)
Barry K. Allen	45,025	(4)	*	3,100
Richard I. Beattie	30,403		*	3,100
Martha F. Brooks	8,627		*	0
George H. Conrades	77,327		*	1,800
Judson C. Green	15,215	(5)	*	0
Donald A. James	423,981	(6)	*	3,100
Matthew Levatich	102,491		*	64,803
Sara L. Levinson	18,087		*	3,100
N. Thomas Linebarger	8,604		*	0
Gail A. Lione	303,014		*	202,486
James A. McCaslin	265,552		*	196,395
George L. Miles, Jr.	10,722		*	0
James A. Norling	23,379	(7)	*	3,100
John A. Olin	83,056		*	53,587
Keith E. Wandell	252,116		*	56,775
Jochen Zeitz	6,378		*	0
All Directors and Executive Officers as a Group (23 Individuals)	2,008,097		*	759,792
Capital Research Global Investors (8)	21,334,400		9.11%	0
Davis Selected Advisers, L.P. (9)	25,793,563		11.01%	0
FMR LLC (10)	22,038,005		9.41%	0

*	The amount shown is less than 1% of the outstanding shares of our common stock.

(1)	Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.
(2)	Includes shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 5, 2010 and shares of common stock held in our 401(k) Plan, our Dividend Reinvestment Plan and our Employee Stock Purchase Plan, as of March 5, 2010. For the executive officers, the number of shares also includes shares of unvested restricted stock granted under the Harley-Davidson, Inc. 2004 Incentive Stock and/or the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as of March 5, 2010, as follows: Mr. Wandell - 193,841 shares, Mr. Olin - 24,035 shares, Mr. Levatich - 47,676 shares, Ms. Lione - 53,168 shares, Mr. McCaslin - 63,383 shares and All Directors and Executive Officers as a Group - 511,808 shares. For the named executive officers, the number of shares of unvested restricted stock as of December 31, 2009 is set forth in the table below entitled “Outstanding Equity Awards at December 31, 2009.” Restricted stock granted in February 2010 was granted pursuant to the Harley-Davidson, Inc. 2009 Incentive Stock Plan, one-third of the shares of restricted stock vest on each of the first three anniversaries of the date of grant, and the shares are subject to forfeiture until vested.

(3)	Includes only stock options exercisable within 60 days of March 5, 2010.
(4)	The Barry K. Allen Revocable 1990 Living Trust held 22,156 shares of common stock for the primary benefit of Mr. Allen. Mr. Allen has shared voting and investment power over the shares held in the trust.
(5)	The Green Family Trust held 6,570 shares of common stock for the primary benefit of Mr. Green and Joyce Green, his spouse. Both share voting and investment power over the shares held in the trust.
(6)	Deeley Imports held 393,675 shares of common stock. Mr. James has sole voting power and shared investment power over the shares.
(7)	Heritage Ventures, Ltd. held 8,000 shares of common stock. Mr. Norling has sole voting and investment power over the shares.
(8)	We derived the information from a Schedule 13G/A that Capital Research Global Investors, a division of Capital Research and Management Company, an investment company and investment adviser, filed with the company and the SEC on February 11, 2010. As of December 31, 2009, Capital Research Global Investors was deemed to be the beneficial owner of 21,334,400 shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. As of December 31, 2009, Capital Research Global Investors had sole voting power over 9,449,900 shares, shared voting power over zero shares, sole investment power over 21,334,400 shares and shared investment power over zero shares. Capital Research Global Investors is located at 333 South Hope Street, Los Angeles, California 90071.
(9)	We derived the information from a Schedule 13G/A that Davis Selected Advisers, L.P., an investment adviser, filed with the company and the SEC on February 12, 2010. As of December 31, 2009, Davis Selected Advisers had sole voting power over 21,086,144 shares, shared voting power over zero shares, sole investment power over 25,793,563 shares and shared investment power over zero shares. Davis Selected Advisers is located at 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756.
(10)	We derived the information from a Schedule 13G that FMR LLC, an investment adviser, filed with the company and the SEC on February 16, 2010. As of December 31, 2009, 21,914,763 of these shares were beneficially owned by Fidelity Management & Research Company (“Fidelity”), a registered investment adviser and wholly-owned subsidiary of FMR LLC. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and the investment companies for which Fidelity acts as investment adviser (“Funds”), each has sole investment power as to these shares; the Funds’ Boards of Trustees had sole voting power as to such shares. As of December 31, 2009, 2,027 of these shares were beneficially owned by Strategic Advisors, Inc., a registered investment advisor and wholly-owned subsidiary of FMR LLC. Edward C. Johnson 3d and FMR LLC, through their control of Strategic Advisors, Inc., each had sole investment power and sole voting power as to these shares. As of December 31, 2009, 121,215 of these shares were beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), a bank and indirect wholly-owned subsidiary of FMR LLC. Edward C. Johnson 3d and FMR LLC, through their control of PGATC, each had sole investment power and sole voting power as to these shares. FMR LLC, Fidelity and Strategic Advisors, Inc. are located at 82 Devonshire Street, Boston, Massachusetts 02109. PGATC is located at 900 Salem Street, Smithfield, Rhode Island 02917.

Stock Ownership Guidelines

In August 2002, the Board of Directors approved Stock Ownership Guidelines that apply to directors and approximately 70 of our top leaders who are currently members of the Senior Leadership Group. The Stock Ownership Guidelines were most recently revised in September 2009 to increase the number of shares that directors and members of the Senior Leadership Group must hold. Under the revised Stock Ownership Guidelines, all directors must hold 15,000 shares of our common stock and members of the Senior Leadership Group must hold at least 7,500 to 200,000 shares of our common stock (not including grants of stock options). Each director has five years from the date of election as a director to accumulate the appropriate number of shares. Senior Leadership Group members have five years to meet the Stock Ownership Guidelines from (i) the date appointed to the Senior Leadership Group; or (ii) the date promoted to a higher career band. We describe the Stock Ownership Guidelines more fully beginning on page 64.

As of March 5, 2010, [approximately __%] of the Senior Leadership Group (including the Executive Leadership Team) have met the Stock Ownership Guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. [Davis Selected Advisers disclosed that it owned 10.7% of our common stock as of August 8, 2008, and Morgan Stanley disclosed that it owned 11.8% of our common stock as of February 28, 2009.] To our knowledge, there are no other holders of more than 10% of our common stock. Based on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our directors and executive officers, we believe that, during fiscal 2009 and to date in 2010, our directors, executive officers, and beneficial owners of more than 10% of our common stock complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis CD&A addresses our compensation programs and policies for fiscal year 2009 and how they affected executives in our Senior Leadership Group (to whom we refer as our Senior Leaders), which we describe in more detail beginning on page 10. The Senior Leaders include the following Named Executive Officers (NEOs):

•	President and Chief Executive Officer, Harley-Davidson, Inc.

•	President and Chief Operating Officer, Harley-Davidson Motor Company

•	Senior Vice President and Chief Financial Officer, Harley-Davidson, Inc.

•	Executive Vice President, General Counsel and Secretary/Chief Compliance Officer, Harley-Davidson, Inc.

•	Executive Vice President, Corporate Product Planning, Harley-Davidson Motor Company

During 2009 the following executive changes occurred:

(i) In December 2008, our former Chief Executive Officer, Mr. James Ziemer, announced that he would retire from the company. Effective May 1, 2009, the company named Mr. Keith Wandell Chief Executive Officer to succeed him. To join us, Mr. Wandell left his position as the President and Chief Operating Officer of a Fortune 100 company with which he had over 20 years of service;

(ii) On May 1, 2009, Mr. Matthew Levatich was named President of Harley-Davidson Motor Company, and the former President of Harley-Davidson Motor Company, Mr. James McCaslin, was named Executive Vice President, Corporate Product Planning; and

(iii) On April 30, 2009, the then current Chief Financial Officer, Mr. Thomas Bergmann, resigned and Mr. John Olin was named interim Chief Financial Officer. Subsequently, in September 2009, Mr. Olin was named Chief Financial Officer.

The five senior leaders listed above, together with Messrs. Bergmann and Ziemer, are the seven NEOs for whom we report compensation data for 2009.

In this CD&A, we discuss executive compensation as it broadly covers executives in our Senior Leaders, as well as how these programs and policies more specifically affect our NEOs. A subset of our Senior Leaders is the Executive Leadership Team, which is comprised of our executive officers. We name our executive officers on page 12.

We believe that our employees are a sustainable long term competitive advantage for our organization. We compete to attract and retain executive and employee talent primarily with companies for whom engineering, manufacturing and the maintenance of strong product brand and marketing focus are important parts of their businesses. The compensation programs and policies we have developed and implemented enable us to compete for these qualified and talented employees.

In 2009, these executive compensation programs and policies included the following:

•	Base salary

•	Annual cash incentive compensation

•	Equity-based awards

•	Perquisite payments (cash payments made in lieu of receiving other benefits such as a car, motorcycle and payment of club dues), and other limited perquisites

•	Retirement benefits

•	Non-qualified deferred compensation plans

•	Death benefits and a related tax payment

Our Senior Leaders are also eligible to participate in other benefit plans that are generally available to our salaried employees. In certain special circumstances, such as newly hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs. We discuss these special awards in this CD&A where it affects our NEOs. Also, for Senior Leaders members located outside the United States, we customize our compensation and benefits to meet local market tax, regulatory and competitive practices.

Oversight of Executive Compensation

The Human Resources Committee has overall responsibility for reviewing total direct compensation—consisting of base salaries, short-term incentive compensation, long-term incentive compensation and perquisites—for our vice presidents and above. In addition, the Human Resources Committee also reviews other aspects of compensation, for example deferred compensation plans and health and welfare plans. During 2009, the Human Resources Committee consisted of the following directors: Martha F. Brooks, George H. Conrades (Chairperson), Sara L. Levinson and Jochen Zeitz.

We describe the responsibilities and functions of the Human Resources Committee more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 40.

Use of Consultants and Other Advisors

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. For 2009 the Human Resources Committee retained the services of Semler Brossy as its outside executive compensation advisor. We describe the outside advisor’s primary responsibilities and reporting obligations more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 40. During 2009 Semler Brossy did not perform services for the company beyond its engagement with the Human Resources Committee that exceeded $120,000 in fees.

With the assistance of its outside executive compensation advisor, the Human Resources Committee looks to a group of comparator companies that it believes to be similar to Harley-Davidson in business characteristics and economics. These companies generally have similar characteristics, such as being within a selected range of revenue and market capitalization and having engineering, manufacturing and the maintenance of strong product brand and marketing focus as key attributes. Annually, the Human

Resources Committee reviews compensation levels and reward practices of these comparator companies as stated in their respective proxy disclosures. In February 2008, the Human Resources Committee, based upon input from its outside executive compensation advisor, approved the use of the following organizations as our comparator group for compensation and reward practices (even though not all peer organizations demonstrate all selection attributes):

Avon Products, Inc.

The Black & Decker Corporation

Colgate-Palmolive Company

Cummins Inc.

Danaher Corporation

Eaton Corporation

Energizer Holdings, Inc.

The Gap, Inc.

Harman International Industries, Incorporated

Kimberly-Clark Corporation

Medtronic, Inc. NIKE, Inc. Precision Castparts Corp. Rockwell Automation, Inc. Rockwell Collins, Inc. The Stanley Works Starbucks Corporation Thor Industries, Inc. Xerox Corporation

In addition to the compensation data for these comparator companies, the outside executive compensation advisor also provides the Human Resources Committee and management with its analysis of a broader set of data from leading compensation surveys as additional market reference points for various components of compensation for the NEOs. The additional compensation survey sources that we used for benchmarking purposes include Mercer’s Executive Compensation Survey (which includes 2,579 companies), Watson Wyatt’s Top Management Survey (which includes 1,388 companies), Towers Perrin’s Executive Compensation Database (which includes 783 companies) and Hewitt’s Total Compensation Management Executive Compensation Survey (which includes 381 companies). We have included lists of all of the companies in these surveys on our website at www.[                    ]. We have utilized general industry data and, where available by survey, manufacturing industry data. All survey data was size adjusted, using regression analysis to normalize to a revenue size of $5.5 billion where regression relationships existed and using similarly-sized tabular data where regression relationships were not provided. NEO compensation was benchmarked versus competitive medians based upon survey data and proxy data, weighted equally where appropriate matches were available. The Human Resources Committee believes that this survey data, together with the proxy data from the comparator group, accurately defines competitive market compensation levels for executive talent.

The Human Resources Committee reviews compensation and incentives to evaluate their alignment with our compensation philosophy and to link the financial interests of our Senior Leaders with the interests of our shareholders. This involves reviewing the mix of short and long-term incentive opportunities as they relate to base pay, our competitive environment and our overall philosophy of having a significant amount of pay based on performance. Annually, the Human Resources Committee reviews its outside advisor’s analysis of the three main elements of our total direct compensation.

Executive Compensation Philosophy

Our compensation philosophy emphasizes pay for performance by targeting base salary midpoints for our Senior Leaders, including our NEOs, at approximately the market median, with actual pay levels varying around the midpoints based upon factors such as performance and experience. We target short-term incentive opportunities and long-term awards at approximately the market median. The goal is to provide an opportunity for total direct compensation that is competitive and sufficient to attract and retain executives.

Our executive compensation philosophy is designed to:

•	Provide a competitive compensation opportunity to allow us to attract, retain and appropriately motivate key talent;

•

Provide a significant portion of pay based on performance (incentive compensation), so that actual compensation paid will vary up and down with our performance. The portion of pay based upon performance increases for more senior executive positions; and

•

Align executive and shareholder interests by linking incentive pay primarily to key quantitative financial results. We further enhance this alignment by using equity-based grants. The value that participating executives realize from such grants depends upon our share price.

Components of the Executive Compensation Program

The compensation packages of our Senior Leaders, and more specifically for NEOs, consist of several elements. The primary elements include:

Base Salary. Base salaries provide members of the Senior Leaders with a portion of total compensation that is fixed. We set base salaries by starting with salary midpoints which are approximately at the competitive market median. We then make adjustments on a subjective basis based upon an executive’s individual performance and their accomplishment of key initiatives as determined by the assessment of their supervisor, the length and nature of the executive’s experience, their competency in the position and the potential for advancement. We utilize competitive market data that our Human Resources Department and the executive compensation advisor provide in addition to published independent survey data.

The Human Resources Committee evaluates the performance of the CEO, with input from the independent directors on the Nominating Committee, and reviews external market compensation data in conjunction with Semler Brossy to formulate the CEO’s salary. It then recommends such compensation for approval by the Nominating Committee. The CEO has the responsibility for determining salary levels of other executives. Senior Leaders recommend salaries for other Senior Leaders that report to them, and the CEO approves the salaries for Senior Leaders at the vice president level and above before providing them to the Human Resources Committee for review during the February Human Resources Committee meeting. The Human Resources Committee believes that the disparity that exists between the base salary level of the CEO as compared with other NEOs is supported by competitive market data and is appropriate based upon the level of accountability for his position. Historically, we have utilized a standard base salary increase date of March 1st; however, during 2009 the timing of salary increases was delayed until June 1st.

In February 2009 the Human Resources Committee reviewed the CEO’s salary increase recommendations for other Senior Leaders at the vice president level and above, including the NEOs. In the case of the CEO, Semler Brossy made a recommendation to the Human Resources Committee for its consideration that included external market compensation data. However, based upon his previously announced intention to retire, Mr. Ziemer’s base pay was not changed in 2009. In April 2009, the Committee, utilizing data that Semler Brossy supplied and based on our philosophy for establishing base salaries, determined the appropriate level of base salary to provide to Mr. Wandell in his offer of employment. In determining the appropriate base pay for Mr. Levatich upon his promotion to the position of President of the Motor Company effective May 1, 2010, Mr. Wandell considered and utilized data that Semler Brossy supplied and considered our philosophy for establishing base salaries. Similarly, Mr. Wandell considered and utilized data that Semler Brossy supplied and considered our philosophy for establishing base salaries to determine the base pay level for Mr. Olin in conjunction with his promotion to Chief Financial Officer on September 18, 2010.

Short-Term Incentive Plans (STIP). Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon company performance during the course of our fiscal year relative to financial goals or other performance objectives that we generally establish prior to the start of the year.

Under the Employee Short Term Incentive Plan, which shareholders approved at the 2005 annual meeting, the Human Resources Committee annually approves several STIP programs to motivate and reward the performance of employees of Harley-Davidson, Inc. (Corporate), the Motor Company, Buell, HDFS, Harley-Davidson Dealer Systems, Inc. (“HDDS”) and MV Agusta.

For 2009, Mr. McCaslin participated in the Motor Company STIP. Mr. Levatich participated in the MV Agusta STIP for the period January 1, 2009 through April 30, 2009 and in the Motor Company STIP for the period May 1, 2009 through December 31, 2009. Mr. Olin participated in the Motor Company STIP for the period January 1, 2009 through September 17, 2009 and in the Corporate STIP from September 18, 2009 through December 31, 2009. In addition to these operating companies’ STIP programs, we have a Corporate STIP. This Corporate STIP provides a financial incentive for contributions made to our future success and prosperity by the following NEOs who have company-wide responsibilities and who do not participate in other STIPs: Mr. Wandell, Ms. Lione and, as of September 18, 2009, Mr. Olin. During 2009, Mr. Ziemer and Mr. Bergmann participated in the Corporate STIP until they left the employment of the company. Mr. Bergmann did not retire and therefore would have been ineligible for a STIP payment if one had been earned. In the case of Mr. Ziemer, as consideration for his efforts in transitioning to a new CEO, the Nominating Committee approved a payment of an amount that equaled Mr. Ziemer’s target STIP opportunity based upon the time elapsed from in 2009 through the date of his retirement, regardless of actual STIP performance. The STIP programs are generally approved by the Human Resources Committee at the December meeting before the respective STIP programs are effective for the following year. For 2010 our NEOs (and the entirety of the Executive Leadership Team) will participate in the Corporate STIP.

In October 2009 the company announced the discontinuation of the Buell product line and its intent to sell MV Agusta. In light of these decisions, there were no 2010 STIP Plans developed or approved for Buell or MV Agusta employees.

Upon the completion of the fiscal year, the Human Resources Committee reviews the extent to which actual performance satisfies the defined performance goals for each STIP. We typically pay STIP awards in February after the prior year’s financial statement audit is complete and the Human Resources Committee reviews and approves earned amounts. The maximum individual payment under each of our various STIPs is limited to $3 million in any year. The Human Resources Committee has the right to reduce awards that executives would otherwise earn under the Corporate STIP by an amount not to exceed 50%.

Historically, all employees (other than field sales employees who participate in a sales incentive or commission plan) have participated in a STIP. The Human Resources Committee has reviewed and approved performance measures and goals for each of the STIPs that it believes will encourage all eligible employees to achieve their respective goals. For 2009, the plans had different measures and formulas. However, they all were objective and quantifiable.

In December 2008, the Human Resources Committee reviewed and approved the 2009 performance measures and goals for the Motor Company, Buell, MV Agusta and HDFS STIPs. The Motor Company, Buell, and HDFS STIP measures included a threshold of consolidated Earnings before Interest and Taxes, or EBIT, as a percent of motorcycles and related products revenue of 11% or greater as the minimum performance required to pay any amounts under a STIP. EBIT is comparable to “Operating income” as presented in the company’s 2009 Consolidated Statement of Operations in the 2009 Annual Report on Form 10-K. Based upon 2009 performance, there were no payment to any participants, including participating NEOs. Also in December 2008, the Human Resources Committee reviewed and approved the performance measures, goals and target STIP opportunities under the 2009 Corporate STIP. The Corporate STIP plan also had a threshold of consolidated EBIT as a percent of motorcycles and related products revenue of 11% or greater as the minimum performance required to pay any amounts under a STIP. For many years, the Company used EBIT as the key financial measure in the STIPs for the vast majority of its employees. To reduce confusion and better align the interests of the few executives in the Corporate STIP with the interests of all other employees, we changed the financial measure for the Corporate STIP plan from EPS to EBIT. We believed the use of EBIT as the financial measure in the Corporate STIP continued to provide alignment of interests among executives and shareholders in that EBIT provides a good measure of Company financial performance and moves in correlation with EPS. Based upon our actual 2009 performance, there were no STIP payments to any participant in the Corporate STIP.

However, to induce Mr. Wandell to join the company in the middle of an incentive plan year without having input into the operating plan for 2009 or the development of the STIP for 2009, including the setting of performance measures, the Human Resources Committee and the Nominating Committee approved that Mr. Wandell should receive a payment equal to the greater of the amount he would receive under the STIP based on actual performance or his target STIP opportunity for 2009. Because there was no payment under the Corporate STIP based on 2009 company performance, Mr. Wandell received a payment, in February 2010, that equaled his target STIP opportunity of 120% of his actual 2009 base compensation. As previously discussed, Mr. Ziemer also received a payment, in February 2010, that equaled his target STIP opportunity at 100% of his actual 2009 base compensation.

The Human Resources Committee, in December 2008, also approved a separate 2009 Leadership STIP for NEOs and the other Senior Leaders. Individuals who participated in the Leadership STIP for 2009 had their target STIP opportunity under their regular STIP adjusted downward so that no NEO or any other participant would have had a greater target total short-term incentive opportunity than they would have had without the Leadership STIP. There were no payments to any NEO or other participants in the Leadership STIP for 2009 since any payment was conditioned on achieving consolidated EBIT as a percent of motorcycles and related products revenue of 11% or greater.

In December 2009, the Human Resources Committee reviewed and approved the 2010 performance measures and goals for the Corporate STIP, Motor Company STIP, and HDFS STIP plans. These short term incentive award opportunities for 2010 are pay for performance and, for the executive officers, will be based on consolidated asset productivity (not including finance assets and finance debt of Harley-Davidson Financial Services, Inc.) and net income margin. The Human Resources Committee also reviewed and approved the target STIP opportunities for all NEOs that participate in the Corporate STIP. Target award percentages for these opportunities range from 60% of base salary to 120% of base salary for NEOs.

The key financial measures that we use in our 2010 STIP plans relate to our financial results as presented in our consolidated financial statements and notes as follows:

Consolidated Net Income Margin: consolidated income from continuing operations divided by consolidated total revenue.

Consolidated Asset Productivity: consolidated total revenue divided by the sum of consolidated property, plant and equipment, net and consolidated Net Working Capital.

Net Working Capital: the sum of accounts receivable, net; inventories; prepaid expenses and other current assets (excluding deferred income taxes and restricted cash) less accounts payable and accrued liabilities (excluding dividends payable).

Motor Company EBIT Margin: Motorcycles and Related Products operating income divided by Motorcycles and Related Products revenue.

Motor Company Asset Productivity: Motorcycles and Related Products revenue divided by the sum of Motorcycles and Related Products property, plant and equipment, net and Motorcycles and Related Products Net Working Capital.

Under all of the STIP Plans, the minimum payout is zero (0) and the maximum payout under the formulas will be 200% of a participant’s target STIP opportunity with a cap of $3 million.

Also in December 2009, the Human Resources Committee approved the Leadership STIP applicable in 2010. The Leadership STIP provides the opportunity to earn an incentive payment that supplements amounts that a participant can earn under the 2010 Corporate STIP with target opportunities that range up to 30% of the participant’s target STIP opportunity (before adjustment for the Leadership STIP). Payments under the Leadership STIP can range between 0 and 200% of the participant’s target Leadership STIP opportunity based upon the participant’s performance in the areas of progress on strategic goal attainment and leadership behaviors. Each participant in the Leadership STIP had his or her target STIP opportunity under the Corporate or Motor Company STIP, as applicable, adjusted downward so that the participant will not have a greater total target short-term incentive opportunity than he or she would have had without the Leadership STIP. The Human Resources Committee approves relevant objectives for the CEO, and the CEO approves the relevant objectives for other NEOs. The Human Resources Committee, with final approval by the Nominating Committee, will review the CEO’s performance against his approved objectives, and the CEO will review the performance of the other Senior Leaders in the Leadership STIP against their respective approved objectives with the Human Resources Committee. Based upon these evaluations, a determination will be made as to what extent an executive has attained the objectives in the Leadership STIP.

Corporate STIP. Mr. Wandell - for the period May 1, 2009 through the end of the year, Ms. Lione – for the entire year, Mr. Olin - for the period September 18, 2009 through the end of the year, Mr. Ziemer - for the period January 1, 2009 until his retirement, and Mr. Bergmann – for the period of January 1, 2009 through April 30, 2009, participated in the Corporate STIP in 2009. The Human Resources Committee approved consolidated EBIT as a percent of motorcycles and related products revenue, weighted 50%, and the weighted average combined results of all other STIP Plans, weighted at 50%, as the two performance criteria for the 2009 Corporate STIP formula. The Human Resources Committee approved 13.8% as the target for consolidated EBIT as a percent of motorcycles and related products revenue. The Human Resources Committee, in approving these goals, took into account the current economic environment for discretionary consumer durable products, the overall health of the economy, our product plans, exchange rates and projected global demand for motorcycles, and the demand for consumer financing of motorcycles. The Human Resources Committee believed that the goals based on EBIT as a percent of motorcycles and related products revenue and the weighted average results of all other STIP Plans were more appropriate than a growth-based plan and provided adequate incentive for participants to strive to achieve the respective Corporate and functional objectives for 2009. For 2009 performance, the formula provided for no STIP payouts unless consolidated EBIT as a percent of motorcycles and related products revenue was at least equal to 11% (threshold). Based upon 2009 performance, where consolidated EBIT as a percent of revenue was 4.6%, which was below the threshold performance, all participants, including the NEOs, in the Corporate STIP received no payments based on company performance. However, as noted above, both Mr. Wandell and Mr. Ziemer received pro-rata payments based upon their target STIP opportunities. Mr. Wandell, as a condition of his employment, had a target STIP opportunity percentage of 120% of his base pay while Mr. Ziemer had a STIP target opportunity percentage of 100% of his base pay. Based upon input the Committee received from Semler Brossy regarding the competitive marketplace, the Human Resources Committee and the Nominating Committee approved Mr. Wandell’s STIP target opportunity.

For 2010, the Human Resources Committee approved a Corporate STIP formula as follows: 50% of the target STIP opportunity will be based upon achieving Consolidated Net Income Margin and the remaining 50% of the target STIP opportunity will be calculated based upon Consolidated Asset Productivity. The rationale for using Consolidated Asset Productivity in conjunction with Net Income Margin is to provide incentives relating to both the balance sheet and the income statement. These measures will take into account the level of net income and the return on investment, which involves the size and quality of earnings. The Human Resources Committee believes that the goals based on Consolidated Net Income Margin and Consolidated Asset Productivity are appropriate and balanced and provide adequate incentive for participants to strive to achieve the respective corporate objectives for 2010. Based upon these considerations, the Human Resources Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level.

Motor Company STIP. Messrs. Levatich and McCaslin were among over 8,500 participants in the Motor Company STIP plans in 2009. We based award payouts under the Motor Company STIP plans upon financial targets related to consolidated EBIT as a percentage of motorcycles and related products revenue and objectively-measured strategic/operational targets related to worldwide retail sales and quality, model year launch measures and SG&A reductions. For 2009, this formula provided for 0% STIP award payouts unless consolidated EBIT as a percent of motorcycles and related products revenue of 11% (threshold) or greater was achieved. Based upon 2009 performance, where consolidated EBIT as a percent of motorcycles and related products revenue was 4.6%, which was below the threshold performance, all participants, including the NEOs, in the Motor Company STIP received no payments. Other Motor Company STIP measures that we believe we can disclose after the end of the relevant performance period without causing us competitive harm are retail motorcycle sales, wholesale general merchandise sales and wholesale parts and accessories sales. The targets and actual results of those categories by region are as follows:

	Europe		Asia Pacific		Latin America		North America
Measure	Target	Actual	Target	Actual	Target	Actual	Target	Actual
Motorcycle Sales (units)	48,299	44,141	25,166	24,179	8,776	6,266	213,011	180,756
P&A Wholesale Sales ($000s)	79,225	94,200	67,884	76,600	5,613	5,800	611,196	587,200
GM Wholesale Sales ($000s)	31,600	31,500	17,000	18,500	3,200	2,700	230,856	220,000

In December 2009, the Human Resources Committee approved the 2010 Motor Company STIP which has been designed to provide for objectives that drive participant behavior to attain Motor Company EBIT Margin and Motor Company Asset Productivity goals and Consolidated Net Income Margin and Consolidated Asset Productivity goals. Under the Motor Company STIP, 50% of the result is derived from performance under Motor Company EBIT Margin and Motor Company Asset Productivity measures and the remaining 50% is derived from performance under the Consolidated Net Income Margin and Consolidated Asset Productivity measures. Similar to the Corporate STIP, the measures in the Motor Company STIP provide a balance between size of earnings and quality of earnings by utilizing income statement and balance sheet measures.

Changes for 2010 include having all employees in the Motor Company on the same plan with the same performance measures. The 2009 Motor Company plans all had the EBIT as a percentage of motorcycles and related products revenue threshold but also had different regional and/or operational goals.

The Human Resources Committee believes that the measures put in place for 2010 for eligible participants within the Motor Company provide adequate incentive to achieve the annual operating goals of the Motor Company relating to Motor Company EBIT Margin and Motor Company Asset Productivity. The Human Resources Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level.

Leadership STIP. Under the Leadership STIP that the Human Resources Committee approved in December 2008, the Committee, with final approval by the Nominating Committee, reviewed the CEO’s performance in 2009 against his objectives. Mr. Wandell’s 2009 objectives were those that the committees had previously approved for Mr. Ziemer when he was in the role of CEO. However, as the required threshold of corporate financial performance was not attained, there were no payments under the 2009 Leadership STIP to the CEO or any other participant in the Leadership STIP.

Other STIP Plans. In 2009, we sponsored other STIP Plans for HDFS and MV Agusta which generally covered all employees in those business units. Mr. Levatich participated in MV Agusta STIP Plan for the period January 1, 2009 through April 30, 2009 but did not receive a payment under that Plan.

Long-term Incentive Plan (LTIP). The Human Resources Committee believes that long-term, equity-based incentives are a key component of total compensation for participating executives. Their purpose is to: (i) enhance the growth and profitability of our company by focusing the Senior Leaders and other key employees on our long-term financial success and growth in value, providing balance and perspective to annual goals and incentives; and (ii) further align the interests of shareholders and employees. In addition, the Human Resources Committee believes that stock-based incentives provide a valuable tool to retain and attract key employees. Using objective market data provided by Semler Brossy, and reviewed annually, we assign each key position that is eligible to participate in the 2009 Incentive Stock Plan a target value of annual long-term incentive opportunity.

In February 2009 we provided long-term incentive compensation under our 2004 Incentive Stock Plan which gave the Human Resources Committee the flexibility to grant equity instruments, including stock options, stock appreciation rights, restricted stock and restricted stock units. We review and evaluate these various equity awards and determine the most appropriate approach after considering external market competitive practices and emerging trends.

For 2009, the Human Resources Committee used a methodology to calculate an individual’s potential long-term incentive award value that provided for a midpoint award (which was expressed as a percentage of base pay) that was based approximately upon the market median. We currently consider approximately 600 employees eligible to participate in the Long Term Incentive Plan and each of these participants has a targeted midpoint equity award (expressed as a percentage of their base pay) based upon their salary grade. In addition to the midpoint, each position was assigned a maximum annual award value that was 30% higher than the midpoint. These amounts may be adjusted downward as warranted based upon the evaluation of the CEO in the case of all participants other than himself and by the Nominating Committee in the case of the CEO. The minimum award was zero. The actual long-term incentive award for each eligible participant was based upon a subjective judgment of his or her performance, long term potential, retention risk, unique skill set, previously granted equity awards and other factors. In certain circumstances, the Human Resources Committee approves LTIs that may fall outside the range as described, such as for retention purposes.

We describe the process and restrictions on granting long term incentive awards more fully in the “Corporate Governance Principles and Board Matters—Human Resources Committee” section beginning on page 40.

Beginning in 2005, the Human Resources Committee began providing long-term incentive awards through a mix of restricted stock and stock options after generally providing only stock options in the past. The Human Resources Committee determined that a mix of options and restricted shares was appropriate, considering executive motivation and retention as well as external competitive market compensation practices trending toward increased use of restricted stock. Since 2006, the Human Resources Committee has approved long term incentive awards which delivered 50% of the grant date fair value in stock options and 50% in restricted stock. The Human Resources Committee believed this mix of long-term awards provided more effective motivation and retention of employees, in light of our business, the external competitive market for talent, and competitive compensation practices.

In February 2009, the Human Resources Committee reviewed competitive market data with the CEO (except in the case of his own individual awards) and Semler Brossy and approved a combination of stock options and restricted stock based on the methodology we discuss above for each Senior Leader and others eligible to receive equity awards. We converted the value for each participant that resulted from the methodology into a grant of stock options and an award of restricted stock. For this conversion, we valued stock options using a lattice-based model and valued restricted stock at the market price based on the closing price of the stock on the date of grant. Based upon similar considerations, and with input from the outside executive compensation advisor, the Human Resources Committee recommended the amount of the CEO’s stock option grant for the Nominating Committee to approve.

In certain special circumstances, such as for newly hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs (special equity awards for newly hired executives). To induce Mr. Wandell to leave his then current employer and partially offset amounts that Mr. Wandell lost or forfeited by departing that employer and to give Mr. Wandell a pro rata award for 2009, Mr. Wandell received an award of restricted stock and stock options upon the commencement of his employment with us. Both Mr. Levatich and Mr. Olin, in conjunction with their promotions in May and September, respectively, received stock awards, using the same methodologies and data that we used in making grants in February 2009, to provide for a pro rata equity award based upon the scope of their new positions and responsibilities. All of these awards are disclosed in the Grants of Plan Based Awards Table.

Options and restricted shares are awarded to employees and directors pursuant to a process approved by the Human Resources Committee. Annual option and restricted share awards historically have occurred in February after the release of fourth quarter earnings at which time the “window” for effecting transactions in the company’s stock is generally open for those employees who, through their job, have access to material non-public information. Off cycle grants of options and/or restricted shares may only be effective on dates during an open window period and occur after a determination is made by the CEO that an individual is deserving of an award because: (i) an eligible employee was inadvertently omitted from the annual award list; (ii) an eligible employee is a recent hire; (iii) an eligible employee excelled in his/her job; (iv) an eligible employee is promoted to a new career band (which is stock eligible) or (v) an eligible employee is valued and management wants to retain the individual. For Senior Leaders members located outside the United States, we adjust our long-term incentives to address local market tax, regulatory and competitive practices.

Stock Options. The Human Resources Committee believes stock options are a valuable tool to align the Senior Leaders with long-term shareholder value creation by placing a portion of their compensation at risk, tied to stock price appreciation. Stock option grants also enable us to attract and retain the services of executives that we consider essential to our long-range success by providing them with a competitive compensation package and an opportunity to become owners of our stock. Participants can realize value from stock options only to the extent the price of our common stock on the date of exercise exceeds the exercise price.

Each stock option that we granted in 2009 permits a member of the Senior Leaders, for a period of ten years, to purchase shares of our common stock at an exercise price utilizing the closing price of the stock on the date of grant. The date of grant is the day on which the Human Resources Committee approves the award, typically at its meeting in February. Stock options that we granted in 2009 generally become exercisable in four equal annual installments beginning one year after the grant date. However, in certain circumstances we provide a different vesting schedule as was the case with the option award that we made to Mr. Ziemer in February 2009. The Human Resources Committee was cognizant of Mr. Ziemer’s announced intention to retire and desired to give Mr. Ziemer an incentive to facilitate the transition to a new CEO.

Restricted Stock. While the Human Resources Committee believes that stock options represent a valuable tool to align the Senior Leaders with our goal of stock price appreciation, it also acknowledges that competitive market practices have continued to shift and restricted stock awards are prevalent. The Human Resources Committee believes that restricted stock awards complement our use of stock options by providing an effective and valuable tool to recruit and retain the Senior Leaders.

Restricted stock awards are for shares of our common stock that a member of the Senior Leaders will only earn when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The annual restricted stock awards that we made in 2006, 2007, 2008 and 2009 vest fully at the end of four years. Historically, recipients of annual restricted stock awards had the potential to vest half of their shares early, if their respective average STIP performance over the two year period after grant met target. However, in 2009 the Human Resources Committee eliminated this benefit. During the restricted period, the recipient is entitled to receive dividends on each share of restricted stock.

In addition to annual awards, we also use special equity awards in special circumstances, for recruiting, special recognition or retaining employees. Restricted stock that we use for these special purposes may have different vesting conditions as was the case with the awards that we provided to Mr. Wandell at the time of his employment. The special vesting schedule for this restricted stock provides for one-third vesting on each of the second, third and fourth anniversaries of the commencement of his employment. While the purposes of the restricted stock grant were to induce Mr. Wandell to leave his then current employer and partially offset amounts that Mr. Wandell lost or forfeited by departing that employer and to give Mr. Wandell a pro rata award for 2009, we also wanted an appropriate incentive for Mr. Wandell to remain with the company.

Other Benefits.

We provide other benefits to our Senior Leaders, including medical and dental benefits; death benefits; deferred compensation; retirement plans; employee savings plan; a fixed cash payment in lieu of other perquisites and certain other limited perquisites. The goal of these programs is to provide benefits that are competitive in the marketplace where we compete for executives at the Senior Leaders level. In general, these benefits have been in place for a number of years and to the extent needed were modified to comply with the requirements of Section 409A of the Internal Revenue Code. In addition, to a large extent, the most significant benefits available to the Senior Leaders (such as health, welfare and retirement benefits) are those that are available to all of our salaried employees. Effective January 2010, we modified health care plans available to Senior Leaders and all other salaried U.S. employees to give these employees a choice among a standard Preferred Provider Organization (PPO) type plan and a High Deductible Health Plan; employees can choose among plans that require monthly premiums or higher out-of-pocket payments. We made these changes to better manage company health care costs, to promote employee consumerism and to focus on healthy lifestyles.

Medical and Dental Benefits. We provide medical and dental benefit plans that are available to substantially all employees, including the Senior Leaders. We do not provide any supplemental medical or dental benefits to our NEOs.

Death Benefits. We provide death benefits to the Senior Leaders in the amount of one and one half to four times annual base pay, depending on level, under which participants are generally entitled to proceeds under one or more insurance policies to the extent of the benefit. For non-executive salaried employees, we provide death benefits in the amount of one and one-half times base pay.

Deferred Compensation. We maintain a Non-Qualified Deferred Compensation Plan for salaried employees, in which a group of highly compensated employees (as defined by the Internal Revenue Code) are eligible to participate. Under the terms of this plan, participants can defer a portion of their base salary, a portion of their annual STIP payment and/or a portion of their annual restricted stock award. If a participant in this plan makes an election to defer eligible compensation and there are statutory limits on such participant’s ability to defer at least 6% of eligible compensation into the qualified employee Retirement Savings Plan, then the participant will also receive company matching contributions in this plan that would have been made in the qualified plan if no statutory limit had been applicable. We believe earnings on amounts deferred reflect the returns available in the market. This plan is structured to comply with Section 409A of the Internal Revenue Code.

Retirement Plans.

Salaried Defined Contribution Retirement Plan. We maintain a qualified non-contributory, defined contribution plan that covers all U.S. salaried employees who were employed on or after August 1, 2006. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that would have been accrued or payable under this defined contribution plan if statutory limits that apply to this defined contribution plan as a plan qualified under the Internal Revenue Code had not been applicable.

Salaried Pension Plan. The Motor Company has long maintained a qualified non-contributory, defined benefit pension plan which covers all U.S. salaried employees who were employed prior to August 1, 2006.

Employee Savings Plans. We have qualified section 401(k) savings plans for employees, which we believe are competitive with other similar companies. Eligible participants can make contributions to the plan up to the Internal Revenue Code limits. We provide matching contributions based upon the attainment of specific levels of EBIT as a percentage of revenue for certain groups of our employees. For plan year 2008 (paid in 2009), all eligible employees received matching contributions. For plan year 2009 (to be paid in 2010), there were no matching contributions made.

Restoration Plan. We have long maintained a non-qualified Pension Benefit Restoration Plan pursuant to which we pay participants amounts that would have been accrued under or payable from the Salaried Pension Plan if statutory limits that apply to the Salaried Pension Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Supplemental Agreements. For many years, we have had in place a Supplemental Executive Retirement Plan Agreement with Mr. McCaslin. Under this agreement, upon his retirement at or after age 55 with 15 years of service, he is entitled to a yearly retirement benefit payment that may exceed the amount payable to him under the Salaried Pension Plan and the Restoration Plan. As of December 31, 2009, there is one additional executive who is not a NEO who has a supplemental agreement dating from May 1996.

Payment in Lieu of Post Retirement Life Insurance. Certain Senior Leaders, including the NEOs, who retire after reaching age 55 are entitled to receive a net payment equal to one year’s base salary at retirement. We adopted this benefit in 1995 in lieu of providing post retirement life insurance coverage and have filed the agreement that documents this benefit with the Securities and Exchange Commission.

Perquisites. We provide perquisites and other compensation to our Senior Leaders who are based in the United States. The perquisites for Senior Leaders consist of an annual cash payment (generally in lieu of receiving other benefits such as a car, or a motorcycle, or payment of club dues). For a subset of the Senior Leaders including all NEOs, we provide a limited financial planning benefit. Additionally, to further promote the Harley-Davidson brand and the recognition of Senior Leaders members as representatives of the company at rallies and other industry events, they receive an allowance for the purchase of MotorClothes® apparel and accessories.

Other Compensation. For Senior Leaders and other executives, we have standard compensation packages applicable to relocations and overseas assignments. In addition, in particular cases, such as short term assignments, we may include other elements in our discretion. For example, because Mr. Levatich’s relocation to Italy and assignment with MV Agusta was shorter than we and he had anticipated, we made additional payments to Mr. Levatich to compensate him for unanticipated expenses related to the short term nature of his stay.

Additional Executive Compensation Policies and Agreements

In addition to the compensation programs described above, we have adopted a number of policies and agreements to further the goals of the overall executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders.

Stock Ownership Guidelines. In August 2002, the Board of Directors approved Stock Ownership Guidelines which the Board revised most recently in September 2009. The revised Stock Ownership Guidelines increase stock ownership requirements and are applicable to all members of our Senior Leaders. The guidelines stipulate that executives hold a stated minimum number between 7,500 to 200,000 shares of our common stock (not including stock option grants), depending on their level. Each executive has until the later of September 2014 or five years from the date he or she becomes a member of the Senior Leaders, or is promoted to a higher level with the Senior Leaders, to accumulate the appropriate number of shares. In addition, the most recent revisions to the guidelines provide that, until the applicable guideline is achieved, the executive must retain the 50% of stock he or she receives as a result of the exercise of stock options.

The table below describes the ownership guidelines for the CEO and other executive officers:

Career Band	Title	Shares
S99	Chief Executive Officer	200,000
S96	President/Chief Operating Officer - The Motor Company	80,000
S96	President/ Chief Operating Officer - HDFS	80,000
S96	Executive Vice Presidents	60,000
S93	Senior Vice Presidents	30,000
S90	Vice President	20,000
S80	Vice President or General Manager	15,000
S70	Senior Director or General Manager	7,500

In addition, non-U.S. based Senior Leaders who are not required to pay U.S. income tax are required to hold 50% of the shares assigned to their designated Career Band.

The Human Resources Committee monitors each Senior Leader’s progress toward, and continued compliance with, the guidelines. Restricted Stock, restricted stock units, shares held in 401(k) accounts and shares of common stock held directly by senior leaders count toward satisfying the guidelines. Unexercised stock options do not count toward satisfying the guidelines.

Transition Agreements. We have entered into Transition Agreements with the CEO and each of the other NEOs (as well as four additional Senior Leaders) that become effective upon a change in control of Harley-Davidson, Inc. as defined in the Transition Agreements. We currently have two forms of these agreements, both of which have been filed with the SEC. One form of the agreement, which is applicable to Mr. McCaslin and Ms. Lione, provides that if we terminate the individual’s employment for any reason (other than for cause) within two years after a change in control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change in control, or for no reason during a limited period of time beginning one year after the change in control, would entitle the executive to the benefits afforded in the agreement. These Transition Agreements state that if any of the payments to the employees are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then we will pay the penalty that the Code imposes upon the employee plus related taxes. This form of agreement dates back to 1996 and was last modified for Mr. McCaslin and Ms. Lione to comply with the requirements of Section 409A of the Code in 2008.

In 2009, Mr. Wandell, Mr. Levatich and Mr. Olin entered into Transition Agreements that provide that if we terminate the individual’s employment for any reason (other than for cause) within two years after a change in control, then such individual will receive a cash payment and certain other benefits. To the extent that payments to these executives under these agreements would be considered “excess parachute payments” as defined in Section 280G of the Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. In these new agreements, there are no provisions for an excise tax gross up or any provision for payment of benefits in the event the executive voluntarily terminates his employment for no reason. In addition, for grants after April 2009, we eliminated immediate vesting of equity awards upon a change in control for those Senior Leaders who are parties to Transition Agreements.

The Human Resources Committee approved this revised form of Transition Agreement for Mr. Levatich and Mr. Olin and the Nominating and Corporate Governance Committee approved it for Mr. Wandell. We believe the circumstances that entitle an individual to payments upon termination strike the appropriate balance between protecting the interests of the executives and our shareholders.

A table below presents estimates of the amounts of compensation payable to each NEO upon a change in control and termination of the executive. The assumptions we used to calculate those amounts accompany the table.

Under the Transition Agreements, a change in control of Harley-Davidson means any one of the following:

•

the total number of directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least 2/3 of the Board;

•	any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power;

•

the consummation of a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least 2/3 of the board of the surviving company after the transaction; or

•

at least 2/3 of the total number of directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change in control event (and the action is subsequently taken).

Severance Agreements. We provide a Severance Benefits Agreement to a subset of the Senior Leaders, including the CEO and the other NEOs. The Severance Benefits Agreement provides for up to one year’s salary and up to one year of certain employee benefits if we terminate employment other than for cause. We adopted a form of Severance Benefits Agreement and filed this form with the SEC in 1996. This agreement was modified in 2008 to comply with Section 409A of the Code. On June 26, 2009, the company and Mr. Bergmann entered into a Separation Agreement & Release, which confirmed matters relating to his departure from the company. Under the agreement, Mr. Bergmann was available to consult with the company’s Chief Financial Officer, its Treasurer and the President of Harley-Davidson Financial Services, Inc. for a transition period of 18 weeks. In return, we paid Mr. Bergmann transition pay for this period.

Employment Agreements. We have entered into Transition Agreements and Severance Benefits Agreements. However, we generally do not enter into employment contracts with executives that provide for ongoing terms of employment.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and our three most highly paid executive officers other than the CEO and our Chief Financial Officer. There is an exception to the $1,000,000 limitation for performance-based compensation, provided we pay it pursuant to a plan that shareholders have approved and meets certain other criteria. There were no performance-based STIP awards made during fiscal 2009 under our short-term incentive plans. As we noted above, as part of his offer of employment, Mr. Wandell received a bonus payment of 120% of the base salary that we paid to him for 2009. Also as we noted above, Mr. Ziemer received a bonus payment of 100% of the base salary that we paid to him in 2009. These payments were not based on actual performance. Therefore, to the extent that these payments, when combined with other non-performance-related pay, such as base pay and the value of restricted stock that vests, is in excess of the 162(m) threshold, it is not deductible.

It is the Human Resources Committee’s intention to utilize incentive compensation as a substantial component of our executive compensation program and to attempt to structure the payment of compensation so that we will not lose deductions under Section 162(m).

While the Human Resources Committee intends to continue to provide compensation opportunities to executives in a manner that is as tax-efficient as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation. The Leadership STIP, while performance based, is subjective, and therefore, any payments under that plan may not be deductible.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith E. Wandell
President and CEO	2009	$650,025	$780,030	$2,858,007	$2,053,002	$—	$—	$22,515	$6,363,579

John A. Olin
Senior Vice President and CFO	2009	$297,223	$—	$109,999	$448,099		$50,000	$28,488	$933,809

Matthew Levatich
President and COO - Motor Company	2009	$420,015	$—	$149,999	$675,008		$101,000	$612,310	$1,958,332

James A. McCaslin
Executive Vice President - Corporate Product Planning Motor Company	2009	$508,770	$—	$449,996	$449,998		$839,000	$41,385	$2,289,149
	2008	$500,019	$—	$850,135	$850,722	$163,456	$762,000	$39,162	$3,165,494
	2007	$495,019	$—	$346,066	$346,075	$—	$370,000	$41,637	$1,598,797

Gail A. Lione
Executive Vice President, General Counsel and Secretary/Chief Compliance Officer	2009	$460,518	$—	$449,996	$449,998		$398,000	$39,144	$1,797,656
	2008	$441,017	$—	$500,337	$500,417	$148,049	$316,000	$52,895	$1,958,716
	2007	$387,014	$—	$259,584	$259,560	$—	$153,000	$39,759	$1,098,917

James L. Ziemer
Former President and CEO	2009	$455,144	$455,144	$—	$1,948,000		$704,000	$44,221	$3,606,509
	2008	$980,704	$—	$2,249,992	$2,249,998	$450,339	$1,134,000	$116,994	$7,182,028
	2007	$875,534	$—	$1,619,385	$1,515,720	$—	$1,474,000	$80,668	$5,565,307

Thomas E. Bergmann
Former Executive Vice President and CFO	2009	$449,271		$537,498	$537,502		$(334,000)	$22,550	$1,212,821
	2008	$529,187	$—	$837,720	$837,700	$177,648	$55,000	$36,742	$2,473,997
	2007	$488,787	$—	$324,428	$324,453	$—	$34,000	$32,650	$1,204,318

(1)	During 2009, the following executive changes occurred:

•

In December 2008, our former Chief Executive Officer, Mr. James Ziemer, announced that he would retire. Effective May 1, 2009, Mr. Keith Wandell was named Chief Executive Officer to succeed him. Mr. Wandell’s annual base salary was $975,000 during 2009. The salary reported in the summary compensation table represents the portion of his base salary that he received from his date of hire through the end of 2009. Mr. Ziemer retired effective June 15, 2009. The salary reported in the summary compensation table represents the portion of his salary that he received in 2009 through his final day of employment.

•

Effective May 1, 2009 Mr. Matthew Levatich was named President of Harley-Davidson Motor Company, and the former President of Harley-Davidson Motor Company, Mr. James McCaslin, was named Executive Vice President, Corporate Product Planning. Mr. Levatich’s annual base salary as the President of Harley-Davidson Motor Company was $475,000 during 2009. The salary reported in the summary compensation table represents the portion of his base salary that he received from May 1, 2009 through the end of 2009 plus the salary he earned in his prior assignment as President of MV Agusta.

•

On April 30, 2009, the then current Chief Financial Officer, Mr. Thomas Bergmann, resigned and Mr. John Olin was named interim Chief Financial Officer. Subsequently in September 2009, Mr. Olin was named Senior Vice President and Chief Financial Officer. Mr. Olin’s annual base salary as the Senior Vice President and Chief Financial Officer was $375,000 during 2009. The salary reported in the summary compensation table represents the portion of his base salary that he received from the date he was named Senior Vice President and Chief Financial Officer through the end of 2009 plus the salary he earned in his prior assignment as Vice President and Controller of Harley-Davidson Motor Company. The salary reported in the summary compensation table for Mr. Bergmann represents the portion of his base salary that he received through April 30, 2009 plus transition pay he earned for agreeing to make himself available to consult for a transition period of 18 weeks.

(2)	In conjunction the company’s offer of employment to Mr. Wandell, the Committee approved a payment equal to the greater of actual STIP results or his target STIP for 2009. Because no payment was earned by way of company performance under the Corporate STIP, Mr. Wandell received a payment, in February 2010, that equaled his target STIP of 120% of his base compensation. As consideration for Mr. Ziemer’s transitional efforts, he received a payment of $455,144 that equaled his target STIP of 100% of his 2009 base salary through the date of his retirement. Mr. Wandell’s payment and Mr. Ziemer’s payment are included as a bonus in the summary compensation table.

(3)	We have calculated the compensation related to stock and option awards based on the grant date fair value of an award. We based the fair value of stock awards on the market price of the shares awarded on the date of grant (which considers the value of dividends that the holder of restricted shares is entitled to receive). We calculated the fair values of option awards using a binomial lattice model. Refer to Note 15 of our 2009 financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, for details regarding assumptions we used to value the option awards.

(4)	NEOs earned non-equity incentive plan compensation during 2008 and received payment for the awards in 2009. We disclose this compensation in the table for the year in which it was earned. NEOs did not earn non-equity incentive plan compensation in 2007 or 2009.

(5)	The amounts in this column represent the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2008 to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2009. The change in pension value for Mr. Ziemer was impacted by his retirement during 2009. The change in pension value for Mr. Bergmann was impacted by his resignation in 2009. Refer to the narrative to the Pension Benefits Table for further information.

(6)	During 2009, Mr. Wandell received cash payments of $19,733 in lieu of receiving certain perquisites and personal benefits, which we refer to as a perquisite payment. The remaining balance of all other compensation consists of a reimbursement for taxes related to life insurance policies associated with a death benefit. Non-cash perquisites received had an aggregate incremental cost that was less than $10,000 and are appropriately excluded from all other compensation.

During 2009, Mr. Levatich received cash payments of $26,500 in lieu of receiving certain perquisites and personal benefits, a $6,900 401(k) matching contribution, a non-qualified deferred compensation plan contribution, a reimbursement for taxes related to life insurance policies associated with a death benefit. In addition, during 2009 Mr. Levatich received compensation related to his overseas assignment as President of MV Agusta and his relocation back to the United States including the following items: $104,844 for living expenses (including goods and services differentials and allowances for items such as housing and an automobile), $108, 913 for relocation expenses, $163,878 for tax equalization payments, $95,983 for home buyout costs, $34,757 for losses incurred on personal items, $21,704 for temporary housing expenses and $47,156 for tax payments on reimbursements.

During 2009, Mr. Olin received cash payments of $20,300 in lieu of receiving certain perquisites and personal benefits. The remaining balance of all other compensation consists of a 401(k) matching contribution, a non-qualified deferred compensation plan contribution, a reimbursement for taxes related to life insurance policies associated with a death benefit. Non-cash perquisites received had an aggregate incremental cost that was less than $10,000 and are appropriately excluded from all other compensation.

During 2009, Mr. McCaslin received cash payments of $29,600 in lieu of receiving certain perquisites and personal benefits. The remaining balance of all other compensation consists of a 401(k) matching contribution, a non-qualified deferred compensation plan contribution, a reimbursement for taxes related to life insurance policies associated with a death benefit. Non-cash perquisites received had an aggregate incremental cost that was less than $10,000 and are appropriately excluded from all other compensation.

During 2009, Ms. Lione received cash payments of $29,600 in lieu of receiving certain perquisites. The remaining balance of all other compensation consists of a 401(k) matching contribution, a non-qualified deferred compensation plan contribution, a reimbursement for taxes related to life insurance policies associated with a death benefit. Non-cash perquisites received had an aggregate incremental cost that was less than $10,000 and are appropriately excluded from all other compensation.

During 2009, Mr. Ziemer received cash payments of $14,800 in lieu of receiving certain perquisites and personal benefits and a non-qualified deferred compensation plan contribution of $22,521. The remaining balance of all other compensation consists of a 401(k) matching contribution. Non-cash perquisites received had an aggregate incremental cost that was less than $10,000 and are appropriately excluded from all other compensation.

During 2009, Mr. Bergmann received cash payments of $14,800 in lieu of receiving certain perquisites and personal benefits. The remaining balance of all other compensation consists of a 401(k) matching contribution and a non-qualified deferred compensation plan contribution. Non-cash perquisites received had an aggregate incremental cost that was less than $10,000 and are appropriately excluded from all other compensation.

Grants of Plan Based Awards for 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Keith E. Wandell		$780,030	$780,030	$1,560,060
		$—	$1,170,000	$2,340,000
	5/1/2009							132,807			$2,858,007
	5/1/2009								227,102	$21.52	$2,053,002
John A. Olin		$—	$267,500	$535,000
	2/12/2009							8,943			$109,999
	2/12/2009								22,587	$12.30	$109,999
	10/19/2009								30,000	$28.54	$338,100
Matthew S. Levatich		$—	$472,500	$945,000
	2/12/2009							12,195			$149,999
	2/12/2009								30,801	$12.30	$150,001
	5/1/2009								58,076	$21.52	$525,007
James A. McCaslin		$—	$360,500	$721,000
	2/12/2009							36,585			$449,996
	2/12/2009								92,402	$12.30	$449,998
Gail A. Lione		$—	$327,600	$655,200
	2/12/2009							36,585			$449,996
	2/12/2009								92,402	$12.30	$449,998
James L. Ziemer		$—	$—	$—
	2/12/2009								400,000	$12.30	$1,948,000
Thomas E. Bergmann		$—	$—	$—
	2/12/2009							43,699			$537,498
	2/12/2009								110,370	$12.30	$537,502

(1)	In May 2009, in conjunction the company’s offer of employment to Mr. Wandell, the Committee approved a payment to Mr. Wandell equal to the greater of his STIP entitlement for 2009 based on actual STIP results or his target STIP opportunity for 2009. In December 2009, the Human Resources Committee approved the Corporate STIP, the Motor Company STIP and Leadership STIP plans relating to 2010 performance and the Nominating and Corporate Governance Committee approved the Corporate STIP and Leadership STIP as applied to the CEO. Under these plans each NEO has the potential to earn the estimated future payouts that we disclose above during 2010 which we would pay out in February 2011. We include further details regarding these plans, including information on performance criteria, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section beginning on page 56.
(2)	Restricted stock awards involve shares of our common stock, and NEOs earn the shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The restricted stock awards that we granted to NEOs in February 2009 vest fully at the end of four years. The restricted stock awards that we granted to Mr. Wandell in May 2009 will vest 33% after 2 years, 33% after 3 years, and 33% after 4 years. During the restricted period, each share of restricted stock entitles the recipient to receive quarterly payments equal to the quarterly dividends on one share of common stock, if any are paid to shareholders.
(3)	Mr. Ziemer, our former CEO, retired in 2009, and Mr. Bergmann, our former Chief Financial Officer, resigned in 2009. As a result, they did not receive a non-equity incentive plan award grant in 2009 relating to 2010 performance.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For 2009, we maintained the following executive compensation programs for our named executive officers:

•	Base salary

•	Annual cash incentive compensation

•	Equity-based awards

•	Perquisite payments (cash payments made in lieu of receiving other benefits such as a car, motorcycle and payment of club dues), and other limited perquisites

•	Retirement benefits

•	Non-qualified deferred compensation plan

•	Death benefits and a related tax payment

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section beginning on page 56.

Outstanding Equity Awards at December 31, 2009

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Excercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexcercisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Keith E. Wandell	—	227,102		$21.52	05/01/19
						132,807	$3,346,736
John A. Olin	5,000	—		$42.77	05/19/13
	11,104	—		$52.45	02/10/14
	7,081	—		$61.20	02/15/15
	4,344	1,449		$51.46	02/14/16
	3,055	3,056		$68.91	02/14/17
	7,190	21,570		$39.04	02/13/18
	—	22,587		$12.30	02/12/19
	—	30,000		$28.54	10/19/19	19,641	$494,953
Matthew S. Levatich	2,490	—		$52.10	02/13/12
	3,314	—		$40.72	02/12/13
	8,883	—		$52.45	02/10/14
	5,957	—		$61.20	02/15/15
	4,017	1,339		$51.46	02/14/16
	4,574	4,575		$68.91	02/14/17
	4,861	14,586		$39.04	02/13/18
	—	30,801		$12.30	02/12/19
	—	58,076		$21.52	05/01/19	35,938	$905,638
James A. McCaslin	42,240	—		$40.72	02/12/13
	33,777	—		$52.45	02/10/14
	21,578	—		$61.20	02/15/15
	13,176	4,393		$51.46	02/14/16
	11,644	11,645		$68.91	02/14/17
	20,332	60,999		$39.04	02/13/18
	—	92,402		$12.30	02/12/19	68,505	$1,726,326
Gail A. Lione	27,518	—		$44.41	02/08/11
	24,514	—		$52.10	02/13/12
	32,930	—		$40.72	02/12/13
	26,589	—		$52.45	02/10/14
	16,985	—		$61.20	02/15/15
	10,372	3,458		$51.46	02/14/16
	8,733	8,734		$68.91	02/14/17
	11,960	35,881		$39.04	02/13/18
	—	92,402		$12.30	02/12/19	77,200	$1,945,440
James L. Ziemer	39,446	—		$33.59	02/17/10
	31,331	—		$44.41	02/08/11
	28,045	—		$52.10	02/13/12
	37,673	—		$40.72	06/12/12
	30,125	—		$52.45	06/12/12
	19,245	—		$61.20	06/12/12
	80,000	—		$47.79	06/12/12
	52,500	—		$51.87	06/12/12
	51,000	—		$68.91	06/12/12
	53,776	—		$39.04	06/12/12
	400,000	—		$12.30	06/12/12	—	$—

(1)	We granted all options ten years prior to the expiration date and each grant vests ratably over a four year period beginning with the first 25% vesting one year after the date of grant, the second 25% vesting two years after the date of grant, the third 25% vesting three years after the date of grant and the final 25% vesting four years after the date of grant.
(2)	Mr. Wandell’s restricted shares will vest as follows: 44,269 shares on May 1, 2011, 44,269 shares on May 1, 2012 and 44,269 shares on May 1, 2013.

(3)	Mr. Olin’s restricted shares will vest as follows: 1,689 shares on February 14, 2010, 1,318 shares on February 14, 2011, 7,691 shares on February 13, 2012 and 8,943 shares on February 12, 2013.
(4)	Mr. Levatich’s restricted shares will vest as follows: 1,562 shares on February 14, 2010, 1,973 shares on February 14, 2011, 5,000 shares on February 14, 2012, 5,208 shares on February 13, 2012, 12,195 shares on February 12, 2013 and 10,000 shares on August 22, 2013.
(5)	Mr. McCaslin’s restricted shares will vest as follows: 5,122 shares on February 14, 2010, 5,022 shares on February 14, 2011, 21,776 shares on February 13, 2012 and 36,585 shares on February 12, 2013.
(6)	Ms. Lione’s restricted shares will vest as follows: 24,032 shares on February 14, 2010, 3,767 shares on February 14, 2011, 12,816 shares on February 13, 2012 and 36,585 shares on February 12, 2013.

Option Exercises and Stock Vested in 2009

Options Exercised and Stock Vested For 2009

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Keith E. Wandell	—	$—	—	$—
John A. Olin	—	$—	820	$10,086
Matthew S. Levatich	—	$—	690	$8,487
James A. McCaslin	—	$—	2,497	$30,713
Gail A. Lione	—	$—	983	$12,091
James L. Ziemer	—	$—	59,866	$1,015,736
Thomas E. Bergmann	—	$—	—	$—

Pension Benefits

	Pension Benefits
Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Keith E. Wandell	Retirement Annuity Plan for Salaried Employees of Harley-Davidson	—	$—	$—
	Restoration Plan	—	$—	$—
	Payment in lieu of life insurance on retirement		$—	$—
John A. Olin	Retirement Annuity Plan for Salaried Employees of Harley-Davidson	6.7	$114,000	$—
	Restoration Plan	6.7	$67,000	$—
	Payment in lieu of life insurance on retirement		$—	$—
Matthew S. Levatich	Retirement Annuity Plan for Salaried Employees of Harley-Davidson	15.4	$209,000	$—
	Restoration Plan	15.4	$133,000	$—
	Payment in lieu of life insurance on retirement		$—	$—
James A. McCaslin	Retirement Annuity Plan for Salaried Employees of Harley-Davidson	17.3	$635,000	$—
	Restoration Plan	17.3	$2,694,000	$—
	Supplemental Executive Plan		$2,798,000	$—
	Payment in lieu of life insurance on retirement		$889,000	$—
Gail A. Lione	Retirement Annuity Plan for Salaried Employees of Harley-Davidson	12.2	$436,000	$—
	Restoration Plan	12.2	$1,092,000	$—
	Payment in lieu of life insurance on retirement		$751,000	$—
James L. Ziemer	Retirement Annuity Plan for Salaried Employees of Harley-Davidson	33.8	$1,150,000	$46,000
	Restoration Plan	33.8	$7,154,000	$—
	Payment in lieu of life insurance on retirement		$1,613,000	$—
Thomas E. Bergmann	Retirement Annuity Plan for Salaried Employees of Harley-Davidson	3.7	$—	$—
	Restoration Plan	3.7	$—	$—

Narrative to Pension Benefits Table

We maintain the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Salaried Pension Plan”). Under the Salaried Pension Plan, our salaried employees (excluding employees of HDFS and certain other subsidiaries), including Mr. Olin, Mr. Levatich, Ms. Lione and Mr. McCaslin, are generally eligible to retire with unreduced benefits at age 62 or later. As discussed earlier, Mr. Ziemer retired in 2009, and Mr. Bergmann resigned in 2009 before vesting in any pension benefits. Mr. Wandell is not eligible to participate as the plan was closed to new participants in 2006.

Benefits are based upon monthly “final average earnings” as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and 0.9% of the primary monthly Social Security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after December 31, 1994 is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1994 and his or her benefit under the revised formula for service after that date.

For each eligible NEO, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, bonus and non-equity incentive compensation as shown in the Summary Compensation Table) paid over five highest total compensation years within the last ten years of service prior to the participant’s retirement or other date of termination.

Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan.

We have adopted the Pension Benefit Restoration Plan pursuant to which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan. Approximately 110 employees participate in the Restoration Plan. An executive may elect payment in an optional form, including a single lump sum payment in lieu of periodic payments of the Restoration Plan benefit.

We have Supplemental Executive Retirement Plan Agreements with Messrs. McCaslin and Ziemer. There is one additional executive who is not an executive officer who has a Supplemental Agreement. At this time, we do not expect to enter into any additional Supplemental Agreements. Under the Supplemental Agreements for Messrs. McCaslin and Ziemer, a participant who retires at or after age 55 with 15 years of service under the Salaried Pension Plan is entitled to a yearly retirement benefit payment equal to, for retirement at age 55, 35% of the executive’s annualized final average earnings increasing in equal increments to 50% of annualized final average earnings for retirement on or after age 62, reduced by the amount of any pension payable under the Salaried Pension Plan, by the amount of benefits under the Restoration Plan and by any other of our defined benefit retirement programs. An executive may elect payment in an optional form, including a single sum payment in lieu of periodic payments of the Supplemental Agreement benefits. The Supplemental Agreement provides additional benefits to Mr. McCaslin, but in light of Mr. Ziemer’s tenure, the Supplemental Agreement provided no additional benefits to Mr. Ziemer.

Certain executives, including Mr. Wandell, Mr. Olin, Mr. Levatich, Ms. Lione and Mr. McCaslin are entitled to receive a lump sum payment equal to one year’s salary plus applicable taxes upon retirement at or after age 55. Mr. Ziemer was entitled to this benefit upon his retirement in 2009. We have adopted this defined benefit in lieu of providing post-retirement life insurance.

We computed the present value of each NEO’s accumulated benefit using the same assumptions and measurement date that we used for financial reporting purposes for our 2009 financial statements. For each active NEO that was eligible to receive benefits as of the end of the year, we assumed a retirement age of 62, which is the earliest age at which an NEO may retire under the plan without any reduction to benefits. Because Mr. Ziemer retired during 2009, we used his actual retirement age and his actual benefit payments to calculate his accumulated benefit under the Salaried Pension Plan. The amounts shown under the Restoration Plan and Payment in lieu of life insurance on retirement are the actual lump sum amounts that we paid to Mr. Ziemer in January 2010. Refer to Note 15 of our 2009 financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, for details regarding assumptions we used to value the pension plans.

Nonqualified Deferred Compensation

	Nonqualified Deferred Compensation
Name (a)	Executive Contribution in Last FY ($) (1) (b)	Registrant Contributions in Last FY ($)(1)(2) (c)	Aggregate Earnings in Last FY ($)(1)(3) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(4) (f)
Keith E. Wandell	$—	$—	$—	$—	$—
John A. Olin	$86,000	$1,080	$93,650	$—	$463,120
Matthew S. Levatich	$—	$850	$271	$—	$1,121
James A. McCaslin	$—	$850	$107,350	$(1,335,586)	$860,835
Gail A. Lione	$50,000	$850	$45,836	$(767,040)	$58,935
James L. Ziemer	$41,668	$22,521	$(164,242)	$(895,876)	$1,453,665
Thomas E. Bergmann	$—	$850	$5,831	$—	$24,896

(1)	Executive contributions to these plans represent compensation that NEOs earned but elected to defer. The executive contribution is therefore included in the NEO’s salary or non-equity incentive plan compensation reported in the Summary Compensation Table.
(2)	The company matches up to 50 percent of employee deferred compensation contributions (including contributions to the company’s 401k plans and its non-qualified deferred compensation plans) on the first six percent of cash compensation (salary and non-equity incentive plan pay) that an executive defers. The amount of such match that is included in the non-qualified deferred compensation plan is equal to the total match less the amount of match contributed to the NEO’s 401k account. Matching contributions made in the last fiscal year (2009) relate to employee contributions for the preceding year (2008). We reflect these matching contributions as a component of all other compensation in the Summary Compensation Table.

(3)	Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. In addition, certain executives have amounts invested in an option that provides returns that are indexed to the Moody’s long-term bond rate (this option was closed to new contributions as 1/1/2000). No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.
(4)	The total amount of executive and registrant non-qualified deferred compensation plan contributions for 2007, 2008 and 2009 (included in the aggregate deferred compensation balance above) that has also been included as compensation in the Summary Compensation Table is as follows: Mr. Wandell—$0, Mr. Olin—$86,000, Mr. McCaslin—$0, Ms. Lione—$126,207, Mr. Ziemer—$1,023,748 and Mr. Bergmann—$4,503.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested through our 401(k) savings plan and pension and similar plans.

Change in Control Table

We have entered into a Transition Agreement with each NEO. The Transition Agreements provides that, if we terminate the individual’s employment for any reason (other than for cause) within two years after a change in control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change in control, or for Mr. McCaslin and Ms. Lione for no reason during a 30-day period of time beginning one year after the change in control, would entitle the executive to the benefits under the agreement. We describe the Transition Agreements more fully in the section “Compensation Discussion and Analysis—Transition Agreements” beginning on page 65. That section also outlines the definition of a change in control under the Transition Agreements.

Our incentive stock plans also contain provisions that apply if there is a change in control. All restricted stock awards and option grants that we made under our 2004 Incentive Stock Plan and predecessor plans that are unvested become fully vested upon a change in control. Equity awards that we made under our 2009 Incentive Stock Plan to an executive who was then a party to a Transition Agreement do not become fully vested upon a change in control (but may become vested if we terminate the individual’s employment for any reason other than cause within two years after a change in control).

The table below presents estimates of the amounts of compensation payable to each NEO who was an employee on December 31, 2009 upon a change in control and termination of the executive in a manner that entitles the executive to cash severance. The amounts shown assume that such change in control and termination were both effective as of December 31, 2009. The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination. These amounts are in addition to amounts that a NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

Benefit	Keith E Wandell	James A McCaslin	Matthew S Levatich	Gail A Lione	John A Olin
	Change in Control	Change in Control	Change in Control	Change in Control	Change in Control
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$5,265,090	$2,979,417	$2,559,042	$2,406,780	$1,660,002
Interrupted Bonus (b)	—	478,139	378,014	334,260	178,334
Retirement Benefits (c)
DB Plan (d)	—	5,000	349,000	563,000	173,000
Savings Plans/Deferred Compensation Plan(e)	257,400	—	—	—	—
Retiree medical	—	—	—	—	—
Total	$257,400	$5,000	$349,000	$563,000	$173,000
Other Benefits (c)
Health & Welfare	$150,477	$91,902	$52,425	$81,116	$51,171
Outplacement	30,000	30,000	30,000	30,000	30,000
Perquisites	88,800	88,800	88,800	88,800	60,900
Tax Gross-Ups	—	—	—	—	—
Total	$269,277	$210,702	$171,225	$199,916	$142,071
Equity (f)(g)
Restricted Stock	$3,346,736	—	—	—	—
Unexercisable Options	835,735	—	213,716	—	—
Total	$4,182,472	$—	$213,716	$—	$—
Total	$9,974,239	$3,673,258	$3,671,001	$3,503,956	$2,153,407
EARNED COMPENSATION (payment not contingent on termination)
Equity (h)
Restricted Stock	$—	$1,726,326	$905,638	$1,945,440	$494,954
Unexercisable Options	—	1,191,986	397,332	1,191,986	291,372
Total	$—	$2,918,312	$1,302,970	$3,137,426	$786,325
Total	$—	$2,918,312	$1,302,970	$3,137,426	$786,325
GRAND TOTAL	$9,974,239	$6,591,570	$4,973,971	$6,641,382	$2,939,733

Footnotes to Change in Control Table

(a)	For each NEO, the cash severance reflects the product of three times the sum of the NEO’s highest annual base pay in the preceding 5 years plus the higher of the NEO’s bonus opportunity (at target) for the year in which the change in control event occurs or the highest annual bonus in the preceding 5 years. For Mr. Wandell, whom we employed for only a portion of 2009, the bonus element reflects a bonus opportunity (at target) for less than a full year.
(b)	For each NEO other than Mr. Wandell, the interrupted bonus reflects the higher of the NEO’s target STIP opportunity for 2009 or the actual bonus earned in 2008 on the assumption that the actual bonus for 2009 would not have been determined had the change in control occurred December 31, 2009. Because Mr. Wandell was entitled to receive a minimum bonus payment based on his target STIP opportunity for 2009 as part of his offer of employment, he would not have received this as a result of a change in control.
(c)	Pursuant to our Transition Agreements, upon a termination following a change in control in a manner that entitles the executive to cash severance, an NEO is entitled to receive three years of continued coverage in our health and welfare benefit programs, three years of pension service credit for those who participate in the pension plan (but not beyond age 65) based on assumed compensation, up to three years of outplacement services, and three years of annual perquisite payments based upon the amount of those payments per year for the NEO. Also, under their Transition Agreements, to the extent that Mr. McCaslin or Ms. Lione would have an obligation to pay excise taxes under Section 280G of the Internal Revenue Code, they are entitled to receive the amount needed to offset the excise taxes and all taxes on the receipt of payment for the excise tax. Under Transition Agreements with Mr. Wandell, Mr. Levatich and Mr. Olin, to the extent that payments to these executives would be considered “excess parachute payments” as defined in Section 280G, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. In these new agreements, there are no provisions for an excise tax gross up. Amounts in the table assume that the executives received the full payment. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.
(d)	The present values of qualified and nonqualified pension plan benefits are calculated using the same actuarial assumptions that we used for the Pension Benefits Table.
(e)	Pursuant to Mr. Wandell’s Transition Agreement (he is not eligible for the defined benefit pension plan), Mr. Wandell is entitled to an amount equal to the employer retirement contribution that would have been made under the qualified and nonqualified defined contribution plans if his employment had continued for three additional years (but not beyond age 65). The employer retirement contribution is 4% of base salary and annual bonus paid during the calendar year preceding the year of the change in control or the year of termination, whichever is more beneficial to Mr. Wandell. The estimated payment amount was calculated based upon Mr. Wandell’s annual salary rate and full-year target bonus amount as of December 31, 2009.
(f)	For each NEO, reflects the value of restricted stock and unvested options awards that become vested upon a termination following a change in control. The definition of change in control under our stock plans is essentially the same as in the Transition Agreements.
(g)	We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. The value of the unvested shares of restricted stock held by each NEO was calculated based upon the aggregate market value of such shares. We used a price of $25.20 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2009, as reported by the New York Stock Exchange.
(h)	For each NEO, reflects the value of restricted stock and unvested options awards that become vested upon a change in control regardless of whether the executive’s employment is actually terminated. Equity awards that we made to Messrs. Wandell, Levatich and Olin under our 2009 Incentive Stock Plan do not vest upon a change in control (but may become vested if we terminate the executive’s employment for any reason other than cause within two years after a change in control).

Severance Arrangements

We have entered into a Severance Benefits Agreement with each NEO. The Severance Benefits Agreement provides that if we terminate an NEO’s employment at any time, then the NEO is entitled to receive certain benefits, unless we terminate the NEO for cause or in connection with the NEO’s death or disability. Six months after the date of termination, the NEO would be entitled to receive a lump sum payment equal to the executive’s annual base salary. Each Severance Benefits Agreement ceases to be applicable if the Transition Agreement for the executive becomes effective.

In addition, the NEO would be entitled to receive medical, dental and death benefits on the same terms as the plans are made available to employees generally for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. We are also required to maintain and pay the premiums on any split-dollar life insurance policy on the NEO for 12 months or until the NEO becomes employed on a substantially full-time basis, whichever is earlier. The amounts shown in the table below reflect the cost of providing the medical, dental and vision coverage and the imputed income associated with the provision of the continuation of company provided death benefits.

The Severance Benefits Agreement provides that the NEO is also entitled to benefits to which he or she is vested and entitled under our stock, 401(k), compensation, pension or deferred compensation plans.

The table below presents estimates of the amounts of compensation payable to each NEO under the Severance Benefits Agreement upon a termination of the executive absent a change in control for any reason other than cause, death or disability. The amounts shown assume that such termination was effective as of December 31, 2009. The actual amounts to be paid can only be determined at the time of the executive’s termination.

Executive Benefits Upon Termination Absent a Change in Control	Keith Wandell	Matthew Levatich	James McCaslin	Gail Lione	John Olin
Cash Severance	$975,000	$535,000	$515,000	$468,000	$460,000
Other Benefits
Health and Welfare	$16,332	$15,492	$10,008	$15,482	$16,332
Death Benefits	$10,847	$1,468	$9,129	$5,246	$1,661
Total	$1,002,197	$551,960	$534,137	$488,728	$477,993

To receive the severance benefits described above, the NEO must execute a general release of claims against the company.

Vesting of Restricted Stock

We have awarded restricted stock to NEOs, and NEOs earn these shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, this also applies if the NEO terminates employment (for reasons other than death, disability, cause or accepting other full-time employment) on or after age 62, on or after age 55 if the NEO has completed five years of service, or with the consent of the HR Committee. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the company, willful refusal to perform duties consistent with the NEO’s office, position or status with the company or other conduct or inaction that the HR Committee determines constitutes cause. As we disclose in the Change in Control Table, certain restricted stock awards also vest fully on a change in control.

The following table reflects, for each NEO, the value of restricted stock awards that become vested upon a termination of the NEO’s employment for each of the reasons indicated in the table. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $25.20 per share to determine market value, which was the closing price of our common stock on December 31, 2009, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the NEO’s Severance Benefits Agreement.

Named Executive Officer	Retirement	Death or Disability	Termination by Company*
Keith E. Wandell	0	$805,669	0
James A. McCaslin	$692,849	$692,849	0
Matthew S. Levatich	0	$378,126	$126,000
Gail A. Lione	$534,719	$1,030,302	$504,000
John A. Olin	0	$210,370	0

*	While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. The awards that vest fully if we terminate the NEO other than for cause are special awards that vest in full after five years. There is no pro rata vesting based on performance or due to retirement. As a result, the awards give the NEO a strong incentive to remain with the company.

Payments Made Upon Death or Disability

If a NEO dies or becomes disabled while he or she is employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock awards, the NEO will receive benefits under our disability plan or payments under our death benefits, as appropriate. Our death benefits provide that each NEO is entitled to life insurance proceeds in the amount of three times the NEO’s annual base pay at the time of death while he or she is an executive officer (four times in the case of the Chief Executive Officer).

Under the form of our Transition Agreement with Mr. McCaslin and Ms. Lione, if their employment terminates due to death during employment after the change in control but on or before the date that is 30 days following the first anniversary of the change in control, then the NEO’s estate will receive the same cash payment that applies upon a termination without cause. In addition, if an NEO dies after a termination that entitles the NEO to a cash payment, or if an NEO’s death during active employment after a change in control entitles the NEO’s estate to a cash payment, then health benefit coverage for the NEO’s eligible dependents will continue until the earlier to occur of one year following the executive’s death or three years following the executive’s termination. All other welfare benefit coverage will cease at the date of the NEO’s death. If the NEO’s death occurs prior to termination but after the date that is 30 days following the first anniversary of the change in control, then no benefits are payable under the Transition Agreement.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Barry K. Allen	$90,000	$50,000	$—	$—	$—	$—	$140,000
Richard I. Beattie	$95,000	$50,000	$—	$—	$—	$—	$145,000
Martha F. Brooks	$80,000	$50,000	$—	$—	$—	$—	$130,000
George H. Conrades	$90,000	$50,000	$—	$—	$—	$—	$140,000
Judson C. Green	$85,000	$50,000	$—	$—	$—	$—	$135,000
Donald A. James	$80,000	$50,000	$—	$—	$—	$—	$130,000
Sara L. Levinson	$80,000	$50,000	$—	$—	$—	$—	$130,000
Thomas Linebarger	$85,000	$50,000	$—	$—	$—	$—	$135,000
George L. Miles, Jr.	$85,000	$50,000	$—	$—	$—	$—	$135,000
James A. Norling	$90,000	$50,000	$—	$—	$—	$—	$140,000
Jochen Zeitz	$80,000	$50,000	$—	$—	$—	$—	$130,000

(1)	Directors have the option of receiving all or a portion of their fees in the form of stock. The portion of fees received at the election of the director in the form of stock in 2009 was $45,000 for Barry K. Allen; $47,500 for Richard I. Beattie; $ 40,000 For Martha F. Brooks; $90,000 for George H. Conrades; $80,000 for Donald A. James; $85,000 for N. Thomas Linebarger; and $40,000 for Jochen Zeitz.
(2)	In August 2002, the Board of Directors approved stock ownership guidelines which the Board revised in August 2004 and more recently in September 2009. The guidelines stipulate that all directors must hold 15,000 shares of Harley-Davidson Common Stock. Each director has until five years from the date he or she is elected a director to accumulate the appropriate number of shares. In addition, the guidelines provide that until the applicable ownership level is achieved, the director must receive at least 50% of his or her fees in the form of stock.
(3)	Directors receive an annual grant of share units, each representing the right to receive one share of our stock and therefore having the value of one share of our stock. The payment of share units is deferred until a director ceases to serve as a director and share units are payable at that time in actual shares of our stock. The compensation related to share unit awards has been calculated based on the grant date fair value of the award. The fair value of a share unit is based on the market price of a share of stock on the date of grant. Refer to Note 15 of the company’s 2009 Financial Statements as included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, for additional information related to the company’s stock awards.
(4)	Non-employee directors received annual option grants during the years 1998 – 2002. The options were granted with prices equal to the market value of stock on the date of grant and vested immediately. The following directors have option awards outstanding to purchase the number of shares noted: Barry K. Allen 3,100, Richard I. Beattie 3,100, George H. Conrades 1,800, Donald A. James 3,100, Sara L. Levinson 3,100 and James A. Norling 3,100.

Narrative to Director Compensation Table

Directors who are not employees received an annual retainer fee of $80,000 in fiscal 2009. Mr. Allen received an additional $10,000 for his service as the Chairman of the Board. For serving as the chairperson of the Audit, Human Resources or Nominating Committees, a non-employee director received an additional annual retainer fee of $10,000. Members of the Audit Committee, other than the chairperson, received an additional $5,000 annual retainer fee in recognition of Audit Committee service. Directors who are our employees (currently Mr. Wandell) do not receive any special compensation for their services as directors.

Pursuant to our Director Stock Plan, as amended, a non-employee director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid in each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our annual meeting of shareholders. In addition, non-employee directors receive an annual grant of share units, each representing the right to receive one share of our common stock and therefore having the value of one share of our common stock. In 2009, the size of that grant was equal to the number of shares of common stock having a value of $50,000.

Also pursuant to our Director Stock Plan, directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock. Deferrals of fees payable in cash are credited to a cash account and will earn a return based on investment options that we make available to the director and that the director selects. A director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with applicable rules regarding deferred compensation plans.

The purpose of our Director Stock Plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of common stock or share units. At the Annual Meeting, we are asking Shareholders to approve the Amended and Restated Harley-Davidson, Inc. Director Stock Plan. There is a summary description of the Amended and Restated Director Stock Plan beginning on page 22.

In addition, we provide to non-employee directors a clothing allowance of $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of the Motor Company. We may also provide a director with the use of a motorcycle where doing so may further our business objectives.

Compensation Risk Assessment

The Human Resources Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Human Resources Committee reviews annually the principal components of executive compensation as follows: base salaries are revised annually and fixed in amount; annual incentive pay focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria; and our annual leadership incentive plan rewards our executives on achievement of individual strategic and leadership goals. The incentive cash plans provide that the Human Resources Committee may reduce awards that executives would otherwise earn by up to 50% and there are caps on all maximum cash payouts as previously described. The Human Resources Committee believes that the incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking. The Human Resources Committee also believes that the equity component of the long term incentive plan, coupled with the stock holding requirements in the Stock Ownership Guidelines, aligns our executives’ interests with those of our shareholders by ensuring our executives have significant value tied to long-term stock performance.

The other major component of our executive officers’ compensation is long term incentives through a mix of stock options and restricted stock that the Human Resources Committee believes are important to help further align executives’ interests with those of our shareholders. The Human Resources Committee believes these awards do not encourage unnecessary or excessive risk taking because the value of the awards is tied to our stock price and because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance.

The Human Resources Committee believes that the structure of the STIP Plans which focuses behaviors on broad-based financial performance of the company as a whole, the Motor Company and HDFS and the structure of the long-term incentive program which rewards individuals for share price appreciation and long-term attainment of key strategic metrics achieve an appropriate balance of important objectives. The Committee also believes that the structures of these plans do not provide incentives for participants to engage in making risky decisions in their management of the business.

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Human Resources Committee has reviewed and discussed with management the CD&A that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the CD&A in this Proxy Statement.

2009 Human Resources Committee of the Board of Directors

Martha F. Brooks (as of April 2009)

George H. Conrades, Chairperson

Sara L. Levinson

Jochen Zeitz

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Board has empowered the Nominating Committee to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member’s responsibility to attend meetings and review all pre-meeting materials.

During 2009, the Nominating Committee demonstrated its commitment to sound corporate governance practices for the benefit of our company and our Shareholders. In February 2009, the Nominating Committee recommended to the Board that it amend the company’s Bylaws to implement a majority vote standard for the election of directors in an uncontested election in the form of a director resignation policy for those directors who do not receive a majority vote. Also, at the 2009 Annual Meeting, shareholders voted in favor of a shareholder proposal requesting declassification of the Board. In response, the Nominating Committee recommended to the Board that it approve submitting to Shareholders for consideration at the Annual Meeting an amendment to our Restated Articles of Incorporation that begins immediately to declassify the Board at the Annual Meeting and provides for the annual election of directors.

We have a Code of Business Conduct that applies to all of our employees, officers and Board members. Our General Counsel regularly reports to the Nominating Committee on matters related to the Code of Business Conduct. We also have in effect the Conflict of Interest Process for Directors and Executive Officers that the Nominating Committee has approved. The Code of Business Conduct, the Conflict of Interest Process for Directors and Executive Officers, the Corporate Governance Policy and each of the three committee Charters appear on the Corporate Governance page of our website at http://www.harley-davidson.com. In addition, the Corporate Governance page of our website contains information about how our stakeholders can contact Board members if they have questions or issues of concern for the Board. We are not including the information available through our website as a part of this Proxy Statement.

As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board, the Board’s committees and the Directors. In addition, the Nominating Committee reviews and approves the CEO’s performance and compensation, as recommended by the Human Resources Committee.

Annually, the Nominating Committee reviews the independence of each director and examines all relationships, if any, a director has with the company to determine if that relationship is material. The Nominating Committee has determined that two directors are not independent and has reviewed the very limited business relationships that two other directors have with the company. We disclose these relationships in the “Corporate Governance Principles and Board Matters—Independence of Directors” section beginning on page 38 and the “Certain Transactions” section beginning on page 47. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2009 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen

Richard I. Beattie, Chairperson

Martha F. Brooks (as of April, 2009)

George H. Conrades

Judson C. Green

Sara L. Levinson

N. Thomas Linebarger

George L. Miles, Jr.

James A. Norling

Jochen Zeitz

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews Harley-Davidson’s financial reporting process, the audit process and process for monitoring compliance with laws and regulations. The Audit Committee is comprised of five members, three of whom (Messrs. Green, Linebarger and Miles) the Board has determined to be audit committee financial experts within the meaning of SEC rules. All Audit Committee members are independent in accordance with the audit committee requirements of New York Stock Exchange rules.

For over six years we have had in place a Financial Code of Ethics, which has been signed by the following: Harley-Davidson’s CEO, its CFO, certain other employees in the finance, accounting and internal audit department, other employees who work in areas that support the financial reporting processes and the corporate internal audit function, and members of Harley-Davidson’s Disclosure Committee.

Harley-Davidson’s internal audit function continues to perform an essential role in Harley-Davidson’s efforts to comply with the Sarbanes-Oxley Act of 2002, as well as other compliance matters. The head of the internal audit function reports directly to the Audit Committee and Harley-Davidson’s CFO. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board and the Audit Committee and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

In addition, the Audit Committee Charter provides that the independent auditors are ultimately accountable to the Board and the Audit Committee. The Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm, though the Audit Committee will seek shareholder ratification of its choice of independent auditors at Harley-Davidson’s annual meeting of shareholders. In 2009, the Audit Committee discussed the following with Harley-Davidson’s independent registered public accounting firm: (i) their independence from management and Harley-Davidson and the matters included in the written disclosures required by the Independence Standards Board; (ii) the overall scope and plans for their respective audits including the adequacy of staffing and compensation; and (iii) the adequacy and effectiveness of the accounting and financial controls, including Harley-Davidson’s system to monitor and manage business risk.

In December 2009, the Audit Committee reviewed and reassessed the adequacy of the Audit Committee Charter and recommended proposed changes to the Board for approval, which the Board approved in December 2009.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson’s internal control system over financial reporting as of December 31, 2009.

Management has concluded that the internal control system was effective. Additionally, Harley-Davidson’s internal control over financial reporting as of December 31, 2009 was audited by Ernst & Young LLP, Harley-Davidson’s independent registered public accounting firm for the 2009 fiscal year. Harley-Davidson’s audited financial statements for the 2009 fiscal year were also reviewed and discussed with management as well as with representatives of Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP, the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board (PCAOB) Auditing Standards, other professional standards, and regulatory requirements currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the PCAOB, as currently in effect, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2009 fiscal year be included in Harley-Davidson’s Annual Report on Form 10-K for the 2009 fiscal year for filing with the SEC.

2009 Audit Committee of the Board of Directors

Richard I. Beattie

Judson C. Green

N. Thomas Linebarger

George L. Miles, Jr.

James A. Norling, Chairperson

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2011 annual meeting of shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 under the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by November 19, 2010.

A shareholder who otherwise intends to present business at the 2011 annual meeting of shareholders must comply with the requirements set forth in our Articles of Incorporation. Our Articles of Incorporation state that a shareholder must give written notice to our Secretary in advance of the 2011 annual meeting that complies with the Articles of Incorporation. To give that notice, a shareholder must comply with the terms and time periods in our Articles of Incorporation. Our Articles of Incorporation state that a shareholder must give written notice that complies with the Articles of Incorporation to our Secretary not less than 60 days before the date in 2011 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing this Proxy Statement on March 19, 2010, we must receive notice of a proposal for shareholders to consider at the 2011 annual meeting of shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than January 18, 2011.

If we receive the notice after January 18, 2011, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2011 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2011 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2011 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Rules of the SEC permit us to use a method of delivery that people often refer to as “householding.” Householding permits us to mail a single set of proxy materials to any household where two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. We did not household materials for the Annual Meeting. If we household materials for future meetings, then we may send only one copy of our annual report and proxy statement to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for the Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, then you may contact our Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HD STOCK (toll-free) or (c) by e-mail at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy by contacting us as we indicate above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,
Harley-Davidson, Inc.

Gail A. Lione
Secretary

Milwaukee, Wisconsin

March 19, 2010

Appendix A

PROPOSED AMENDMENT AND RESTATEMENT OF ARTICLE VI OF THE

COMPANY’S RESTATED ARTICLES OF INCORPORATION

(New language is indicated by underlining and deletions are indicated by strike-through)

ARTICLE VI

(a) BOARD OF DIRECTORS.

(i) NUMBER, TERM AND QUALIFICATION. The authorized number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by a majority of the then authorized number of directors, but in no case shall the authorized number of directors be less than six nor more than fifteen. Until the annual meeting of shareholders of the Corporation held in 2010, the ~~The~~ directors shall be divided with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible (but with not less than two directors in each class), as determined by the Board of Directors, with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of shareholders prior to the annual meeting of shareholders of the Corporation held in 2010, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Commencing with the annual meeting of shareholders of the Corporation held in 2010, directors shall hold office for terms as follows: (i) at the 2010 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified, (ii) at the 2011 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election and directors elected at the 2010 annual meeting of shareholders (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified, and (iii) at the 2012 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(ii) REMOVAL. Any director may be removed from office by the shareholders, but only for cause and only by the affirmative vote of a majority of the votes then entitled to be cast in an election of directors.

(iii) VACANCIES. Any vacancy occurring in the Board of Directors, including, but not limited to, a vacancy created by an increase in the number of directors or the removal of a director, shall be filled only by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Board of Directors, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director elected to fill a vacancy prior to the annual meeting of shareholders of the Corporation held in 2010 shall serve until the next election of the class for which such director shall have been chosen. Any director elected to fill a vacancy after the annual meeting of shareholders of the Corporation held in 2010 shall serve until the next annual meeting of shareholders, except that any director who is replacing a director who was in the course of serving a three-year term shall serve for the remainder of the predecessor’s term.

A-1

Appendix B

HARLEY-DAVIDSON, INC.

EMPLOYEE INCENTIVE PLAN

HARLEY-DAVIDSON, INC.

EMPLOYEE INCENTIVE PLAN

ARTICLE I

PURPOSE

Harley-Davidson, Inc. intends to continue to provide a total compensation opportunity for substantially all of its employees and the employees of its participating Affiliates that includes incentive compensation dependent upon continuously improving performance. The purpose of the Harley-Davidson, Inc. Employee Incentive Plan is to provide a consistent framework to offer such employees an increased financial incentive to contribute to the future success and prosperity of Harley-Davidson, Inc.

ARTICLE II

DEFINITIONS

The following capitalized terms used in the Harley-Davidson, Inc. Employee Incentive Plan shall have the respective meanings set forth in this Article:

Section 2.1. Affiliate: Has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto.

Section 2.2. Award: An opportunity granted to a Participant to receive a Performance Award under the Plan, subject to the conditions described in the Plan and that the Committee otherwise imposes.

Section 2.3. Board: The Board of Directors of Harley-Davidson, Inc.

Section 2.4. Category Percentage: When two or more of the Performance Categories are selected for a Participant or a group of Participants for any Performance Period, the relative percentage weighting given to each selected Performance Category, if any.

Section 2.5. Change of Control Event: Any event the occurrence of which constitutes a Change of Control as defined in the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as amended.

Section 2.6. Cause: Except as otherwise determined by the Committee upon the grant of an Award, (i) a Participant’s conviction of a felony or a plea by the Participant of no contest to a felony, (ii) willful misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or an Affiliate, (iii) the Participant’s willful refusal to perform requested duties consistent with the Participant’s office, position or status with the Company or an Affiliate (other than as a result of his or her physical or mental disability) or (iv) other conduct or inaction that the Company determines in its discretion constitutes Cause. With respect to clauses (ii), (iii) and (iv) of this definition, Cause shall be determined by the senior human resources officer of the Company. All determinations of such officer under this definition shall be final.

Section 2.7. Code: The Internal Revenue Code of 1986, as amended.

Section 2.8. Committee: The Human Resources Committee of the Board (including any successor committee thereto); provided, however, that if any member or members of the Human Resources Committee of the Board would cause the Human Resources Committee of the Board not to satisfy the administration requirement of Code section 162(m)(4)(C) or the disinterested administration requirement of Rule 16b-3 under the Exchange Act, the Committee shall be comprised of the Human Resources Committee of the Board without such member or members.

Section 2.9. Common Stock: The Common Stock of Harley-Davidson, Inc.

Section 2.10. Company: Harley-Davidson, Inc. and, unless the context otherwise requires, its Affiliates.

Section 2.11. Compensation: With respect to a Participant for a Performance Period, the compensation, as defined by the Committee, at the time it grants an Award, that is taken into account in establishing the amount of the Participant’s Target Award, or that is otherwise used to determine the amount (if any) that is payable to the Participant with respect to any Performance Period. Unless otherwise determined by the Committee, where the Performance Period is a Plan Year, Compensation means, with respect to a Participant:

a. For exempt employees, regular base pay and any workers compensation payments for the Plan Year to the extent provided by the Committee, and

b. For non-exempt employees, regular base pay or hourly wages, including shift premiums and overtime, vacation and holiday pay and any workers compensation payments for the Plan Year to the extent provided by the Committee, but, for purposes of clause a. and b., excluding any additional or miscellaneous forms of compensation, such as payments under this Plan, relocation expenses, deferred compensation payments, stock-based income or compensation and tuition reimbursement. However, the Committee may, at the time it grants an Award, provide that Compensation for a Participant will include or exclude any types of compensation.

Section 2.12. Disability: Disability within the meaning of section 22(e)(3) of the Code, as determined by the Committee.

Section 2.13. Eligible Employee: All regular salaried and hourly full- and part-time employees of the Company or of those Affiliates that the Committee in its discretion designates.

Section 2.14. Exchange Act: The Securities Exchange Act of 1934, as amended.

Section 2.15. Excluded Items: Any (a) charges for reorganizing and restructuring, (b) discontinued operations, (c) asset write-downs, (d) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (e) changes in tax or accounting principles, regulations or laws, (f) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (g) mergers, acquisitions or dispositions, that in each case the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.

Section 2.16. Fair Market Value: “Fair Market Value” as defined in the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as amended, as of the trading date immediately preceding the date on which the Performance Award being paid in Common Stock, in whole or in part, is paid to the Participant.

Section 2.17. Participant: With respect to a Performance Period, an Eligible Employee selected by the Committee to receive an Award for such Performance Period.

Section 2.18. Performance Award: With respect to a Participant for a Performance Period, an amount equal to the Target Award multiplied by the Total Performance Percentage, subject to reduction pursuant to section 5.5 hereof and the limit of section 5.6 hereof.

Section 2.19. Performance Categories: The following categories (in all cases before Excluded Items, except as otherwise determined by the Committee upon the grant of an Award), including in each case any measure based on such category:

(a) Any one or more of the following as determined for the Company on a consolidated basis, for any one or more Affiliates or divisions of the Company and/or for any other business unit or units of the Company, as determined by the Committee at the time an Award is made:

(1) Sales or other revenues;

(2) Cost of goods sold;

(3) Gross profit;

(4) Expenses or expense or cost reductions;

(5) Income or earnings, including net income, income from operations;

(6) Income before interest and the provision for income taxes;

(7) Income before provision for income taxes;

(8) Margins;

(9) Working capital or any of its components, including accounts receivable, inventories or accounts payable;

(10) Assets or productivity of assets;

(11) Return on shareholders equity, capital, assets or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;

(12) Stock price;

(13) Dividend payments;

(14) Economic value added, or other measure of profitability that considers the cost of capital employed;

(15) Cash flow;

(16) Debt or ratio of debt to equity or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;

(17) Net increase (decrease) in cash and cash equivalents;

(18) Customer satisfaction;

(19) Market share;

(20) Product quality;

(21) New product introductions or launches;

(22) Sustainability, including energy or materials utilization;

(23) Business efficiency measures;

(24) Retail sales.

(b) Earnings per share for the Company on a consolidated basis.

In addition, with respect to Awards that are not intended to comply with Code section 162(m), or with respect to Performance Categories described in section 5.5, the Committee may designate other categories, including categories involving individual performance and subjective targets, not listed above.

Section 2.20. Performance Limit: A percentage relating to a Performance Category established under section 5.2 hereof that equals or exceeds one hundred percent (100%). The Committee may determine that a Performance Category will not have a Performance Limit.

Section 2.21. Performance Period: The period of time over which performance with respect to one or more Performance Categories is measured. The Committee shall determine the Performance Period, which may be, without limitation, a Plan Year, one or more full fiscal months representing less than a full Plan Year, two or more full Plan Years, or such other period as determined by the Committee.

Section 2.22. Performance Percentage: The percentage that is equal to or greater than zero percent (0%), and no greater than the Performance Limit (if any), derived from the Performance Scale for the applicable Performance Category for a Performance Period.

Section 2.23. Performance Scale: A performance scale from which a Performance Percentage may be calculated for any given level of actual performance within that Performance Category during the Performance Period (or portion of the Performance Period to which the Performance Scale relates). The Performance Scale may be a linear function, a step function or a combination.

Section 2.24. Plan: The Harley-Davidson, Inc. Employee Incentive Plan.

Section 2.25. Plan Year: The Company’s full fiscal year.

Section 2.26. Retirement: Except as otherwise determined by the Committee upon the grant of an Award, termination from employment from the Company and its Affiliates (a) on or after age sixty-two (62), (b) for reasons other than Cause (as defined below), on or after age fifty-five (55) if the Participant has completed five years of service with the Company and its Affiliates at the time of termination or (c) with the consent of the Committee, under other circumstances. For purposes hereof, a Participant’s years of service with the Company and its Affiliates shall be determined in the same manner as is specified in the Retirement Annuity Plan for Salaried Employees of Harley-Davidson (as it may be amended), whether or not the Participant is covered under such plan.

Section 2.27. Target Award: With respect to a Participant in any Performance Period, the amount of such Participant’s Compensation multiplied by the Target Percentage for such Performance Period.

Section 2.28. Target Percentage: A percentage with respect to a Participant for a Performance Period.

Section 2.29. Total Performance Percentage: With respect to a Participant for a Performance Period, the sum of the Performance Percentage multiplied by the Category Percentage for each Performance Category described in section 5.2 hereof applicable to such Participant for such Performance Period. If there is only one Performance Category for a Performance Period for a Participant under section 5.2 hereof, then the Performance Percentage is also the Total Performance Percentage.

ARTICLE III

ADMINISTRATION

Section 3.1. Administrative Authority: The Committee shall administer the Plan. In addition to the authority specifically described in the Plan, the Committee shall have full discretionary authority to interpret the Plan, to establish and amend rules and regulations for its administration and to perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper. The actions and determinations of the Committee on all matters relating to the Plan shall be final and conclusive.

Section 3.2. Delegation of Authority: The Committee may delegate to one or more officers of the Company any or all of the authority and responsibility of the Committee, except with respect to Awards that are intended to comply with section 162(m) of the Code. If the Committee has made such a delegation, then all references to the Committee in this Plan include such officer(s) to the extent of such delegation.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

All Eligible Employees shall be eligible to participate in the Plan. The Committee shall select in writing, in its sole discretion, the Eligible Employees who shall participate in the Plan with respect to a Performance Period prior to the commencement of the Performance Period (or such later time as may be determined by the Committee, provided that for Awards intended to be subject to Code section 162(m), the Award must be granted no later than is permitted under Code section 162(m)). Without limitation, the Committee may (a) select an Eligible Employee as a Participant at any time during the course of a Performance Period and (b) take action as a result of which there is an additional Award in respect of an Eligible Employee who, as to a Performance Period that is in progress, is already a Participant and as to whom an Award is already in effect where the additional Award relates to the same Performance Period or a Performance Period ending on the same date. Members of the Board who are not employees of the Company shall not be eligible to participate in the Plan.

ARTICLE V

PERFORMANCE AWARDS

Section 5.1. Target Award: Prior to the commencement of each Performance Period (or such later time as may be permitted under Code section 162(m), if applicable), the Committee shall fix in writing the Target Award for each Participant for such Performance Period.

Section 5.2. Performance Categories: Prior to the commencement of each Performance Period (or such later time as may be permitted under Code section 162(m), if applicable), the Committee shall select in writing one or more Performance Categories for each Award for each Participant or group of Participants for such Performance Period. If more than one Performance Category is chosen for any Participant or group of Participants, then the Committee shall assign a Category Percentage to one or more of the Performance Category(ies) selected for such Participant or group of Participants; provided that the total of the Category Percentages selected under this section 5.2 for each Award must equal 100% for such Participant or group of Participants. Performance Categories and/or Category Percentages need not be the same for all Participants for any Performance Period.

Section 5.3. Performance Scale: Prior to the commencement of each Performance Period (or such later time as may be permitted under Code section 162(m), if applicable), the Committee shall approve in writing a Performance Scale (and if so determined by the Committee, a Performance Limit) for each Performance Category selected under section 5.2 hereof for an Award for such Performance Period; provided that with respect to a Performance Period that consists of more than one Plan Year where a Participant’s Performance Percentage is determined based upon the Performance Percentage separately calculated with respect to each Plan Year (or portion of a Plan Year) during the Performance Period, the Committee may establish the Performance Scale applicable to each Plan Year (or portion of a Plan Year) prior to the commencement of that Plan Year (or such later time as may be permitted under Code Section 162(m), if applicable).

Section 5.4. Payment of Performance Awards: As soon as practicable following the end of each Performance Period, the Committee shall certify the actual performance within each Performance Category established under section 5.2 for such period and shall determine whether any reductions shall apply pursuant to section 5.5. The amount of Performance Awards for a Performance Period shall be calculated by the Company following such certification, except (for Affected Participants) as otherwise required by applicable law or an applicable collective bargaining agreement, and shall be paid to Participants for such Performance Period no earlier than January 1 and no later than March 15 of the calendar year that immediately follows the calendar year in which the Performance Period ends. Notwithstanding the foregoing, the Company will have no obligation to make payments under the Plan for a Performance Period if such payments will result in the Company reflecting a net loss rather than net income for the fiscal year of the Company in which the Performance Period ends. Payments of Performance Awards shall be made, in the sole discretion of the Committee, in cash, Common Stock pursuant to the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as the same may be amended, or a combination of cash and Common Stock. If a Performance Award is paid in Common Stock, the Common Stock shall be valued at Fair Market Value. To the extent paid in Common Stock, except as the Committee may otherwise provide, Performance Awards may not be deferred by a Participant under the terms of any deferred compensation or other plan of the Company. Except as the Committee may otherwise provide, a Participant whose employment with the Company terminates prior to the end of a Performance Period shall not be entitled to receive any Performance Award hereunder for such Plan Period. Notwithstanding the foregoing sentence:

a. If a Participant terminates employment due to Retirement, or as a result of death, or if a Participant experiences a Disability, the Participant will be entitled to receive a payment (at the same time and in the same manner as payments are made to other Participants as described above) calculated as provided in this Section 5.4 based on the actual performance for the Performance Period, but subject to such reductions as may be determined by the Committee (including reductions not contemplated by section 5.5); and

b. Prior to, and for a period of ninety (90) days following, a Change of Control Event during a Performance Period, the Committee may, in its sole discretion and in lieu of any other payments under the Plan for such Performance Period, provide for the payment to all Participants of either (i) the Participant’s Performance Award for such Performance Period based on annualizing the actual performance for each Performance Category and the Participant’s Compensation through the end of the Company’s most recently completed fiscal month prior to such Change of Control Event (or some other measure of Compensation as determined by the Committee) or (ii) the Participant’s Target Award for such Performance Period based on annualizing the Participant’s Compensation through the end of the Company’s most recently completed fiscal month prior to such Change of Control Event (or some other measure of Compensation as determined by the Committee), except (for Affected Participants) as otherwise required by applicable law or an applicable collective bargaining agreement.

Amounts payable under this section 5.4(b) shall be paid upon the occurrence of the Change of Control Event or immediately following the Committee’s decision to make such payment, whichever is later, but in no event later than two and one-half (2 1/2) months following the year in which such amounts vest.

Section 5.5. Reduction of Performance Award:

a. The Committee may determine at the time an Award is made that the Performance Award will be reduced or eliminated depending on the performance under one or more Performance Categories.

b. In addition, the Committee may, in its sole discretion, at any time prior to payment, reduce the amount of any Performance Award by up to fifty percent (50%). Such reductions need not be uniform among Participants. The Committee may, but shall not be required to, give one or more reasons for any such reduction. The Committee shall not have the discretionary authority to increase the amount of any Performance Award above the amount determined in accordance with the terms of the Plan and the Award. This section 5.5(b) shall not apply following a Change of Control Event.

Section 5.6. Maximum Performance Award: Notwithstanding anything in the Plan to the contrary, no Participant shall be entitled to receive more than six million dollars (before any withholding pursuant to section 6.2 hereof and whether paid in cash, Common Stock or a combination), in the aggregate, under all Awards that have Performance Periods ending in the same Plan Year. For this purpose, a Performance Period that consists of more than one Plan Year will be deemed to end in the last Plan Year of such Performance Period even if a Participant’s Performance Percentage is determined based upon the Performance Percentage separately calculated with respect to each Plan Year (or portion of a Plan Year) during the Performance Period.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Nonassignability: Awards (including any payments due thereunder) shall not be assigned, pledged or transferred, other than by the laws of descent and distribution, and shall not be subject to levy, attachment, execution or other similar process. If a Participant attempts to assign, pledge or transfer any right to an Award or in the event of any levy, attachment, execution or similar process upon the rights or interests conferred by the Plan, the Committee may terminate the participation of the Participant in the Plan effective as of the date of such notice and the Participant shall have no further rights hereunder.

Section 6.2. Withholding Taxes: The Company shall withhold from the payment of each Performance Award the amount that the Company deems necessary to satisfy its obligation to withhold Federal, state and local income or other taxes incurred by reason of the payment of the Performance Award.

Section 6.3. Amendment or Termination of the Plan. The Committee may from time to time or at any time amend, suspend or terminate the Plan.

Section 6.4. Other Compensation: Nothing contained in this Plan shall be deemed in any way to restrict or limit the Company from making any award or payment to a Participant under any other plan, policy, program, understanding or arrangement, whether now existing or hereinafter in effect.

Section 6.5. Payments to Other Persons: If payment of a Performance Award, in whole or in part, is legally required to be made to any person other than the applicable Participant, any such payment will be a complete discharge of the liability of the Company to such Participant for such amount.

Section 6.6. Unfunded Plan: The Company shall have no obligation to purchase assets, place assets in trust or otherwise take any action to fund, secure or segregate any amounts to be paid under the Plan.

Section 6.7. Indemnification: In addition to any other rights of indemnification they may have as members of the Board or the Committee or as officers of the Company, the members of the Board and the Committee and any officers to whom authority is delegated under the Plan shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding, the Board or Committee member or officer shall give the Company notice thereof in writing and an opportunity, at the Company’s expense, to handle and defend such action, suit or proceeding before such Board or Committee member or officer undertakes to handle and defend such action, suit or proceeding on his or her own behalf.

Section 6.8. No Employment Rights: Nothing in this Plan shall confer upon any Eligible Employee or Participant any right to continued employment with the Company or any participating Affiliate.

Section 6.9. Plan Expenses: Any expenses of administering the Plan shall be borne by the Company.

Section 6.10. In Writing: For purposes of this Plan, actions taken by the Committee “in writing” shall include, without limitation, actions recorded in the minutes of any meeting of the Committee and any unanimous consent action of the Committee in lieu of a meeting thereof.

Section 6.11. Section Headings: The section headings contained herein are for convenience only, and in the event of any conflict between the text of the Plan and the section headings, the text of the Plan shall control.

Section 6.12. Applicable Law: The Plan shall be governed by the internal laws of the State of Wisconsin without regard to the conflict of law principles thereof.

Section 6.13. Effective Date: The Plan has been effective since January 1, 2006 following shareholder approval. Amendments to the Plan approved by the Board on February 11, 2010 shall be effective as of April 24, 2010. However, the Plan shall terminate and no Performance Awards shall be paid hereunder in respect of any Performance Period ending after December 31, 2010 or in respect of any Performance Awards made after April 24, 2010 if the Plan has not been approved by the requisite vote of the Company’s shareholders under Code section 162(m) at the first meeting of the Company’s shareholders held after December 31, 2009.

Appendix C

HARLEY-DAVIDSON, INC.

AMENDED AND RESTATED DIRECTOR STOCK PLAN

HARLEY-DAVIDSON, INC.

DIRECTOR STOCK PLAN

(As Amended and Restated Effective April 24, 2010)

ARTICLE 1

Purpose

The purpose of the Harley-Davidson, Inc. Director Stock Plan is to facilitate payment of compensation to nonemployee directors in the form of Common Stock of Harley-Davidson, Inc. or in a form the value of which is based upon the value of Common Stock of Harley-Davidson, Inc. Such payment should provide a method for nonemployee directors to meet the requirements of the Director and Senior Executive Stock Ownership Guidelines for Harley-Davidson, Inc. and an increased incentive for nonemployee directors to contribute to the future success and prosperity of Harley-Davidson, Inc. We believe this will, in turn, enhance the value of the stock for the benefit of the shareholders, and increase the ability of Harley-Davidson, Inc. to attract and retain directors of exceptional skill upon whom, in large measure, its sustained growth and profitability depend.

ARTICLE 2

Definitions

The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

2.1. Affiliate: Each corporation, trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c); provided that for purpose of determining when an Outside Director has incurred a Separation from Service, the phrase “at least fifty percent (50%)” shall be used in place of “at least eighty percent (80%)” each place it appears in Code Section 414(b) and (c) and the regulations thereunder.

2.2. Annual Retainer Fee: The annual retainer fee then in effect for service by an Outside Director as a director, board committee chair and/or committee member, excluding grants of “Share Units” pursuant to Article 9.

2.3. Board: The Board of Directors of the Company.

2.4. Change of Control Event: A change of control event as defined in regulations promulgated by the Secretary of the Treasury for purposes of Code Section 409A, with respect to Harley-Davidson, Inc.

2.5. Code: The Internal Revenue Code of 1986, as amended.

2.6. Committee: The Nominating and Corporate Governance Committee of the Board; provided that if any member of the Nominating and Corporate Governance Committee is not a Disinterested Person, the Committee shall be comprised of only those members of the Nominating and Corporate Governance Committee who are Disinterested Persons.

2.7. Common Stock: The common stock of the Company.

2.8. Company: Harley-Davidson, Inc.

2.9. Deferral Election: An election by an Outside Director to defer receiving all or any portion of the shares of Common Stock that would otherwise be transferred to such Outside Director pursuant to a Share Election.

2.10. Deferral Share Account: See Section 8.2.

2.11. Disinterested Persons: Nonemployee directors within the meaning of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended.

2.12. Fair Market Value: (From and after February 14, 2007) On the date as of which Fair Market Value is being determined, if the Common Stock is listed for trading on the New York Stock Exchange, the closing sales price on the date in question as reported in The Wall Street Journal, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Common Stock is not listed or admitted to trading on the New York Stock Exchange on the date in question, then “Fair Market Value” means, on the date as of which Fair Market Value is being determined, (i) the closing sales price on the date in question on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange; or (ii) if the Common Stock is not listed or admitted to trading on any national securities exchange, the closing quoted sale price on the date in question, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale; or (iii) if not so quoted, the mean of the closing bid and asked prices on the date in question in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or such other system then in use, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale; or (iv) if on any such date the Common Stock is not quoted by any such organization, the mean of the closing bid and asked prices on the date in question as furnished by a professional market maker making a market in the Common Stock selected by the Board for the date in question, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale; or (v) if on any such date no market maker is making a market in the Common Stock, the price as determined in good faith by the Committee.

2.13. Option: A stock option granted under the Plan.

2.13 Option Price: The purchase price of a share of Common Stock under an Option.

2.14. Optionee: A person who has been granted one or more Options.

2.15. Grant Share Account: See Section 9.4.

2.16. Outside Director: Each member of the Board who is not also an employee of the Company or any Subsidiary (including members of the Committee).

2.17. Plan: The Harley-Davidson, Inc. Director Stock Plan.

2.18. Separation from Service: The date on which an Outside Director ceases service as a director of the Company and all Affiliates, provided that such cessation of service constitutes a separation from service for purposes of Code Section 409A.

2.19. Share Accounts. An Outside Director’s Deferral Share Account and/or Grant Share Account.

2.20. Share Election: An election by an Outside Director to receive either 50% or 100% of his or her Annual Retainer Fee in the form of Common Stock (subject to any Deferral Election by an Outside Director), with the receipt of such shares of Common Stock to be in lieu of any cash payment for that portion of his or her Annual Retainer Fee; provided, however, that if, at the time an Annual Retainer Fee is payable, an Outside Director satisfies, through the ownership of Common Stock and/or Share Units credited to his or her Share Accounts, the stock ownership guidelines for directors then in effect that the Board or any committee of the Board has established, then the Outside Director may make a Share Election to receive 0% of such Annual Retainer Fee in the form of Common Stock.

2.21. Share Unit: A hypothetical share of Common Stock.

2.22. Subsidiary: A corporation, limited partnership, general partnership, limited liability company, business trust or other entity of which more than fifty percent (50%) of the voting power or ownership interest is directly and/or indirectly held by the Company.

2.23. Termination Date: The day preceding the tenth anniversary of the date on which the Option is granted.

ARTICLE 3

Administration

3.1. The Committee: In addition to the authority specifically granted to the Committee in the Plan, the Committee has full discretionary authority to administer the Plan, including but not limited to the authority to (i) interpret the provisions of the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations necessary or advisable for the administration of the Plan.

3.2. Actions Final: Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.

ARTICLE 4

Shares Subject to the Plan

4.1. The total number of shares of Common Stock available for delivery under the Plan shall be 300,000 as of April 24, 2010. The foregoing amount shall be subject to adjustment in accordance with Article 10. If an Option or portion thereof shall expire, be canceled or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Options shall be available for future grants of Options. Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued shares or from issued shares of Common Stock reacquired and held as treasury shares. In no event shall the Company be required to deliver a fractional share of Common Stock under the Plan. Whenever under the terms of the Plan a fractional share of Common Stock would otherwise be required to be delivered, there shall be delivered in lieu thereof one full share of Common Stock. Payments in respect of an Outside Director’s Share Accounts that are made in cash shall not reduce the number of shares of Common Stock available for delivery under the Plan.

ARTICLE 5

Eligibility

5.1. Only Outside Directors shall be entitled to participate in the Plan.

ARTICLE 6

Options

6.1. Option Grants: Prior to December 31, 2002, each Outside Director who served as a member of the Board immediately following an annual meeting of shareholders of the Company was automatically granted on the first business day after such meeting (the “Annual Grant Date”) an Option for the purchase of such number of shares of Common Stock (rounded up to the nearest multiple of 100) whose Fair Market Value on the Annual Grant Date equaled three (3) times the Optionee’s Annual Retainer Fee other than committee chair retainer fees. No such Option shall be granted under the Plan after December 31, 2002.

6.2. Option Agreements: All Options shall be evidenced by written agreements executed by the Company. Such options shall be subject to the applicable provisions of the Plan, and shall contain such provisions as are required by the Plan and any other provisions the Committee may prescribe. All agreements evidencing Options shall specify the total number of shares subject to each grant, the Option Price and the Termination Date.

6.3. Option Price: The Option Price shall be the Fair Market Value of a share of Common Stock on the Annual Grant Date.

6.4. Period of Exercise: Options shall be exercisable from and after the Annual Grant Date and shall terminate one year after the Optionee ceases to serve as a member of the Board for any reason, except that as to any Optionee who is removed from the Board for cause in accordance with the Company’s Restated Articles of Incorporation, the Options held by the Optionee shall terminate immediately on such removal. In any event, no Option or portion thereof shall be exercisable after the Termination Date.

6.5. Manner of Exercise and Payment: An Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company and provision (in a manner acceptable to the Committee) for payment of the full price of the shares being purchased pursuant to the Option and any withholding taxes due thereon.

6.6. Nontransferability of Options: Except as may be otherwise provided by the Committee, each Option shall, during the Optionee’s lifetime, be exercisable only by the Optionee and neither it nor any right hereunder shall be transferable otherwise than by will or the laws of descent and distribution or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of an Option or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Optionee and the Option shall thereupon become null and void.

ARTICLE 7

Share Election

7.1. Share Election:

a. Initial Share Election. Within 30 days of the date on which an Outside Director first becomes an Outside Director, the Outside Director shall make a Share Election that will specify the portion of the Outside Director’s Annual Retainer Fee that is to be paid in shares of Common Stock (subject to any deferral by the Outside Director under Section 7.2) and the portion that is to be paid in cash (subject to any deferral by the Outside Director under the Company’s Deferred Compensation Plan for Nonemployee Directors (the “Cash Deferral Plan”)). An Outside Director’s Share Election (i) must be in writing and delivered to the Treasurer of the Company, (ii) shall be effective with respect to the portion of the Outside Director’s Annual Retainer Fee that will be earned on and after the date the Treasurer of the Company receives the Share Election, or as soon thereafter as is administratively practicable, and (iii) shall remain in effect from year-to-year thereafter unless modified or revoked by a subsequent Share Election that becomes effective in accordance with the provisions hereof. If an Outside Director elects (or is deemed to have elected) to receive only 50% of his or her Annual Retainer Fee in the form of shares of Common Stock, then the remaining 50% shall be paid in cash (subject to any deferral by the Outside Director under the Cash Deferral Plan). If an Outside Director who is entitled to do so elects to receive 0% of his or her Annual Retainer Fee in the form of shares of Common Stock, then all of his or her Annual Retainer Fee shall be paid in cash (subject to any deferral by the Outside Director under the Cash Deferral Plan). If an Outside Director has not made a Share Election, the Director will be deemed to have made a Share Election to receive 50% of his or her Annual Retainer Fee in the form of Common Stock.

b. Revised Share Election. Except to the extent that the Company is permitted and elects to give earlier effect to an Outside Director’s modification or revocation to his or her Share Election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, an Outside Director’s Share Election, once effective with respect to a calendar year, may not be revoked or modified with respect to the Outside Director’s Annual Retainer Fee for that calendar year. An Outside Director may revoke or modify his or her then current Share Election by filing a revised Share Election form, properly completed and signed, with the Treasurer of the Company. However, except to the extent that the Company is permitted and elects to give earlier effect to a Director’s revised election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, the revised Share Election will become effective on January 1 of the calendar year following the calendar year during which the revised Share Election is received by the Treasurer of the Company, or as soon thereafter as is administratively practicable. An Outside Director’s revised Share Election, once effective, shall remain in effect until again modified by the Outside Director or otherwise revoked in accordance with the provisions hereof.

7.2. Transfer of Shares: Subject to any Deferral Election by an Outside Director, shares of Common Stock issuable to an Outside Director pursuant to a Share Election shall be transferred to such Outside Director as of the first business day following each annual meeting of the shareholders of the Company, except that, for an Outside Director elected to the Board at a time other than at an annual meeting of the shareholders of the Company, shares of Common Stock issuable to the Outside Director pursuant to a Share Election shall be transferred to such Outside Director as of the first business day following the first meeting of the Board or a committee of the Board that the Outside Director attends. The total number of shares of Common Stock to be so transferred shall be determined by dividing (x) the dollar amount of the Annual Retainer Fee payable to which the Share Election applies, by (y) the Fair Market Value of a share of Common Stock on the day on which the Annual Retainer Fee is payable to the Outside Director.

ARTICLE 8

Deferral Elections

8.1. Deferral Election: Each Outside Director may make a Deferral Election to defer receiving all, 50% or none of the shares of Common Stock that would otherwise be transferred to such Outside Director pursuant to a Share Election with respect to any Annual Retainer Fees otherwise earned after the effective date of the Deferral Election.

a. Initial Deferral Election. An Outside Director may make a Deferral Election within 30 days of the date on which an Outside Director first becomes an Outside Director. If an Outside Director has not made a Deferral Election during this period, the Director will be deemed to have made a Deferral Election to defer none of the shares covered by the Director’s Share Election. An Outside Director’s Deferral Election (i) must be in writing and delivered to the Treasurer of the Company, and (ii) shall remain in effect from year-to-year thereafter unless modified or revoked by a subsequent Deferral Election that becomes effective in accordance with the provisions hereof.

b. Revised Deferral Election. Except to the extent that the Company is permitted and elects to give earlier effect to an Outside Director’s modification or revocation to his or her Deferral Election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, an Outside Director’s Deferral Election, once effective with respect to a calendar year, may not be revoked or modified for that calendar year. An Outside Director may revoke or modify his or her then current Deferral Election by filing a revised Deferral Election form, properly completed and signed, with the Treasurer of the Company. However, except to the extent that the Company is permitted and elects to give earlier effect to a Director’s revised election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, the revised Deferral Election will become effective on January 1 of the calendar year following the calendar year during which the revised Deferral Election is received by the Treasurer of the Company, or as soon thereafter as is administratively practicable. An Outside Director’s revised Deferral Election, once effective, shall remain in effect until again modified by the Outside Director or otherwise revoked in accordance with the provisions hereof.

8.2. Deferral Share Accounts: An Outside Director who makes a Deferral Election shall have the number of deferred shares of Common Stock (including fractions of a share) that would otherwise be transferred pursuant to Section 7.2 credited as whole and fractional Share Units, with fractional units calculated to four decimal places, to a “Deferral Share Account” for the Outside Director, for recordkeeping purposes only.

8.3. Cash Dividends and Deferral Share Accounts: Whenever cash dividends are paid by the Company on outstanding Common Stock, on the payment date therefor there shall be credited to the Outside Director’s Deferral Share Account a number of additional Share Units, with fractional units calculated to four decimal places, equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units credited to such Deferral Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of a share of Common Stock on the last business day immediately preceding the date of payment of the dividend.

8.4. Distribution of Deferral Share Account. Following an Outside Director’s Separation from Service for any reason, or following the occurrence of a Change of Control Event, the Company will make (or in the case of installment distributions, commence) payments to the Outside Director (or, in case of the death of the Outside Director, to his or her beneficiary designated in accordance with Section 13.5 or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of the Outside Director’s Deferral Share Account. All payments in respect of the Deferral Share Account shall be made in shares of Common Stock by converting Share Units into Common Stock on a one-for-one basis. However, to the extent shares of Common Stock are not available for delivery under the Plan, the Committee may direct that all or any part of the payments in respect of the Deferral Share Account be made in cash rather than by delivery of Common Stock, in which case the cash payment shall be determined by multiplying the number of Share Units in the Deferral Share Account that are the subject of the cash payment by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made. Similarly, any distribution payable under the Plan with respect to a fraction of a Share Unit shall be made in cash, with the amount of the cash payment determined by multiplying the fractional Share Unit by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made.

a. Form of Payments: At the time that an Outside Director first makes a Deferral Election under the Plan or first makes a deferral election under the Cash Deferral Plan, whichever occurs earlier, the Outside Director shall make a payment election which shall govern distribution of both the Outside Director’s Deferral Share Account under the Plan and the Outside Director’s Deferred Benefit Account under the Cash Deferral Plan. In such payment election, the Outside Director may elect to have payments made either in (i) a single payment, or (ii) annual installments. Under the installment payment option, the Outside Director may select the number of years over which benefits are to be paid to the Outside Director, up to a maximum of 5 years, except that the number of installments selected may not result in any one installment payment with respect to less than 100 Share Units. The payment option elected shall apply to the Outside Director’s entire Deferral Share Account under the Plan and the Outside Director’s entire Deferred Benefit Account under the Cash Deferral Plan. The installment payment option does not apply upon the occurrence of a Change of Control Event. An Outside Director who fails to make a payment election with respect to the Outside Director’s Deferral Share Account under the Plan and the Outside Director’s Deferred Benefit Account under the Cash Deferral Plan shall be deemed to have elected the single payment option. An Outside Director may modify his or her distribution election (or deemed distribution election) only if (i) the revised distribution election is submitted to the Treasurer of the Company at least twelve (12) months prior to the first scheduled payment date under the Outside Director’s then-current distribution election and the revised election is not given effect for twelve (12) months after the date on which the revised election is submitted, and (ii) except as permitted under Code Section 409A, payment pursuant to the revised distribution election is deferred for at least five (5) years from the date payment would otherwise have been made under the Outside Director’s prior distribution election. For purposes of applying the rules of Code Section 409A, a series of installment payments will be considered a single payment form.

b. If the Outside Director has elected the single payment option, then the Company will make payment to the Outside Director in respect of the number of Share Units credited to the Outside Director’s Deferral Share Account within 30 days after the end of the calendar quarter in which occurs the Outside Director’s Separation from Service. In addition, the Company will make payment to the Outside Director in respect of the number of Share Units credited to the Outside Director’s Deferral Share Account within 30 days following the occurrence of a Change of Control Event.

8.5. Installment Payments: If the Outside Director has elected the installment payment option, then the first installment will be made within 30 days after the end of the calendar quarter in which occurs the Outside Director’s Separation from Service, and each subsequent installment shall be paid in July of each calendar year during the installment period following the calendar year in which the first installment is paid to the Outside Director. The annual installment payment amount for any calendar year shall be initially determined by dividing the number of Share Units credited to the Outside Director’s Deferral Share Account as of January 1 of the year for which the payment is being made and for which such an election is in effect by the number of installment payments remaining to be made, and then rounding the quotient obtained to the next lowest whole number; provided that the final installment shall be the entire remaining undistributed balance.

8.6. Hardship Payments: The Committee may, in its sole discretion, upon the finding that an Outside Director has suffered an “unforeseeable emergency”, pay to the Outside Director part or all of his or her Deferral Share Account, as needed to meet the Outside Director’s need. An “unforeseeable emergency” means a severe financial hardship to the Outside Director resulting from an illness or accident of the Outside Director, the Outside Director’s spouse, or the Outside Director’s dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Outside Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Outside Director. The amount authorized by the Committee for distribution with respect to an emergency may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Outside Director’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

ARTICLE 9

Share Unit Grants

9.1. Share Unit Grants. Each Outside Director shall automatically be granted Share Units under the Plan in the manner set forth in this Article 9. All grants of Share Units pursuant to this Article 9 shall immediately vest in full on the date of grant.

9.2. Annual Share Unit Grants to Outside Directors. Beginning with the annual meeting of shareholders held April 24, 2010, each Outside Director shall, as of the first business day following each annual meeting, receive a grant of such number of Share Units as the Board shall determine at the meeting of the Board coinciding with such annual meeting.

9.3. Grant of Share Units to Newly-Elected Outside Directors. Any person who is first elected as an Outside Director after April 26, 2010 at a time other than at an annual meeting of the shareholders of the Company shall automatically be granted, as of the first business day following the first meeting of the Board or a committee of the Board that the Outside Director attends, a number of Share Units equal to the number of Share Units last granted to each of the Outside Directors pursuant to Section 9.2.

9.4. Grant Share Accounts: An Outside Director who receives a grant of Share Units pursuant to Section 9.2 or Section 9.3 shall have the number of Share Units granted to such Outside Director credited to a “Grant Share Account” established for the Outside Director, for recordkeeping purposes only.

9.5. Cash Dividends and Grant Share Accounts: Whenever cash dividends are paid by the Company on outstanding Common Stock, on the payment date therefor there shall be credited to the Outside Director’s Grant Share Account a number of additional Share Units, with fractional units calculated to four decimal places, equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units credited to such Grant Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of a share of Common Stock on the last business day immediately preceding the date of payment of the dividend.

9.6. Payments: Within 30 days after the end of the calendar quarter in which occurs an Outside Director’s Separation from Service for any reason, or within 30 days following the occurrence of a Change of Control Event, the Company will make a payment to the Outside Director (or, in case of the death of the Outside Director, to his or her beneficiary designated in accordance with Section 13.5 or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of the Outside Director’s Grant Share Account. All payments in respect of a Grant Share Account shall be made in a single sum in shares of Common Stock by converting Share Units into Common Stock on a one-for-one basis. However, to the extent shares of Common Stock are not available for delivery under the Plan, the Committee may direct that all or any part of the payments in respect of a Grant Share Account be made in cash rather than byPp1 delivery of Common Stock, in which case the cash payment shall be determined by multiplying the number of Share Units in the Grant Share Account that are the subject of the cash payment by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made. Similarly, any distribution payable under the Plan with respect to a fraction of a Share Unit shall be made in cash, with the amount of the cash payment determined by multiplying the fractional Share Unit by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made.

ARTICLE 10

Adjustments

10.1. If (a) the Company shall at any time be involved in a merger or other transaction in which the Common Stock is changed or exchanged; or (b) the Company shall subdivide or combine its Common Stock or the Company shall declare a dividend payable in its Common Stock, other securities (other than any associated preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated February 17, 2000, between the Company and ComputerShare Investor Services, LLC, as successor rights agent, or similar stock purchase rights that the Company might authorize and issue in the future) or other property; or (c) the Company shall effect a cash dividend the amount of which exceeds 15% of the trading price of the Common Stock at the time the dividend is declared or any other dividend or other distribution on the Common Stock in the form of cash, or a repurchase of Common Stock, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Common Stock; or (d) any other event shall occur which, in the case of this clause (d), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of securities subject to the Plan; (ii) the number and type of securities subject to outstanding Options; (iii) the Option Price with respect to any Option; and (iv) the number of Share Units credited to each Outside Director’s Share Accounts; provided, however, that Options subject to grant or previously granted to Optionees and the number of Share Units credited to each Outside Director’s Share Accounts under the Plan at the time of any such event shall be subject to only such adjustment as shall be necessary to maintain the proportionate interest of the Optionee or Outside Director and preserve, without exceeding, the value of such Options and Outside Director’s Share Accounts. Unless the Committee determines otherwise, any such adjustment to an Option that is exempt from Code Section 409A shall be made in manner that permits the Option to continue to be so exempt, and any adjustment to an Option that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. The judgment of the Committee with respect to any matter referred to in this Article shall be conclusive and binding upon each Optionee and Outside Director.

ARTICLE 11

Amendment and Termination of Plan

11.1. General Powers: The Nominating Committee of the Board of Directors may at any time terminate or suspend the Plan. Subject to applicable limitations set forth in New York Stock Exchange rules, the Code or Rule 16b-3 under the Securities Exchange Act of 1934, the Nominating Committee of the Board of Directors may amend the Plan as it shall deem advisable including (without limiting the generality of the foregoing) any amendments deemed by the Nominating Committee of the Board of Directors to be necessary or advisable to assure conformity of the Plan with any requirements of state and federal laws or regulations now or hereafter in effect. In addition, no amendment shall be made to any Option to reduce the Option Price thereof except as permitted by Section 10.1, and any amendment or other action that is required, under applicable law or under applicable stock exchange rules, to be adopted by the Board of Directors shall be valid only if it is adopted by the full Board of Directors rather than by the Nominating Committee of the Board of Directors.

11.2. No Impairment: No amendment, suspension or termination of the Plan shall, without the Outside Director’s consent, alter or impair any of the rights or obligations under any Option theretofore granted to an Outside Director under the Plan or other entitlement of an Outside Director under the Plan. But, the Committee need not obtain Outside Director (or other interested party) consent for the adoption, amendment or rescission of rules and regulations relating to the Plan that do not materially and adversely affect the Outside Director in respect of any Option or other entitlement of an Outside Director under the Plan then outstanding.

11.3. Section 409A: The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Option or other entitlement of an Outside Director under the Plan that is subject to Code Section 409A to comply therewith.

11.4. Distribution of Benefits Following Plan Termination. Termination of the Plan will operate to accelerate distribution of benefits only to the extent permitted under Code Section 409A, including:

a. The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts accrued under the Plan but not yet paid are distributed to Outside Directors or their beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, by the latest of: (1) the last day of the calendar year in which the Plan termination and liquidation occurs, (2) the last day of the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the last day of the first calendar year in which payment is administratively practicable.

b. The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate. In such event, all amounts accrued under the Plan but not yet paid will be distributed to all Outside Directors and their beneficiaries, as applicable, in a single sum payment no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination, regardless of any distribution election then in effect. This provision shall not be effective unless all other plans required to be aggregated with the Plan under Code Section 409A are also terminated and liquidated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination, unless any individual who was eligible under the Plan is excluded from participating thereunder for such three (3) year period.

Except as provided in Paragraphs a. and b. above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that terminates the Plan but that does not qualify for accelerated distribution under Code Section 409A shall instead be construed as an amendment to discontinue further benefit accruals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable elections by the Outside Director, with respect to the Outside Director’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to the Outside Director or a beneficiary.

ARTICLE 12

Government and Other Regulations

12.1. The obligation of the Company to make payments or issue or transfer and deliver shares of Common Stock under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect and required by governmental entities and the stock exchanges on which Common Stock is traded.

ARTICLE 13

Miscellaneous Provisions

13.1. Plan Does Not Confer Shareholder Rights: Neither an Outside Director nor any person entitled to exercise the Outside Director’s rights in the event of the Outside Director’s death shall have any rights of a shareholder with respect to the shares subject to an Option, Share Election or any Share Units held in the Outside Director’s Share Accounts, except to the extent that, and until, such shares shall have been issued upon the exercise of each Option, transfer of shares pursuant to a Share Election or the delivery of shares in respect of the Outside Director’s Share Accounts.

13.2. No Assets: No stock, cash or other property shall be deliverable to an Outside Director in respect of the Outside Director’s Share Accounts until the date or dates identified pursuant to Article 8 or Article 9, and an Outside Director’s Share Units shall be reflected in an unfunded account established for such Outside Director by the Company. Payment of the Company’s obligation with respect to an Outside Director’s Share Accounts shall be from general funds, and no special assets (stock, cash or otherwise) have been or shall be set aside as security for this obligation.

13.3. No Transfers: An Outside Director’s rights to payments under Article 8 and/or Article 9 are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by an Outside Director’s creditors or the creditors of his or her beneficiaries, whether by operation of law or otherwise, and any attempted sale, transfer, assignment, pledge, or encumbrance with respect to such payment shall be null and void, and shall be without legal effect and shall not be recognized by the Company.

13.4. Unsecured Creditor; No Trust Fund: The right of an Outside Director to receive payments under Article 8 and/or Article 9 is that of a general, unsecured creditor of the Company, and the obligation of the Company to make payments constitutes a mere promise by the Company to pay such benefits in the future. Further, the arrangements contemplated by Article 8 and Article 9 are intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

13.5. Designation of Beneficiary: Each Outside Director or former Outside Director entitled to any payments under Article 8 and/or Article 9 from time to time may designate a beneficiary or beneficiaries to whom any such payments are to be paid in case of the Outside Director’s death before receipt of any or all of such payments. Any designation shall revoke all prior designations by the Outside Director or former Outside Director, shall be in a form prescribed by the Company and shall be effective only when filed by the Outside Director or former Outside Director, during his or her lifetime, in writing with the Treasurer of the Company. References in the Plan to an Outside Director’s “beneficiary” at any date shall include such persons designated as concurrent beneficiaries on the director’s beneficiary designation form then in effect. In the absence of any such designation, any balance remaining in an Outside Director’s or former Outside Director’s Share Accounts at the time of the director’s death shall be paid to such Outside Director’s estate.

13.6. Plan Expenses: Any expenses of administering the Plan shall be borne by the Company.

13.7. Use of Exercise Proceeds: Payment received from Optionees upon the exercise of Options shall be used for the general corporate purposes of the Company, except that any stock received in payment may be retired, or retained in the Company’s treasury and reissued.

13.8. Indemnification: In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act in connection with the adoption, administration, amendment or termination of the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf. To the extent that Code Section 409A applies to payments made pursuant to this Section, the payments shall be completed on or before the latest date permitted for payments made pursuant to an indemnification or expense reimbursement provision.

13.9. Withholding Taxes: The Company may, in its discretion, require an Outside Director to pay to the Company at the time of exercise of an Option or issuance of Common Stock under the Plan the amount that the Company deems necessary to satisfy its obligation, if any, to withhold Federal, state or local income, FICA or other taxes incurred by the reason of the exercise or issuance. An Outside Director shall satisfy the federal, state and local withholding tax obligations arising in connection with the exercise of an Option or issuance of Common Stock under the Plan in a manner acceptable to the Committee.

13.10. No Guarantee Of Tax Treatment: The Company does not guarantee to any Outside Director or any other person with an interest in an Option or other entitlement of an Outside Director under the Plan that any such Option or other entitlement intended to be exempt from Code Section 409A shall be so exempt, or that any Option or other entitlement intended to comply with Code Section 409A shall so comply, and nothing in the Plan obligates the Company or any affiliate to indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

13.11. Miscellaneous Distribution Rules.

a. Accelerated Distribution Following Section 409A Failure. If an amount under the Plan is required to be included in a Participant’s income under Code Section 409A prior to the date such amount is actually distributed, the Outside Director shall receive a distribution, in a single sum, within ninety (90) days after the date it is finally determined that the Plan fails to meet the requirements of Code Section 409A. The distribution shall equal the amount required to be included in the Outside Director’s income as a result of such failure.

b. Permitted Delay in Payment. If a distribution required under the terms of the Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

ARTICLE 14

Effective Date

14.1. The Plan became effective on May 2, 1998 and was amended on May 3, 2003, April 29, 2006 and January 1, 2009. The Plan, as further amended herein, shall become effective on April 24, 2010.

MOTOR

HARLEY DAVIDSON

COMPANY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

HARLEY-DAVIDSON, INC.

M19964-P90721

HARLEY-DAVIDSON, INC.

3700 W JUNEAU AVENUE

MILWAUKEE, WI 53208

For 1. Approval of amendments to the Harley-Davidson, Inc. Against Abstain

Restated Articles of Incorporation to eliminate the

classified board structure and approval of an adjournment

of the Annual Meeting to implement the amendments. 5. Shareholder Proposal to Adopt Simple Majority Vote.

3. Approval of the Amended and Restated Harley-Davidson, Inc.

Director Stock Plan.

4. Ratification of selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

For address changes and/or comments, please check this box and write them on the back where indicated.

01) Barry K. Allen

02) Richard I. Beattie

03) Judson C. Green

04) N. Thomas Linebarger

Election of Directors:

Nominees:

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 23, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time on April 23, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

A. Company Proposals — The Board of Directors

recommends a vote FOR all the nominees listed

below, FOR Proposal 1, FOR Proposal 2,

FOR Proposal 3, and FOR Proposal 4.

B. Shareholder Proposal — The Board of Directors

recommends a vote AGAINST Proposal 5.

2. Approval of the Harley-Davidson, Inc. Employee

Incentive Plan.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

For Against Abstain

To withhold authority to vote for any individual

nominee(s), mark “For All Except” and write the number(s)

of the nominee(s) on the line below.

For

All

Withhold

All

For All

Except

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 24, 2010 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints Keith E. Wandell and John A. Olin and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 5, 2010 at the Annual

Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 24, 2010 and at any adjournment or postponement of the meeting (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Wandell and Olin are each authorized to vote:

(a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and

(b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (i) the listed director nominees; (ii) approval of amendments to the Harley-Davidson, Inc.

Restated Articles of Incorporation to eliminate the classified board structure and approval of an adjournment of the Annual Meeting to implement the amendments

(Proposal 1); (iii) approval of the Harley-Davidson, Inc. Employee Incentive Plan (Proposal 2); (iv) approval of the Amended and Restated Harley-Davidson, Inc.

Director Stock Plan (Proposal 3); and (v) ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (as auditors) (Proposal 4).

The Board of Directors recommends a vote AGAINST the Shareholder Proposal to adopt simple majority vote (Proposal 5).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

PLEASE VOTE USING THE TELEPHONE OR VIA THE INTERNET OR, TO VOTE BY MAIL, MARK, SIGN AND DATE THIS PROXY CARD AND

RETURN IT PROMPTLY USING THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M19965-P90721

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Address Changes/Comments: